     As Filed with the Securities and Exchange Commission on August 4, 2000.
                                                            Registration No.:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                MSU CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

          Florida                             6770                          22-274288
(State or Other Jurisdiction           (Primary Standard                (I.R.S. Employer
    Of Incorporation or            Industrial Classification          Identification No.)
       Organization)                      Code Number)

     Elder House, 526-528 Eldergate, Central Milton Keynes, MK9 1LR, England
                               011 44 1908 232100
               (Address, Including Zip Code, and Telephone Number,
         Including Area Code, Registrant's Principal Executive Offices)


                                 Darran H. Evans
     Elder House, 526-528 Eldergate, Central Milton Keynes, MK9 1LR, England
                               011 44 1908 232100
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, Of Agent for Service)


                                   Copies To:
                              Gerald A. Adler, Esq.
                              Mary P. O'Hara, Esq.
                               Bondy & Schloss LLP
                               6 East 43rd Street
                               New York, NY 10017
                              Phone: (212) 661-3535
                               Fax: (212) 972-1677

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on the form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ---------------------
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                             Proposed            Proposed
                                           Dollar             Maximum            Maximum          Amount of
 Title of Each Class of Securities      Amount to be      Offering Price        Aggregate        Registration
          to be Registered               Registered        Per Share(1)     Offering Price(1)       Fee(2)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 ......     75,000 Shares         $ 2.00               150,000              40
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 ......  3,370,000 Shares         $ 1.00             3,370,000             890
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 ......     23,250 Shares         $ 3.00                69,750              18
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(3) ...    168,333 Shares         $ 3.00               504,999             133
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(4) ...    250,000 Shares         $ 3.00               750,000             198
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(5) ...     45,833 Shares         $ 1.50                68,749              18
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(6) ...  1,000,000 Shares         $ 0.50               500,000             132
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(7) ...    301,000 Shares         $ 3.38             1,017,380             269
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(7) ...     60,000 Shares         $ 3.13               187,500              50
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(7) ...    347,500 Shares         $ 2.50               868,750             229
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(8) ...    300,000 Shares         $ 3.00               900,000             238
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(9) ...  3,397,900 Shares         $ 3.00            10,193,700           2,691
-------------------------------------------------------------------------------------------------------------
Total .................................................................        $18,580,828          $4,906
=============================================================================================================

-------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 357(i) of the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Represents Common Stock reserved for issuance upon conversion of 8% and 6% Convertible Promissory Notes.

(4) Represents Common Stock reserved for issuance upon conversion of 10% Convertible Promissory Notes.

(5) Represents Common Stock payable by Registrant as interest on outstanding notes.

(6) Represents Common Stock reserved for issuance upon exercise of common stock purchase warrants issued December 1998.

(7) Represents Common Stock reserved for issuance upon exercise of options.

(8) Represents Common Stock reserved for issuance upon exercise of common stock purchase warrants issued January 2000.

(9) Represents Common Stock reserved for issuance upon exercise of common stock purchase warrants issued May and June 2000.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED AUGUST 4, 2000



                                  Prospectus



                                MSU CORPORATION


                       9,338,816 Shares of Common Stock
                          Offered by MSU Shareholders


     Certain shareholders of MSU Corporation are using this prospectus to offer 9,338,816 shares of common stock of MSU. MSU is not selling these shares itself and will not receive any of the proceeds of their sale. MSU will bear all costs relating to the offer and sale of the shares, which it expects will be approximately $65,000. However, the selling shareholders will pay any commissions, fees and discounts of underwriters, brokers, dealers or agents.


Timing and Price:                          The selling shareholders will sell the shares
                                               whenever they choose  to do so at the market
                                               price for MSU's common stock at the  time of
                                               each sale.


Closing bid and ask prices of MSU's
common stock on July 28, 2000:             1-1/4 and 1-5/16



Market:                                    OTC Bulletin Board



Trading symbol:                            "MUCP:OB,"


     The selling shareholders may sell these shares directly to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from either the selling shareholders or the purchasers of the shares or both of them.


     Look carefully at the risk factors beginning on page 6 of this prospectus.


     Neither the SEC nor any other regulatory body has approved these shares or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.


     The Securities may be offered by the selling shareholders from time to time in transactions (which may include block transactions) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices.





                THE DATE OF THIS PROSPECTUS IS AUGUST   , 2000

                             AVAILABLE INFORMATION

     The Company is subject to certain informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located in New York at Seven World Trade Center, 13th Floor, New York, New York 10048 and in Los Angeles at 5670 Wiltshire Blvd., 11th Floor, Los Angeles, CA 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of certain fees prescribed by the Commission. In addition, the Commission maintains a web site that contains reports and other information filed through the Electronic Data Gathering, Analysis and Retrieval by the Company which can be accessed over the Internet at http://www.sec.gov.

     This prospectus constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") which MSU filed with the SEC on August 4, 2000. MSU will likely amend the Registration Statement and this prospectus. This prospectus omits certain of the information contained in the Registration Statement, and we are incorporating that information by reference to the Registration Statement and to the exhibits contained in it. This means that the information contained in the Registration Statement is legally a part of this document although it is not actually contained in it. For further information with respect to MSU and the shares being offered you may obtain a copy of the Registration Statement from the Commission. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     MSU will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request of such person, a copy of any and all of the information incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Requests should be directed to MSU Corporation at its principal executive offices, Elder House, 526/528 Elder Gate, Central Milton Keynes MK9 1LR, England.

     MSU intends to furnish its shareholders with annual reports containing its audited financial statements after the end of each fiscal year and make available such other periodic reports as it may deem appropriate or as may be required by law.

                              PROSPECTUS SUMMARY


     The following summary should be read together with the more detailed information, MSU's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.


The Company


     MSU Corporation, formerly Capital Acquisition Company, was incorporated in Florida in 1986. MSU Corporation conducted no substantive business until October 1994 when all of the outstanding shares of MSU Public Limited Company, an England and Wales company formed under the Companies Act of 1985 ('MSU PLC'), were exchanged for Capital Acquisition shares. The exchange was treated for financial reporting purposes as a reverse acquisition, or purchase of Capital Acquisition by MSU PLC. MSU PLC owns all of the outstanding shares of Web2u Limited, formerly called MSU (UK) Limited ('Web2u Limited'), an England and Wales company formed under the Companies Act of 1985. Web2u Limited was formed in March 1991 and began operating in March 1992. MSU's business is based in the United Kingdom and is conducted almost exclusively by Web2u Limited, its second tier subsidiary. In February 1997, MSU US Operations Inc., a North Carolina corporation and a wholly owned subsidiary of MSU Corporation ('MSU US'), was formed to act as a sales company in the United States, marketing and selling products developed by MSU. However, it has remained dormant since its incorporation.

     In this prospectus, unless we state otherwise, when we refer to "MSU", we are usually referring to MSU Corporation, MSU PLC, Web2u Limited, and MSU US as a group.

     MSU operates primarily through Web2u Limited which is principally engaged in the design and development of software, computer chips and chipsets principally for use in high volume consumer electronic products. Most of the Company's chips incorporate multiple functions, thereby eliminating the need for multiple chips and permitting a more efficient printed circuit board design and a diminished risk of malfunction and error, at a lower cost. The current focus of MSU is on the sale and further development of its set top Internet Access Device, or IAD, to be used in conjunction with televisions and telephones.

     The IAD is a low cost, easy to use, small set top device which provides access to the Internet and on-line services via a telephone connection, standard television set and wireless keyboard. Currently, most users access the Internet and on-line services via personal computers, which represent both a cost and technology barrier to many consumers. Version 2 of the IAD is currently in production. The next generation of the IAD, the Version 3 product, is currently being developed and is based upon MSU's proprietary ISP Chip-version 3.

     In 2000, MSU started to generate revenues from sales of IADs which, it believes, should result in further revenues accruing to MSU in subsequent periods. However, prior to December 31, 1999 most of MSU's revenues came from development arrangements and no paid royalties.

     To date, MSU has developed several consumer electronic products on its own behalf as a result of development contracts or arrangements with manufacturers based in China, Taiwan, Germany, the United States, Hong Kong and the United Kingdom. These contracts have typically provided for payment of development and/or license fees to MSU and royalties on sales of products utilizing MSU's chips or chipsets.

     MSU was incorporated in June 1986. MSU's executive offices are located at Elder House, 526/528 Elder Gate, Central Milton Keynes MK9 1LR, England and its telephone number is 011 44 1908 232100.

The Offering

Securities...............   The securities being registered hereby include
                            9,338,816 shares of common stock, of which 3,468,250
                            shares of common stock are already issued; 464,166 shares underlie the conversion rights of certain convertible notes previously sold by MSU; and 5,406,400 shares underlie warrants and options issued by MSU.

Common Stock.............   MSU is authorized to issue 50,000,000 shares of
                            common stock, of which approximately 29,051,000 shares are currently outstanding. Holders of common stock are entitled to receive dividends as the Board of Directors may, from time to time, declare out of funds legally available therefor. To date, MSU has not declared or paid any cash dividends with respect to its common stock. Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.
                            Upon any liquidation, winding up or dissolution, holders of common stock are entitled to receive pro rata, all assets of MSU available for distribution after payment of debts and other liabilities of MSU.

Risk Factors.............   An investment in the shares of MSU involves a high
                            degree of risk, and therefore, anyone who cannot afford a loss of their entire investment should not purchase them. The factors set forth under "Risk
                            Factors" should be carefully reviewed, as well as other information in this Prospectus, before purchasing any of the shares. See "Risk Factors."

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table presents summary historical consolidated financial information for the nine months ended March 31, 2000 (unaudited) and March 31, 1999 (unaudited) and the fiscal years ended June 30, 1999, 1998 1997 and 1996 and certain balance sheet information, which information has been derived from and should be read in conjunction with MSU's Report on Form 10-Q for the nine months ended March 31, 2000 and the audited Consolidated Financial Statements and the notes thereto for the year ended June 30, 1999.




                                                    Nine months
                                                  ended March 31,
                                             --------------------------
                                                 2000          1999
                                       (In thousands, except for share data)
Income Statement data
Total revenue .............................   $    398      $    10
Cost of revenues ..........................       (395)          (7)
(Loss) income from operations .............     (3,025)      (2,343)
Net (loss) income .........................     (3,434)      (2,341)
Earnings deficiency .......................     (3,434)      (2,341)
Net (loss) income per common
 Share -- basic and fully diluted .........   $  (0.13)     $ (0.12)
Balance Sheet data
Working capital (deficiency) ..............     (1,117)      (1,282)
Cash and cash equivalents .................        206           68
Total assets ..............................      1,440        1,402
Total current liabilities .................      2,255        1,439
Long term debt ............................        505          690
Total Shareholders Equity
 (Deficit) ................................     (1,321)        (726)



                                                                    Year ended June 30
                                             -----------------------------------------------------------------
                                                 1999          1998          1997         1996         1995
                                                           (In thousands, except for share data)
Income Statement data
Total revenue .............................   $     32      $  4,179      $  1,480     $    393     $  1,596
Cost of revenues ..........................        (53)           (8)         (651)         (66)        (604)
(Loss) income from operations .............     (3,496)          286        (2,113)      (1,402)        (882)
Net (loss) income .........................     (9,685)          292        (2,107)      (1,397)        (878)
Earnings deficiency .......................     (9,685)           --        (2,107)      (1,397)        (878)
Net (loss) income per common
 Share -- basic and fully diluted .........   $  (0.47)     $   0.02      $  (0.13)    $  (0.10)    $  (0.07)
Balance Sheet data
Working capital (deficiency) ..............      1,521        (4,401)       (1,556)      (1,896)      (2,662)
Cash and cash equivalents .................      2,604           166           859           55          228
Total assets ..............................      3,341         2,573         2,086          164          363
Total current liabilities .................      1,294         4,646         2,677        1,980        2,983
Long term debt ............................        505            --         1,830           --           --
Total Shareholders Equity
 (Deficit) ................................      1,542        (2,074)       (2,421)      (1,816)      (2,620)

                                 RISK FACTORS

     The following risk factors should be carefully considered together with the other information presented in this prospectus, including the financial statements and notes thereto, before investing in the shares.


Risks Associated with Our Financial Position

     We have incurred significant operating losses, have an accumulated deficit and are uncertain about MSU's future operating results. MSU has never earned significant revenues, and, prior to December 31, 1999, any revenues it earned were primarily from development and licensing arrangements. Since the establishment of its business, MSU has incurred significant losses. In the nine month period ended March 31, 2000, MSU incurred a net loss of approximately $3,434,000 of which approximately $441,000 arose through non-operating expenses. At March 31, 2000, there was an accumulated deficit of $19,960,000 and a deficit of shareholders equity of $1,321,000. For the fiscal year ended June 30, 1999, MSU incurred a net loss of approximately $9,685,000, of which $6,189,000 arose through non-operating expenses, and while there was an accumulated deficit of $16,526,000 on June 30, 1999, it had total shareholders' equity of $1,542,000 at that date. Also, for the fiscal year 1997, MSU incurred a net loss of $2,107,000. Although MSU experienced a net profit of $292,000 in fiscal 1998, it had an accumulated deficit of approximately $2,073,000 on June 30, 1998.

     MSU will likely lose more money at least through fiscal 2000 and possibly into fiscal 2001 as it further develops, upgrades and markets its products and spends additional capital to develop its infrastructure and organization to support anticipated operations. We cannot be certain whether the products developed by MSU will be marketed or sold, or if sold, whether such products will be accepted by consumers. Because of this, we cannot be certain whether MSU will ever earn a significant amount of revenues or profit, or, if it does, that it will be able to continue earning such revenues or profit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our auditors have expressed doubt about MSU's viability as a going concern. MSU's independent accountants have included an explanatory paragraph in their report on MSU's financial statements for the years ended June 30, 1999, 1998, 1997 and 1996, which states that (i) MSU has suffered and continues to suffer significant losses from its operations; (ii) MSU has an accumulated deficit; (iii) MSU continues to have negative cash flows from operations; and
(iv) MSU has a very limited client base. These factors, among others, raise substantial doubt about MSU's ability to continue as a going concern. See "Financial Statements and Report of Independent Certified Public Accountants" included elsewhere in this prospectus.


Business Factors that May Adversely Affect Our Operations

     Only a limited number of products that employ MSU's chips have been sold. Products that incorporate MSU's chips or chipsets were initially manufactured, under development contracts and other special arrangements, in relatively small quantities which were intended to be used as samples or prototypes prior to any actual production for distribution purposes. In previous years, approximately 18,500 of MSU's earlier version IADs were sold through agreements with Mitac, Inc., a Taiwanese Corporation ("Mitac") and Zilog Corporation.

     In fiscal 2000, commercial production commenced and to date approximately 46,000 IADs have been ordered from Shanghai Thakral Industrial Corp. of which approximately 10,000 have been manufactured (there is an approximate three month lead time) and approximately 8,000 sold to 8 customers. We cannot however assure our investors that any more products using MSU's software will ever be manufactured, marketed or sold to the public.

     We depend heavily on third parties to develop, manufacture and distribute products using MSU's chips. MSU depends upon the manufacturing, marketing, financial, technological and other abilities of third parties with which we have established, or are attempting to establish, commercial relations, to develop, manufacture and market products using our chips or chipsets. If we are unable to maintain or establish the requisite third party commercial relations, additional products using our chips or chipsets may not be successfully manufactured, marketed or sold. If any such third party fails to commit sufficient resources to maintain the proper development, manufacturing or marketing of our products, MSU's reputation, business relationships, and product acceptance could be hurt. In addition, MSU will have little, if any, control over the timing or methods employed in the manufacture, marketing or sale of such products.

     We may not have adequate insurance to cover against losses caused by third parties using our products. If any products utilizing MSU's chips or chipsets perform poorly, are inferior in quality or do not achieve market success, such flaws may become associated with MSU's chips and chipsets. Presently, we believe that our insurance coverage may be inadequate in light of current and prospective trading agreements. However, we are currently determining the extent of insurance coverage needed and, once this is established, we will seek to put appropriate coverage in place. However, we cannot assure investors that we will be able to obtain adequate coverage.

     We depend heavily on our ability to develop new products and respond to rapid technological changes. The multimedia, consumer electronics, computer and hardware and software industries are characterized by rapidly changing telecommunications technology, evolving industry standards and frequent introductions of new products. The broad array of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until one or more of such technologies gain widespread acceptance. MSU's success will depend upon our ability to anticipate such technological changes, adapt our products, introduce competitive products with features that meet changing customer requirements, and remain competitive in terms of price and product performance. We cannot assure our investors that we will be able to meet any of these demands. Any material failure of MSU to meet any of these demands would adversely affect the use and acceptance of our chips and chipsets and the introduction and sale of products using our chips or chipsets, and would increase the likelihood that competitive products would become broadly accepted. We cannot assure our investors that we will successfully anticipate technological changes or that products developed by others will not render obsolete or commercially unviable our chips and chipsets and the products using such chips and chipsets.

     We depend heavily on certain key personnel and on our ability to attract qualified personnel. MSU depends heavily on the experience of certain key personnel including certain of its executive officers, software programmers, designers and engineers who contribute to the development and production of our chips, chipsets and products. If we were to lose the services of one or more of these key employees, before a qualified replacement could be obtained, this could have a material adverse effect on our business, financial condition or results of operations.

     MSU has entered into an employment agreement with Darran Evans, the Chief Executive Officer which provides for three months notice of termination of employment. This agreement does not contain covenants restricting Mr. Evans's activities during or after his employment. MSU Corporation has also entered into employment contracts with three directors, Messrs. Holloway, Snowdon and Phillips, and with six employees which do restrict certain of their activities for one year, in respect of the directors, and six months, in respect of the employees, after their departure from MSU. MSU does not have key-man life insurance on any key personnel, and does not believe that it can presently afford to purchase such insurance.

     The multimedia, telecommunications, consumer electronics and computer industries are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Our current employees may not continue to work for MSU and, if they do not, we may not be able to obtain the services of additional personnel, whether for replacement purposes or for new positions, necessary for MSU's growth and success.

     We face the pressures of a competitive industry. The market for multimedia, consumer electronics, computer, telecommunication and Internet products is highly competitive. Numerous competitors have commercialized, are developing or are expected to introduce hardware, software and other products that are or may be directly competitive with MSU's products. Some of MSU's current and potential competitors have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than MSU as well as substantially larger research and development staffs and facilities. These companies also have greater name recognition and market presence, longer operating histories and larger customer bases than MSU.

     MSU expects that as this market rapidly develops, brand name companies will attempt to develop and launch their own product into the direct competitive market. MSU will also face competition from PCs as they decline in price, WAP (wireless application protocol) phones as the technology progresses, together with numerous other products that offer a variant of connectivity to the Internet.

     Competitive factors could result in price reductions or increased spending on product development, marketing and sales that would adversely affect MSU's ability to compete and to be profitable. Accordingly, MSU may not be able to compete successfully against its present competitors or potential competitors, and such competition could have a material adverse effect on MSU's business, financial condition or results of operations. In addition, to the extent that any of MSU's competitors are able to develop products similar to MSU's products, such competitor may have a competitive advantage over MSU.

     MSU's ability to compete successfully depends, in part, on our ability to protect our intellectual property and proprietary technology in the United Kingdom, the United States and other countries. MSU has no issued patents but we rely on a combination of trade secret protection, confidentiality agreements and licensing agreements with strategic partners, employees, consultants, vendors and licensees. We believe that the two dimensional design representation prepared for each of MSU's chips is protected under the UK Copyright, Designs and Patent Act of 1988, which requires no registration with respect to such technology, and that the three dimensional aspects of each of our chips, including the electronic routes in the silicon, are protected under the UK Topography Rights. We believe that MSU's chip technology is entitled to comparable protection under the US Copyright Act of 1976 and the Semiconductor Chip Protection Act of 1984. Although the Semiconductor Chip Protection Act does not require registration, the failure to register results in the loss of benefits after the passage of two years from the first commercial sale of a chip. We have not registered any of MSU's chips under such Act; however we intend to do so within the prescribed period. We believe that patents for ASIC Chip technology are rarely granted because of rapid technology changes and the relative ease of designing around such patents.

     MSU cannot assure its investors that any patent will be issued as a result of any application that may be filed, or that if a patent is issued, the claims will be sufficiently broad to provide effective legal protection or monopoly. In addition, any patent issued to MSU may be challenged, invalidated or avoided by design around efforts. Moreover, the rights granted under any such patent may not provide the desired competitive advantages to MSU, and MSU's competitors may independently develop or patent technologies that are substantially equivalent or superior to MSU's technologies. Such patents may also be subservient to other dominant patents. Accordingly, MSU may be unable to protect certain technology relating to its chips.

     MSU's license agreements prohibit unauthorized disclosure of its technology to third parties. In cases where MSU has contracted with third parties in foreign countries, these provisions may be difficult to enforce in such countries despite the existence of any applicable international treaties or conventions designed to protect rights to technology. MSU is aware that third parties may attempt to reverse engineer MSU's technology. There can be no assurance that MSU's confidentiality agreements will not be breached, or that MSU would have adequate remedies for any such breach. There can be no assurance that MSU's technology may not otherwise become known or be independently discovered by competitors. Under United Kingdom law, copyrights and mask rights related to technology designed and developed by independent contractors, while commissioned by MSU for such purpose, remain the property of MSU, unlike in the United States where an assignment of such rights from the independent contractor would be necessary to attain ownership of all such rights.

     MSU has registered trademarks for the names: (i) Wynpeg in the United Kingdom, Hong Kong, Taiwan and the United States; (ii) Slipstream in the United Kingdom; and (iii) Web2u (applications) in the United Kingdom, China, the European Union, Hong Kong, Japan, Singapore, Taiwan, and the United States. In addition, applications have been filed for the registration of the Envoy trademark in the United Kingdom, China, Hong Kong, Europe, Japan, Taiwan, Singapore and in the United States. There can be no assurance that these trademark registrations will be accepted or, if accepted, will later not be canceled or invalidated or that MSU's rights will not be subject to rights of prior users. MSU relies heavily on trademark protection under common law. There can be no assurance that such common law rights will not be limited or invalidated by third parties.

     The IAD browser software consists of a program which is proprietary to MSU. Copyright exists in computer programs and, copying by any customer or competitor of either the source code, object code or "look and feel" of the program will be an infringment of MSU's proprietary rights. In the United States, such protection is governed by the the Copyright Act Title 17 of the US Code. In Europe, the provisions of the 1991 Directive on the Legal Protection of Computer Programs has been implemented by member states in their domestic laws. In Japan, protection is secured by the 1985 & 1986 amendments to the Copyright Act which expressly provides for protection for computer programs. Similar laws exist in other international jurisdictions for the protection of computer programs whereby states have subscribed to the 1987 Berne Convention and the "1996 WIPO (World Intellectual Property Organization) Copyright Treaty". Such laws may not protect MSU from development of software which is similar to MSU's or from copying and modifying MSU's source or object code for another purpose.

     We have very few customers who purchase our products. To date we have had only a limited number of customers through whom we have generated most of the revenues we have earned. Prior to December 31, 1999, MSU had no customers that frequently and systematically purchased its products. MSU's revenue for the fiscal year ended June 30, 1997 was largely attributable to four companies, and for the year ended June 30, 1998 it was virtually all attributable to a licensing arrangement with one customer, American Interactive Media Inc. For the year ended June 30, 1999, there were no significant sales and in the year ending June 30, 2000, and to date, while a number of sales and marketing agreements have been signed, revenues have been generated from only eight customers. Unless the products developed or to be developed in conjunction with customers, are manufactured, marketed and sold, no future revenues are likely to be received from existing arrangements. MSU could be materially adversely affected if no products developed in conjunction with the companies with which it has arrangements are ultimately manufactured, marketed and sold.

     Our operating results may fluctuate. If MSU is able to generate significant revenues, MSU expects that its operating results will fluctuate as a result of changes in composition of its revenues, the occurrence and timing of new product introductions, if any, by MSU or by third parties that MSU develops products with, and MSU's expenditures on research and development. Should MSU derive revenue from sales of its products, chips and chipsets to and/or royalties or licence fees from third parties, based on the sale of products utilizing MSU's chips and chipsets, MSU's revenue will vary with demand for such products. Any revenue may be affected by the seasonal nature of the market for consumer electronics, multimedia and computer products. Such demand may increase or decrease as a result of a number of factors that cannot be predicted and which are not within MSU's control, such as consumer preferences and product announcements by competitors.

     We engage in international agreements and operations and could be adversely affected by changes in exchange rates. MSU has entered into contracts with manufacturers and distributors located in the United States, India, Australia, Taiwan and the Peoples Republic of China. MSU's international operations will subject it to various government regulations, export controls and the normal risks involved in international operations and sales. A majority of MSU's revenue to date have been received in US dollars; however, MSU's main operating subsidiary conducts business in pounds sterling. Any decline in the value of pounds sterling against the US dollar will have the effect of decreasing MSU's earnings when stated in US dollars. MSU currently does not engage in any hedging transactions that might have the effect of minimizing the consequences of currency fluctuations and does not intend to do so in the immediate future.

     All of the manufacturing of our IADs is currently undertaken in China. At present, Thakral is the only manufacturer of customized IADs using MSU's chips and software. Should Thakral cease to manufacture the IADs, MSU's business, financial condition or results of operation could be adversely affected. However, in June 2000 MSU concluded a manufacturing agreement with a second supplier, Flex International UK Limited. ('Flextronics'), for the manufacture of the Version 3 IAD in Scotland, although no production has yet begun.

Peoples Republic of China. MSU's interests may be adversely affected by the political and economic environment in China. China is a communist country which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Changes in the top political leadership of the Chinese government may have a significant impact on policy and the political and economic environment in China. The economy of China differs significantly from the economy of the United States and western Europe in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self sufficiency, rate of inflation and balance of payments position, among others. Only recently has the Chinese government encouraged substantial private economic activities. Moreover, economic reforms and growth in China have been more successful in certain provinces than in others, and the continuation or increase of such disparities could affect political or social stability. All of this could adversely affect Thakral's business or its arrangement with MSU and, thereby, the manufacture of IADs using MSU's chips and software.

     China does not have a well developed consolidated body of laws governing enterprises with foreign investments. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion. Any adverse legal change or decision could affect MSU's relationship with Thakral and/or Thakral's ability to manufacture IADs using MSU's chips and software.


Factors that May Adversely Affect Our Financial Results

     Our stock price can be highly volatile. The price of MSU's common stock could fluctuate significantly in response to variations in operating results and other factors. Our common stock has demonstrated this kind of volatility in the past. In addition, the stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Such fluctuations may adversely affect the price of MSU's common stock.

     MSU has issued many options, warrants and convertible notes which are currently outstanding. As of the date of this prospectus, we had outstanding stock options, warrants and convertible notes relating to an approximate aggregate of 10,503,000 shares of Common Stock at exercise or conversion prices ranging from $0.35 to $5.00 per share. Of this amount, approximately 8,975,000 shares are subject to immediate exercise or conversion. Conversion or exercise of such options, warrants and notes will dilute the equity interest of each of MSU's shareholders. Moreover, this could adversely affect the terms upon which MSU will be able to obtain additional equity capital, since the holders of such options, warrants and notes can be expected to exercise or convert them at a time when MSU would likely be able to obtain any needed capital on terms more favorable to MSU than the exercise or conversion terms provided in such securities.

     We do not plan to pay dividends. MSU has never declared or paid any cash dividends on its common stock, and we do not expect to pay dividends in the short term. We expect to retain our earnings, if any, and use them to finance the growth and development of our business.

     We are unable to locate certain of MSU's corporate records. For the period from approximately September 1994 through December 1995, MSU has no access to a significant portion of its corporate records, other than drafts and copies of certain documents, making it difficult to conclude that certain corporate matters were properly effected. We believe matters were effected properly; however we cannot confirm this with total certainty.

     The so called "Penny Stock Rule" could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid. Trading in MSU's securities is conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that MSU has less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the preceding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. MSU's Common Stock is presently subject to the regulations on penny stocks, which could have a severe adverse effect on the market liquidity for its common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market.

     Many outstanding shares of MSU Corporation's common stock will be eligible for public sale in the near future. As of the date of this Prospectus, MSU had approximately 29,051,000 shares of Common Stock issued and outstanding. Of these shares, approximately 14,743,000 are freely tradable without restriction or registration under the Securities Act. The remaining shares of outstanding Common Stock were issued by MSU in private transactions in reliance upon exemptions from registration under the Securities Act. Such shares may be sold only pursuant to an effective registration statement filed by MSU or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of MSU, may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from MSU or an affiliate of MSU. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of MSU (and who has not been an affiliate of MSU for 90 days prior to the sale) and who has beneficially owned shares acquired from MSU or an affiliate of MSU for over two years may resell the shares without compliance with the foregoing requirements under Rule 144.

     MSU cannot predict the effect, if any, of future sales of shares, or the availability of shares for future sale, on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices. See "Description of Securities."

     Forward Looking Statements. This prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.


                                USE OF PROCEEDS

     MSU will not receive any proceeds from the sale of the shares by the selling shareholders.


                                DIVIDEND POLICY

     MSU has not paid cash dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. MSU currently intends to retain future earnings, if any, to fund the development and growth of its business. The payment of future cash dividends by MSU on its Common Stock will be at the discretion of the Board of Directors and will depend on MSU's earnings (if any), financial condition, cash flows, capital requirements, and contractual prohibitions with respect to the payment of dividends and other consideration as the Board of Directors may consider relevant.

                                CAPITALIZATION


     The following table sets forth the actual capitalization of MSU as of March 31, 2000 (unaudited) and June 30, 1999.


                                                                   March 31,      June 30,
                                                                      2000          1999
                                                                  -----------   ------------
                                                                      $000          $000
Debt:
   Short-term debt ............................................         825             75
   Long-term debt .............................................         505            505
Shareholder's equity
   Common Stock, $0.01 par value; 50,000,000 shares authorized;
    25,631,202 and 25,364,262 shares issued and outstanding at
    March 31, 2000 and June 30, 1999 respectively .............         256            254
   Additional paid-in capital .................................       8,644         17,854
   Other ......................................................        (261)           (40)
   Accumulated deficit ........................................     (19,960)       (16,526)
      Total shareholders' equity (deficit) ....................      (1,321)         1,542
Total capitalization ..........................................           9          2,122

     The above table does not reflect the sale of 3,290,000 shares of common stock in May and June 2000 at $1.00 per share for cash.


                         MARKET PRICE OF COMMON STOCK


     Since May 24, 1995, bid and ask quotations of MSU's Common Stock have been reported by the National Association of Securities Dealers ("NASD") Electronic Bulletin Board under the symbol "MUCP." The following table sets forth the range of high and low bid quotations for the years indicated without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions.



                           Range of Bid Information


                                                        High          Low
                                                    -----------   -----------
       Fiscal year ended June 30, 2000:
       Quarter ended June 30, 2000 ..............       $2.94         $1.34
       Quarter ended March 31, 2000 .............       $5.00         $2.44
       Quarter ended December 31, 1999 ..........       $3.69         $2.03
       Quarter ended September 30, 1999 .........       $5.63         $2.94

       Fiscal Year ended June 30, 1999:
       Quarter ended June 30, 1999 ..............       $7.12         $1.30
       Quarter ended March 31, 1999 .............       $2.94         $1.00
       Quarter ended December 31, 1998 ..........       $1.56         $0.40
       Quarter ended September 30, 1998 .........       $1.56         $0.34


     On July 28, 2000, the closing bid and asked prices were $1-1/4 and $1-5/16 per share, respectively and there were approximately 300 holders of MSU Corporation's common stock, excluding those shares of common stock held in street name.

                            SELECTED FINANCIAL DATA

     The following selected financial data has been derived from the financial statements of MSU. The financial statements for the nine month periods ended March 31, 2000 and 1999 are unaudited. The financial statements for each of the fiscal years in the five-year period ended June 30, 1999 have been audited by Moore Stephens Lovelace, P.A., independent certified public accountants. The following selected financial data should be read in conjunction with and are qualified in their entirety by the MSU Corporation consolidated Financial Statements and the notes thereto included elsewhere in this Registration Statement.

     The following table presents summary historical consolidated financial information for the nine months ended March 31, 2000 and March 31, 1999 (unaudited) and the fiscal years ended June 30, 1999, 1998, 1997, 1996 and 1995 and certain balance sheet information, which information has been derived from and should be read in conjunction with MSU's Report on Form 10-Q for the nine months ended March 31, 2000 and the Consolidated Financial Statements and the notes thereto for the year ended June 30, 1999.



                                              Nine months
                                            ended March 31,
                                       --------------------------
                                           2000          1999
                                       -----------  -------------
                                   (In thousands, except share data)
Income Statement data
Total revenue .......................    $   398      $    10
Cost of revenues ....................       (395)          (7)
(Loss) income from operations .......     (3,025)      (2,343)
Net (loss) income ...................     (3,434)      (2,341)
Earnings deficiency .................     (1,397)        (878)
Net (loss) income per common
 Share -- basic and fully diluted ...     $(0.13)      $(0.12)
Balance Sheet data
Working capital .....................     (1,117)      (1,282)
Cash and cash equivalents ...........        206           88
Total assets ........................      1,440        1,402
Total current liabilities ...........      2,255        1,439
Long term debt ......................        505          690
Total Shareholders Equity
 (Deficit) ..........................     (1,321)        (726)



                                                              Year ended June 30,
                                       -----------------------------------------------------------------
                                           1999          1998          1997         1996         1995
                                       -----------  -------------  -----------  -----------  -----------
                                                    (In thousands, except per share data)
Income Statement data
Total revenue .......................    $    32        $4,179        $1,480       $  393       $1,596
Cost of revenues ....................        (53)           (8)         (651)         (66)        (604)
(Loss) income from operations .......     (3,496)          286        (2,113)      (1,402)        (882)
Net (loss) income ...................     (9,695)          292        (2,108)      (1,397)        (878)
Earnings deficiency .................     (9,685)           --        (2,107)      (1,397)        (878)
Net (loss) income per common
 Share -- basic and fully diluted ...     $(0.47)        $0.02        $(0.13)      $(0.10)      $(0.07)
Balance Sheet data
Working capital .....................      1,521        (4,401)       (1,556)      (1,896)      (2,662)
Cash and cash equivalents ...........      2,604           166           859           55          228
Total assets ........................      3,341         2,573         2,086          164          363
Total current liabilities ...........      1,294         4,646         2,677        1,980        2,983
Long term debt ......................        505            --         1,830           --           --
Total Shareholders Equity
 (Deficit) ..........................      1,542        (2,074)       (2,421)      (1,816)      (2,620)

Exchange Rates

     MSU PLC and Web2u Limited conduct a significant amount of their operations in pounds sterling. References to $ in this prospectus are to US dollars and in many instances represent translations of pounds sterling into dollars at specified rates. These translations should not be construed as representations that the pound sterling amounts actually represent such dollar amounts. Unless otherwise stated, the translations of pounds sterling into dollars have been made at the average rate for the year indicated. The following table sets forth, for the periods indicated, certain information concerning the rates of pounds sterling per dollar:



Fiscal Year          At End      Average
Ended June 30      Of Period     Rate(1)     High(2)     Low(2)
---------------   -----------   ---------   ---------   -------
1996 ..........       .65          .65         .69        .61
1997 ..........       .60          .62         .64        .59
1998 ..........       .60          .60         .62        .60
1999 ..........       .63          .61         .63        .60
2000 ..........       .66          .63         .66        .61

------------
(1) Represents the average of the rates on the last day of each month during the relevant period.
(2) Represents the highest and lowest rates used in the average rate calculation

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This prospectus contains forward looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act, including without limitation statements regarding MSU's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this prospectus are based on information available to MSU at the date of this prospectus, and MSU assumes no obligation to update any such forward-looking statements. MSU's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under 'Risk Factors' and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.


Overview

     The consolidated financial statements include the accounts of MSU Corporation, MSU PLC, Web2u Limited and MSU US Operations Inc. All significant inter-company accounts have been eliminated in the consolidated financial statements.

     MSU operates primarily through Web2u Limited which is principally engaged in the design and development of software, computer chips and chipsets principally for use in high volume consumer electronic products. Most of MSU's chips incorporate multiple functions, thereby eliminating the need for multiple chips and permitting a more efficient printed circuit board design and a diminished risk of malfunction and error at a lower cost. The current focus of the Company is on the development and sale of the IAD to be used in conjunction with television and telephones.

     During the nine month period ended March 31, 2000, significant software and hardware modifications to the IAD were completed and MSU has commenced production, through Shanghai Thakral Electronic Industries Corp. of the latest 4 megabyte version of the proprietary IAD. MSU is continuing to develop the software, which will provide enhanced Internet features.

     The nine month period to March 31, 2000 saw significant change in the management of MSU as it began to place greater focus on production and sales. The appointment of Darran H. Evans as Chief Executive Officer and a member of the Board of Directors and further appointments into executive positions reflected the objectives of MSU in commercializing the products that have already been successfully developed. In addition to changes in the executive team, MSU welcomed Jeffrey N. Green and Stephen W. Coles to the Board of Directors. Messrs. Green and Coles provide more depth and add an American presence to the Board, reflecting the importance of international markets to the success of MSU. The Board now is comprised of eight members.

     Management believes that initial revenues arising from the more aggressive sales and marketing strategies that are now being pursued will continue to be seen during the current quarter.

     Through January and February 2000, MSU sold $750,000 of its 10% convertible promissory notes. The notes are due on the earlier of December 31, 2000 or out of the proceeds of an offering made by MSU that raises a minimum of $5,000,000 prior to that date. The notes are convertible into shares of common stock at $3.00 per share but if at any time during the term of the notes, the closing market bid price of the common stock equals or exceeds $6.00 per share for a period of 30 consecutive days, the notes shall be automatically converted. Attached to each $50,000 of the notes are warrants to purchase 20,000 shares of common stock at $3.00 per share on or before December 31, 2001. In the event that the noteholders do not elect to convert their notes into shares of common stock, MSU may not have sufficient funds available to repay the notes. Interest is payable on the notes on June 30 and December 31 with MSU having the option to pay interest in the form of common stock at a 10% discount to the closing bid price on the day before each interest payment is due.

     Through December 1998 and January 1999, MSU issued $505,000 of its convertible promissory notes which are collateralized by 500,000 shares of common stock in American Interactive Media, Inc. and by pledges of over 3,000,000 shares of common stock in MSU owned by the Trustees of The MSU Employees Discretionary Trust and 250,000 shares owned by William D. Snowdon. These promissory notes are convertible at any time at a conversion price of $3.00 per share on or before December 2001. To the extent that the loans are not converted they will be repayable at par in December 2001. Interest is due on these notes at between 6% and 8% per annum and has been paid up to December 2001 through the issuance of common stock at a price of between $0.72 and $0.75 per share. In the event that the noteholders do not elect to convert their promissory notes into shares of common stock, MSU may not have sufficient funds available to repay the promissory notes.

     MSU expects that it is likely to incur net losses through fiscal 2000 and possibly into fiscal 2001 as it attempts to further develop, upgrade and market its products and to develop its infrastructure and organization to support anticipated operations, including anticipated product demand. The foregoing statement is a forward looking statement that involves risks and uncertainties. MSU is likely to incur net losses beyond fiscal 2000 if anticipated revenues from orders of customized IADs are not realized. Such orders in respect of the IADs assume, without limitation, approval of final production samples by potential purchasers; acceptance by and demand for the customised IADs by consumers; satisfactory product performance, including chip and software performance; modem approval from the local or national telephone company, and the ability of the products to compete successfully in an extremely competitive marketplace. MSU believes such assumptions are reasonable, however should any one of such assumptions prove to be unfounded, MSU could incur net losses beyond fiscal 2000 and/or be unable to continue as a going concern. The foregoing factors raise substantial doubt about MSU's ability to continue as a going concern without sufficient funds to meet its cash requirements. There can be no assurance that MSU will be able to obtain sufficient funds to enable it to continue as a going concern.

     MSU anticipates that if revenues from trading operations are not generated in the coming months, it will, at least in the short term, have to continue to fund a significant portion of its operations through private sales of equity securities to and/or borrowings from third parties, to the extent such sources of capital are available to MSU. MSU also intends to further develop its infrastructure and organization to support its anticipated operations activity, although it has limited funds to address these concerns presently.

     The markets for MSU's products have only recently begun to develop, are rapidly evolving and are highly competitive, with some competitors having greater resources than MSU. MSU and its prospects must be considered in light of the substantial risks, expenses and difficulties facing MSU. There can be no assurance that MSU will be successful in addressing any of the foregoing risks, that it will be successful in implementing its strategy, that it will ever achieve profitability or that it will be able to continue as a going concern. See Report of Independent Auditors and Company's financial statements referred to elsewhere in this prospectus.


Results of Operations

Revenues

     MSU has only recently commenced sales of its IAD and consequently, currently has only a limited number of customers which frequently and systematically purchase its products or retain its services.

     Sales in the nine months ended March 31, 2000 of approximately $397,000 were to eight customers, most of which were based in the United Kingdom. Revenues reported to the end of March 2000 relate only to the selling price of the IAD, and MSU expects in the future to report on-going revenues relating to these sales.

     Revenues during the years ended June 30, 1999, 1998 and 1997 were approximately $32,000, $4,179,000 and $1,480,000, respectively. Comparison of revenues during the year ended June 30, 1999 with previous years is not meaningful as in fiscal 1999, apart from the sale of a small number of samples, there was no revenue generated as MSU continued to concentrate its efforts on further software and hardware developments of its IAD. In fiscal 1998, the revenues derived almost entirely from the license fees received from American Interactive Media, Inc. In fiscal 1997, the revenues derived principally from chip sales, license and development fees, and royalty fees paid in connection with the sale of IADs. Typically MSU's development arrangements provide for royalties and/or license fees to be paid to MSU if the customer sells products developed in conjunction with MSU and/or incorporating MSU's proprietary technology. To date, apart from the license fees and royalties receivable in 1998 from American Interactive Media, Inc. and in 1997 in connection with the sale of the earlier version IADs, none of these development arrangements have resulted in royalty or continuing license revenue to MSU. MSU would be materially adversely effected if customers fail to manufacture, market or sell products developed in conjunction with MSU.

     During the years ended June 30, 1999, 1998 and 1997, MSU's revenues were principally derived from none, one (AIM) and four customers (American Interactive Media, Inc., Zilog, C Cube and Mitac), respectively. A concentration of revenues in such a small number of customers, where the loss of one customer could have a material adverse effect on the business, could be of concern. However MSU is not currently contemplating any further sales to these companies and, as mentioned above, current sales are to other companies.

     MSU's revenues by geographic region during the nine months ended March 31, 2000 and the years ended June 30 1999, 1998 and 1997 were approximately as follows:


Location                    2000($)     1999($)       1998($)       1997($)
------------------------   ---------   ---------   ------------   ----------
Europe .................    297,000      2,000          8,000           --
Far East ...............    100,000     17,000             --      730,000
North America ..........         --     13,000      4,171,000      750,000

     Revenues in 1998 increased by approximately 182% compared to 1997, but because the 1998 revenues were derived principally from one source, comparison between the years is not meaningful. Other significant revenues were not generated in 1999 or in 1998 (other than the license revenue from American Interactive Media, Inc.) as MSU concentrated its efforts on further software developments of its proprietary IAD and the Envoy chip.

Cost of Revenues

     Reported costs of revenues in the nine months ended March 31, 2000 of approximately $395,000 at 99% of revenues are significantly higher than would be expected to be reported on an ongoing basis due to costs involved with the initial production run.

     The cost of revenues for the years ended June 30, 1999, 1998 and 1997 were approximately $53,000, $8,000 and $651,000 respectively. Cost of sales in the year ended June 30, 1999 mostly related to the direct production cost of samples which have been expensed to the extent that MSU considers such cost is not recoverable. As a percentage of revenues, cost of revenues were approximately 168% in 1999, 0.2% in 1998 and 44% in 1997.

     The cost of revenue fluctuations in 1999, 1998 and 1997 are due to variations in gross margins as between license fees, chip sales, support services and development services. The gross margin on license fees is 100%, that on development and support services is usually approximately 90% to 95% while the gross margin on chip sales until 1997 was usually approximately 48% to 54% depending on the number and type of chips purchased. However in fiscal 1997 most of the chip sales (approximately $600,000) were to Mitac and were sold at cost.

Research and Development Expenses

     Research and development expenses generally consist of expenditure related to the Company's development of its chips and prototype products, such as the ISP Chip, the Envoy Chip, and the television set top Internet Access Device and specific research and development performed pursuant to development arrangements with third parties. It excludes all overhead costs other than employee, independent contractor, development tool and prototyping costs. All research and development costs have been fully expensed.

     For the nine months ended March 31, 2000 research and development expenses increased by approximately $286,000 over $1,132,000 for the nine months ended March 31, 1999 which reflects the significant increase in resources which MSU has been able to deploy in this area following the successful raising of additional capital in the fourth quarter of fiscal 1999. The fluctuations from period to period reflect the varying demands for research and development which are dictated by technological changes and the need for MSU's products to remain competitive and commercially viable, and the requirements of MSU's customers. MSU has been focused on the development of 'Version 3' of its IAD which is now in the prototype stage and which will begin to be produced commercially during the next fiscal quarter. Additionally MSU will continue to develop its proprietary software. The nature of the IAD enables software downloads to be provided to customers upon release.

     For the years ended June 30 1999, 1998 and 1997, research and development costs were approximately $1,556,000, $1,409,000 and $1,386,000, respectively. As a percentage of revenues, research and development expenses were approximately 490% in 1999, 34% in 1998 94% in 1997 and 318% in 1996.

Selling General and Administrative Expenses

     Selling, general and administrative and other expenses principally consist of the cost of employees (other than those dedicated to research and development) advertising and promotional costs, which are charged to operations as incurred, communication, rent and occupancy costs; and professional fees.

     Selling, general and administrative and other expenses for the nine months ended March 31, 2000 increased by approximately $412,000 from $1,050,000 in the same period of 1999. The increase in the nine months ended March 31, 2000 is primarily due to an increase in personnel, marketing and promotional costs in this period during which the Company announced the formation of a business alliance in the United States; distribution and support agreements in the United Kingdom; and a licensing agreement in India, all of which are referred to in more detail above. In general terms, MSU has begun to develop during the nine months ended March 31, 2000 a structured and professional sales and marketing framework to exploit the current product. Investment in this area is likely to increase during the next year.

     Selling general and administrative expenses were approximately $1,686,000, $1,211,000 and $1,486,000 for the years ended June 30, 1999, 1998 and 1997, respectively. The 39% increase in expenses in 1999 is primarily due to the non-recurring costs of an external review of MSU's objectives and strategy and to the consequent management reorganization of approximately $250,000. The 18% decrease in such expenses in 1998 compared to 1997 is primarily due to a reduction in personnel, marketing and promotional costs in this year during which MSU was concentrating on the development of its products.

Depreciation Expense

     Depreciation is calculated using the straight line method over the estimated useful lives of MSU's depreciable assets which consist principally of electronics equipment used in the design and testing of MSU's products.

     Depreciation expense was approximately $65,000 for the nine month period ended March 31, 2000 and was approximately $74,000, $50,000 and $44,000 for the fiscal years ended June 30, 1999, 1998, 1997, respectively.


Interest Expense

     Interest expense for the nine months ended March 31, 2000 decreased by approximately $24,000 from $106,000 in the corresponding period in 1999. Interest expense in the current year represents interest payable on promissory notes totaling $580,000 through the first two quarters, and on a further $750,000 of promissory notes that were issued in the third quarter of fiscal 2000.

     Interest expense was approximately $158,000, $298,000 and $26,000 for the fiscal years ended June 30, 1999, 1998 and 1997, respectively. The interest expense in 1999 is mainly attributable to the interest on the $2.3 million 10% convertible promissory notes issued in 1997 which were either converted or repaid in fiscal 1999, together with interest on the 6% and 8% convertible promissory notes issued in December 1998 and January 1999. The interest expense in 1998 was principally due to an interest cost of approximately $230,000 in respect of the 10% convertible promissory notes and $68,000 in respect of short term loan financing received during the year. The interest expense in 1997 was principally due to the interest of $17,600 paid in respect of certain bridge financing.

Loan Cost Amortization and Registration Costs

     Amortization of deferred financing costs approximated $918,000 for the year ended June 30, 1998. These costs were incurred in connection with the sale of the 10% convertible promissory notes between June and September 1997 and include the costs associated with the preparation, filing and subsequent withdrawal of a Registration Statement on Form S-1 in connection with the shares underlying the notes. All such costs have now been fully expensed.

Non-Operating Income (expense)

     In the nine months ended March 31, 2000 MSU capitalized and immediately charged to expense approximately $441,000 of discount associated with convertible note issuances during the period.

     In 1999 MSU recorded an impairment loss on its investment of approximately $2,500,000 in shares of AIM common stock which declined in market value as MSU believes that the decline in market value to be permanent. Additionally during 1999 MSU capitalized and immediately charged to expense approximately $3,670,000 of discount associated with convertible note issuances during fiscal 1999.


Liquidity and Capital Resources

     MSU has financed its current operations primarily through private sales of unregistered equity and debt securities.

     For the nine-month period ended March 31, 2000 cash used in operating activities of approximately $3,406,000 was attributable to MSU's net loss for the period of approximately $3,434,000. Cash flows used in investing activities of approximately $106,000 during such period related mainly to the acquisition of computer equipment.

     Cash flows from financing activities of approximately $1,073,000 for the nine months ended March 31, 2000 were attributable to an issue of new convertible notes of $150,000 which were later converted into shares of common stock at a conversion price of $2 per share; an issue of $750,000 of new convertible notes in January and February 2000; and to the sale of 175,750 shares of common stock for $169,125 (mostly as a result of a former director exercising options).

     At March 31, 2000 MSU's principal source of liquidity was approximately $206,000 in cash.

     For the year ending June 30, 1999 cash used in operating activities of approximately $2,512,000 was primarily attributed to MSU's net loss for the year of approximately $9,685,000. Cash flows from financing activities of approximately $4,996,000 were mainly attributable to (i) the sale of new convertible promissory notes of $3,670,000 in May 1999, which were converted at $2.00 per share in June 1999; (ii) the sale of common stock during the year for approximately $1,014,000; and (iii) the proceeds from the sale of 6% and 8% secured convertible promissory notes for $505,000.

     Capital expenditures were approximately $107,000 for the fiscal 1999 which mainly relates to the acquisition of electronic equipment. MSU currently estimates that capital expenditures for fiscal 2000 will be approximately $1,000,000. MSU has no material commitments, other than an operating lease and six employment agreements, of which four are with directors.

     The sale of 3,290,000 shares of common stock, which realized cash of $3,290,000 million in May and June 2000, (of which $1.5 million has been applied towards a standby letter of credit with Flextronics), together with the cash flows generated by operations, has been sufficient to meet MSU's working capital requirements through to June 30, 2000. MSU anticipates that further cash will be required for its working capital and capital expenditure through fiscal 2001. The preceding statement is a forward looking statement which assumes the realization of revenue from conditional and forecasted purchase orders. Such forward looking statement is subject to certain risks and uncertainties which could cause actual results to differ materially from those set forth but not limited to approval of final production samples of the IADs by potential customers; acceptance by and demand for such product by consumers; satisfactory product performance; and the ability of such products to successfully compete in an extremely competitive market place. To satisfy the balance of any future liquidity requirements, MSU will attempt to sell additional equity or debt securities and/or obtain additional credit facilities to the extent it is able to do so, for which there can be no assurance. The sale of additional equity or convertible debt securities will result in additional dilution to MSU's stockholders. There can be no assurance that MSU's liquidity requirements will be met or that it will be able to continue as a going concern.

                                   BUSINESS


Business Development

     MSU Corporation, formerly Capital Acquisitions Company ("Capital Acquisition"), was incorporated in Florida in 1986. MSU Corporation conducted no substantive business until October 1994 when all of the outstanding shares of MSU Public Limited Company, an England and Wales company formed under the Companies Act of 1985 ("MSU PLC") were exchanged for Capital Acquisition shares (the "Exchange"). The Exchange was treated for financial reporting purposes as a reverse acquisition or purchase of Capital Acquisition by MSU PLC. MSU PLC in turn owns all of the outstanding shares of Web2u Limited, formerly called MSU
(UK) Limited ("Web 2 Limited"), an England and Wales company formed under the Companies Act of 1985. Web2u Limited was formed in March 1991 and commenced operations in March 1992. MSU's business is based in the United Kingdom and is conducted almost exclusively by Web2u Limited, its second tier subsidiary. In February 1997, MSU US Operations Inc., a North Carolina corporation and a wholly owned subsidiary of MSU Corporation ("MSU US") was formed to act as a sales company, in the United States, marketing and selling products developed by MSU. However it has remained dormant since its incorporation.

     Unless the context otherwise requires, references in this prospectus to 'MSU' refer to MSU Corporation, MSU PLC, Web2u Limited and MSU US.


General Overview

     MSU operates primarily through Web2u Limited which is principally engaged in the design and development of software, computer chips and chipsets principally for use in high volume consumer electronic products. Most of the Company's chips incorporate multiple functions, thereby eliminating the need for multiple chips and permitting a more efficient printed circuit board design and a diminished risk of malfunction and error at a lower cost. The current focus of MSU is on the sale and further development of the IAD to be used in conjunction with television and telephones.

     The IAD is a low cost, easy to use, small set top device which provides access to the Internet and on-line services via a telephone connection, standard television set and wireless keyboard. Access to the Internet and on-line services is conventionally via PCs, which represent both a cost and technology barrier to many consumers. Version 2 of the IAD is currently in production. The next generation of the IAD, the Version 3 product, is currently being developed and is based upon MSU's proprietary ISP Chip-version 3.

     In 2000 MSU has started to generate revenues from sales of its IADs which, it believes, should result in further revenues accruing to MSU in subsequent years. However, prior to December 31, 1999 most of MSU's revenues came from development arrangements and licensing agreements.

     MSU has also developed prototype electronic products with particular emphasis on prototype consumer electronic products. Prototype electronic products developed by MSU are almost exclusively based on MSU's proprietary chips and chipsets. These prototype products are used for demonstrations and marketing presentations to consumer electronic manufacturers and others with an interest in MSU's chip technology and products.

     To date, MSU has developed numerous consumer electronic products on its own behalf as a result of development contracts or arrangements with manufacturers and distributors based in China, Taiwan, India, Australia, the United States and the United Kingdom. These contracts have typically provided for payment of development and/or license fees to MSU and royalties on sales of products utilizing MSU's chips or chipsets.

     Other than in the very limited circumstances as described more fully herein no products developed pursuant to development contracts have been sold and no royalties have been received. In most instances, MSU has no control over a third party's manufacturing, marketing or purchasing decisions, and accordingly their can be no assurance that any developed products will be manufactured, marketed or sold. In fiscal 1998, MSU's revenues were derived almost entirely from license fees. In fiscal 1999, apart from a very small amount of income mostly derived from sample sales, MSU had no income.

     In October 1993, MSU Limited entered into several agreements with IBM pertaining to the development of software and hardware for consumer multimedia units using the Slipstream ASIC Chip -- version 4.5. See "MSU -- Chip Technology." In April 1995, after all development projects contemplated by the agreements had been completed IBM advised MSU that it had determined not to pursue, at that time, the consumer multimedia product market and that it would not announce prior to July 1995 a product using the intellectual property developed by MSU in conjunction with and licensed to IBM. IBM retains a non-exclusive license to use such intellectual property. Additionally any major enhancements to and replacement of such intellectual property as well as other technology developed by MSU must be offered first to IBM in writing. MSU has offered its Internet Access Device, Web2u, and related ISP Chip technology to IBM and IBM has advised MSU of its rejection of such offer. MSU has not yet offered the Envoy Chip or the Wynpeg Chipset to IBM.

Chip Technology

     Slipstream Application Specified Integrated Circuit ("Slipstream ASIC Chip"). The Slipstream ASIC Chip is a multi-function chip which provides graphics capability and high quality sound for multimedia systems. The Slipstream ASIC Chip incorporates (i) a video generator, that generates the video signal from digital information; (ii) a graphics accelerator, that controls memory and access to digital information allowing the manipulation and control of images; and (iii) digital signal processors, that allow the compression and decompression of data from CDs permitting the storage of massive amounts of data necessary for the storage and retrieval of images. These functions are typically achieved through the use of a group of chips in series.

     Computer image creation begins with the creation of pixels. Pixels are individual picture elements that make up a video display such as a computer or television screen. Each pixel contains information that is defined by the signal or program, such as a movie or video game, that it is displaying. The more information that may be held in each unit, the sharper and the more defined the image. As computer hardware is able to process the information in a signal or program with greater speed, the information projected in each pixel may be changed more quickly, creating an improved illusion of motion, animation and shading of images on the computer screen. The Slipstream ASIC Chip generates and processes the pixel information necessary for image creation and movement. Because conventional computer discs and storage devices are unable to store efficiently the additional amount of data necessary in each pixel and within each time frame to generate images adequately, MSU's Slipstream ASIC Chip makes use of CD technology and uses a CD interface and a graphics accelerator for enhanced retrieval. The Slipstream Chip further enhances retrieval from the CD using a digital signal processor that interfaces to a digital-to-analog converter and makes use of the advanced CD compression techniques. The signals are compressed to allow for more effective and efficient storage. The Slipstream ASIC Chip also includes algorithms which eliminate unimportant or redundant data so that storage space is not wasted.

     The Slipstream ASIC Chip-version 4.5 is available in silicon. MSU's prototype generic (Video) CD Player is based upon the Slipstream ASIC Chip. See "Products."

     Internet Services Processor ("ISP Chip"). The ISP Chip is a version of the Slipstream ASIC Chip designed for use in Internet products such as MSU's IAD. See "Products." Prior prototype Consumer Internet Access Devices used the Slipstream ASIC Chip. The ISP Chip provides more Internet related features (at a lower cost) than the Slipstream ASIC Chip. The ISP Chip is a graphics and sound processor which also provides interfacing and logic for the CPU and system memory. The ISP3 Chip is available in Silicon.

     CD Services Chip ("Envoy Chip"). The Envoy Chip reduces the complexity in compact disc drive systems and the cost of interfacing to compact disc drives in both PC's and consumer CD products. The Envoy Chip replaces six chips typically used within a CD mechanism. The three principal electronic components of a compact disc player are the servo processor, signal processor and micro controller. The Envoy Chip provides the servo, signal and control functions. The Envoy Chip is also suitable for CD ROM applications as it can replace principal components along the data path. The Envoy Chip is available in Silicon.

     M-Peg Chipsets ("Wynpeg Chipsets"). The Wynpeg Chipset incorporates the Slipstream ASIC Chip and another non-proprietary chip that implements the decoding standards of the Motion Picture Experts Group. M-PEG is an international standards body that defined a world-wide standard for the compression of video data called Philips White Book Video M-PEG Standard. MSU's Wynpeg chipset is capable of decompressing video signals in accordance with such standard.

Products

     Internet Access Device. MSU's Internet Access Device, Web2u, is a low cost, easy to use, small set top device which provides access to the Internet and on-line services via a telephone connection, standard television set and wireless keyboard. Access to the Internet and on-line services is conventionally via PCs, which represent both a cost and technology barrier to many consumers. Version 2 of MSU's Internet Access Device is currently in production. The next generation Version 3 product is based upon the ISP Chip-version 3.

     MSU has developed and is continuing to modify the software contained in its IAD. The software is stored on memory chips and hard coded in the IAD. The software enables users to interact with the Internet via its e-mail and browser functions. Significant software modifications to the IAD have been completed since its conception. MSU can deliver, and has delivered, software updates to IADs sold and in use which is accomplished by downloading software via the Internet or from a licensed on-line or Internet service provider. It is anticipated that software development will continue, and updates and improvements will be made available via the Internet to existing users. Although steps will be taken by MSU to protect its software from unauthorized modifications, there can be no assurance that unauthorized modifications will not occur.

     MSU's IAD has been demonstrated internationally to manufacturers and others and has experienced significant interest in the IAD and related technology.

     During fiscal 1997 and 1998 approximately 15,000 devices were manufactured and either sold to commercial customers or were purchased from Mitac by MSU and sold as production samples to other potential customers.

     In 1999, 5,000 devices incorporating the latest software release were manufactured by Thakral, many of which are currently being used as production samples by a number of potential customers. Further production orders have been placed with Thakral in 2000, and of these, approximately 5,000 units have been delivered so far, and further deliveries are pending.

     MSU had an agreement with Mitac which granted a non-exclusive license to Mitac to manufacture and sell MSU's IAD, including the ISP Chipset and software. The agreement also provided for a royalty payment by Mitac in addition to sharing the profits from product sales. The agreement was mutually rescinded during fiscal 1999 and MSU no longer licenses to Mitac

     On May 6, 1998 MSU entered into a licensing agreement with American Interactive Media Inc. ("AIM") whereby MSU granted to AIM a world-wide non-exclusive license in respect of the MSU proprietary intellectual property relating to the IAD. The consideration for the license was $1,150,000 in cash and 560,000 restricted shares of common stock in AIM of which 60,000 shares were issued directly to Capitol Bay Securities and Daybreak Fund LLC in settlement of short term funding received of $314,985, together with accrued interest and other fees owing.

     This agreement, which supersedes all previous agreements with AIM, grants AIM a non-exclusive world wide license to make, use, modify, have made, sell, market and distribute the software embedded or used by MSU in the development or manufacture of its proprietary IAD. The agreement also grants MSU, a non-exclusive world-wide license from AIM to make, have made, copy, sell and market AIM's Frames software for incorporation into Internet access browsers including the Frames software and to sub license others to do so.

     The manufacturing agreement with Thakral grants a non-exclusive license to Thakral to manufacture and sell MSU's Internet Access Device using the ISP chipset, the related software and all related intellectual property. The agreement provides for the sale by Thakral of the finished and packaged IADs to MSU and/or its OEM customers. MSU is to make payment for the supply of the IADs to it or its OEM customers by issuing an irrevocable letter of credit in favour of Thakral in the value of each purchase order. MSU has agreed to supply Thakral with ISP Chipsets at a fixed price per set during the term of the agreement.

     In January 2000, MSU signed a licensing agreement with JadooNet.com Ltd. ("JadooNet"), a joint venture between Salora International Ltd. and Infoquest E-Commerce Pvt Ltd., for the license, manufacture and sale of the Web2u Internet Set Top Box in India. JadooNet will exclusively manufacture and market the IAD in India and also sell it into Bangladesh, Nepal and Sri Lanka. MSU will receive a license fee per unit produced and will sell certain components of the IAD to JadooNet. MSU will also help customize the product for the markets covered by the Agreement. As part of this agreement, each of MSU and JadooNet will receive options to purchase shares in the other, in an agreed upon amount of 3.5 percent of the outstanding capital stock of each company. JadooNet is incorporated in India with its registered office in Bombay. It is a strategic partner of Salora International Ltd., which is a manufacturer and marketer of a variety of electronic products. Salora began introducing television sets into the Indian market in 1977. It presently manufactures and/or markets television sets, speakers, Panasonic fax machines, printers, and digital cameras. It also sells color monitors and cordless phones under its own brand. An on-going strategy for Salora has been to introduce new technology into the Indian market with foreign partners. Salora possesses three manufacturing facilities in India and has its own research and development staff. Infoquest E-Commerce Pvt Ltd. is an Internet incubator with business interests in innovative Internet access devices, Internet payment portals, an IT retail chain, and IT-enabled services.

     The June 2000 manufacturing agreement with Flextronics grants a non-exclusive license to Flextronics to manufacture and sell to MSU its IAD using the ISP chipset, the related software and all related intellectual property for a period of one year following which the agreement is automatically renewed for separate but successive one year terms; although the agreement does permit termination on 90 days written notice by either party. The agreement provides for the sale by Flextronics of the finished and packaged IADs to MSU and payment is to be made by MSU within 30 days from the date of the invoice. As part of the agreement, in order to minimize the financial risk to Flextronics, MSU has been required to issue a standby documentary credit to Flextronics for $1.5 million which expires May 30, 2002.

     Generic (Video) CD Player. A prototype Generic CD Player, based on the Slipstream ASIC Chip, is a multi media product capable of use as a video CD player, audio CD player, and for a photo CD and Karaoke. This CD based multi media product consists of a conventional CD player equipped with an internal audio amplifier; a karaoke function which has the ability to run stereo sound track and produce graphics on the screen with overlaying text for lyrics; and a photo CD compatible with standard photo CDs and capable of supporting Kodak multi session-photo CDs. The prototype Generic CD Player operates with a standard television set.

     MSU has utilized the prototype Generic CD Player for demonstration purposes only. Specific products were designed and developed in connection with development contracts with two manufacturers in Taiwan and China, respectively. To date, no products have been manufactured for sale.

     Consumer PC. The Consumer PC is a CD based consumer product compatible with most PC software and providing Internet connection capability but operating via a standard television set. The Consumer PC resembles a VCR or CD player in both appearance and operation but serves in many capacities including as a video CD player and a PC CD ROM software disc player. The Consumer PC is not currently based on chip technology, but is based on system software designed by MSU. MSU has participated in a Consumer PC product development arrangement with a German manufacturer. Development of the product has been completed, however, to date, no products have been manufactured for sale.


Strategy

     MSU's strategy can be segmented into three specific areas: people, processes, and products. MSU anticipates that this three-fold focus will enable it to attack the Internet related products market aggressively.


People

     The early focus of MSU was driven more by product design than by organizational structure. MSU has begun to reshape its organization to make it function more in line with successful technology based companies. In fiscal 2000 MSU has strengthened its management team and will continue to do so by adding key members as circumstances permit. It will strengthen three areas: overall management of MSU, product development and market understanding and product positioning.

Process

     Secondly, MSU has instituted, and is continuing to review, critical processes around management controls and product development. Such management controls enable MSU to clearly define its financial and technology development targets. Formalized product development processes allow MSU to routinize its existing product development process, leading to increased utilization of its innovation resources.

Product

     Finally, MSU has decided to focus its products around Internet based communication devices. The strategy here is two-fold: firstly, to continue to develop MSU's next generation IAD, and secondly, to drive down the existing price level. MSU believes that it has an advantage from the use of its proprietary technology, and in particular its Internet related software technology. MSU intends to pursue further development of the software technology as it believes that this is an increasingly important aspect of its business.

     In order to support this strategy, MSU anticipates that if revenues from operations are not generated in the coming months, it will, at least in the short term, have to continue to fund a significant portion of its operations through private sales of equity securities to and/or borrowing from third parties, to the extent such sources of capital are available to MSU. In the event these sources of capital are not available to MSU, it would hamper the Company's progress and have a material adverse effect on its financial condition.

     The markets for MSU's products have only recently begun to develop, are rapidly evolving and are highly competitive, with some of the competitors having significantly greater resources than MSU. MSU and its prospects must be considered in light of the substantial risks, expenses and difficulties facing MSU. There can be no assurance that MSU will be successful in addressing any of the foregoing risks, that it will be successful in implementing its strategy, that it will ever achieve profitability or that it will be able to continue as a going concern. See Report of Independent Auditors and Company's financial statements appearing elsewhere in this prospectus.


Support Services

     MSU has provided and will, if requested, continue to provide consulting and other development services pursuant to contracts entered into with consumer electronic manufacturers and others. Company employees assist in, among other matters, identifying trends in consumer preference and generating new product ideas. MSU is involved in the development of software compatible with certain of its products and intends to offer technical support to consumers of its products and hardware and software engineers; however, there can be no assurance that such activities will result in profits to MSU.


Supply and Manufacturing

     United Micro Corporation, a Taiwanese chip manufacturer, has manufactured all of the ISP Chip -- version 2 and ISP Chip --version 3 used in the IAD manufactured by Thakral to date, as well as the Envoy chip. MSU has no written agreement with United Micro Corporation. See "Products -- Internet Access Device." To date MSU has not experienced any significant problems obtaining the requisite number of chips for its operations although its demands have been relatively small. MSU has commenced discussions with other manufacturers for the production of additional chips and chipsets should the need arise. Should demand for MSU's chips and chipsets increase significantly, there can be no assurance that MSU will be able to meet such demand, which could have a material adverse effect on MSU. Arrangements with new manufacturers could result in substantial delays, engineering charges and additional expense.

     MSU has set up manufacturing with Thakral in China. Should this not continue, MSU could be adversely affected in the short term, although there are other companies which can manufacture the product. Thakral is a major Asian consumer company, and sales in China are only possible with local manufacturing facilities.

     In May 2000 MSU announced that it had signed an agreement with Flextronics to manufacture its version 3 IADs in Hamilton, Scotland.

Research and Development

     Since 1992, MSU has been engaged in developing its own chips and prototype products. It has done so independently and pursuant to research and development arrangements. Research is conducted at MSU's facilities located in Milton Keynes and Cambridge, England through engineers and programmers employed by it as well as independent contractors. During the fiscal years ended June 30, 1997, 1998 and 1999, MSU expended approximately $1.4 million, $1.4 million and $1.6 million, respectively on unreimbursed research and development (which excludes all overhead costs other than employee, independent contractor, development tool and prototyping cost), all of which has been expensed. In the nine month period ended March 31, 2000 the amount expended on research and development was $1.4 million

     The multimedia, consumer electronics, computer and hardware and software industries are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products. The broad array of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until one or more such technologies gain widespread acceptance. MSU's success will depend upon its ability to anticipate such technological changes, adapt its products, introduce competitive products with features that meet changing customer requirements, and remain competitive in terms of price and product performance, and there can be no assurance that MSU will be able to meet any of these demands. Any material failure of MSU to meet any of these demands would adversely affect the use and acceptance of MSU's products, chips and chipsets and the introduction and sale of products using MSU's chips or chipsets, and would increase the likelihood that competitive products would become broadly accepted. There can be no assurance that MSU will successfully anticipate technological changes or that products developed by others will not render obsolete or commercially unviable MSU's chips and chipsets and the products using such chips and chipsets.


Intellectual Property and Proprietary Rights

     MSU's ability to compete successfully depends, in part, on its ability to protect its intellectual property and proprietary technology in the United Kingdom, the United States and other countries. MSU has no issued patents but relies on a combination of trade secret protection, confidentiality agreements and licensing agreements with strategic partners, employees, consultants, vendors and licensees. MSU believes that the two dimensional design representation prepared for each of its chips is protected under the UK Copyright, Designs and Patent Act of 1988, which requires no registration with respect to such technology, and that the three dimensional aspects of each of its chips, including the electronic routes in the silicon, are protected under the UK Topography Rights. MSU believes that its chip technology is entitled to comparable protection under the US Copyright Act of 1976 and the Semiconductor Chip Protection Act of 1984. Although the Semiconductor Chip Protection Act does not require registration, the failure to register results in the loss of benefits after the passage of two years from the first commercial sale of a chip. MSU has not registered any of its chips under such Act. It is MSU's belief that patents for ASIC Chip technology are rarely granted because of rapid technology changes and the relative ease of designing round such patents. Despite this, MSU filed patent applications in the United Kingdom and the United States directed to the Slipstream ASIC Chip technology. MSU elected not to continue with the prosecution of these applications, due in large part to a lack of working capital, and the applications have been abandoned.

     A UK Patent application (No. 9706198.0) in respect of the Envoy CD Controller was filed on March 25, 1997. It is MSU's intention to complete the filing of the necessary information to support this application.

     No assurance can be given that any patent will issue from any application that may be filed, or that if a patent does issue, the claims will be sufficiently broad to provide effective legal protection or monopoly. In addition, no assurance can be given that any patent issued to MSU will not be challenged, invalidated or avoided by design-around efforts, that the rights granted under any such patent will provide competitive advantages to MSU or that MSU's competitors will not independently develop or patent technologies that are substantially equivalent or superior to MSU's technologies or that such patents will not be subservient to other dominant patents. Accordingly, MSU may be unable to protect certain technology relating to its chips.

     MSU's license agreements prohibit unauthorized disclosures of MSU's technology to third parties. In cases where MSU has contracted with third parties in foreign countries, these provisions may be difficult to enforce in such foreign countries despite the existence of any applicable international treaties or conventions designed to protect rights to technology. MSU is aware that third parties may attempt to reverse engineer MSU's technology. There can be no assurance that MSU's confidentiality agreements will not be breached, or that MSU would have adequate remedies for any such breach. There can be no assurance that MSU's technology may not otherwise become known or be independently discovered by competitors. Under United Kingdom law, copyrights and mask rights related to technology designed and developed by independent contractors, while commissioned by MSU for such purpose, remain the property of MSU, unlike in the United States where an assignment of such rights from the independent contractor would be necessary to attain ownership of all such rights.

     MSU has registered trademarks for the names:

     (i)   Wynpeg in the United Kingdom (Reg. No. 1572811, effective May 21,
           1994), Hong Kong (Reg. No. 06937/96, effective December 20, 1994), Taiwan (Reg. No. 00708445, effective April 1, 1996) and the United States (Reg. No. 74/718836, effective March 25, 1997).

     (ii)  Slipstream in the United Kingdom (Reg. No. 2114009).

     (iii) Web2u (applications) in the United Kingdom (App. No. GB219254) dated 23 March, 1999, China (App. No. CN99000 4550) dated April 29, 1999,
           European Union (App. No. EM1138221), dated April 10, 1999, Hong Kong (App. No.HK99/04522) dated April 13, 1999, Japan (App. No. JP44644/99) dated May 24, 1999, Singapore (App. No. T99/038960)
           dated April 21, 1999, Taiwan (App. No. TW88023575) dated May 18, 1999, and the United States (App. No. US75/694832) dated April 30, 1999.

     In addition, applications have been filed for the registration of the Envoy trademark in the United Kingdom (Application No. 217809 which MSU is informed by its Patent Attorneys is proceeding to acceptance), China (Application No. 970055064) and Hong Kong (Application No. 97/07465). Applications have also been filed to register the Envoy trademark in the European Community (Application No. 586107), the United States of America (Application No. 75/304,571), Japan (Application No. 124075/97), Taiwan (Application No. 86027777) and Singapore (Application No. s/6442/97).

     There can be no assurance that these trademark registrations will be accepted or, if accepted, will later not be canceled or invalidated or that MSU's rights will not be subject to rights of prior users. MSU relies heavily on trademark protection under common law. There can be no assurance that such common law rights will not be limited or invalidated by third parties.

     The IAD browser software consists of a program which is proprietary to MSU. Copyright exists in computer programs and, copying by any customer or competitor of either the source code, object code or "look and feel" of the program will be an infrigment of MSU's proprietary rights. In the United States, such protection is governed by the the Copyright Act Title 17 of the US Code. In Europe, the provisions of the 1991 Directive on the Legal Protection of Computer Programs has been implemented by member states in their domestic laws. In Japan, protection is secured by the 1985 & 1986 amendments to the Copyright Act which expressly provides for protection for computer programs. Similar laws exist in other international jurisdictions for the protection of computer programs whereby states have subscribed to the 1987 Berne Convention and the "1996 WIPO (World Intellectual Property Organisation) Copyright Treaty". Such laws may not protect MSU from development of software which is similar to MSU's or from copying and modifying MSU's source or object code for another purpose.


Employees

     MSU has 21 employees, including three business development personnel, sixteen technical personnel and two administrators. MSU uses independent contractors for certain research and development matters.

     MSU is highly dependent on the experience of certain key personnel including certain of its executive officers and computer programmers, designers and engineers who contribute to the development and production of MSU's chips, chipsets and other products. If MSU were to lose the services of one or more of these key employees, before a qualified replacement could be obtained, its business could be materially adversely affected.

     The multimedia, consumer electronics and computer industries are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that MSU's current employees will continue to work for MSU or that MSU will be able to obtain the services of additional personnel, whether for replacement purposes or for new positions, necessary for MSU's growth and success. MSU has no current plans to obtain key-man insurance on its key personnel.


Marketing

     MSU markets its products, chips and prototype electronic products through exhibitions (such as Comdex Fall, CES and CeBit) at trade shows (such as ISP Con and Internet World), distributors, strategic partners and potential licensees of its technologies and products. MSU targets corporations in the consumer electronic, telecommunications, multimedia, computer hardware and software industries.

     The period to March 31, 2000 saw substantive progress in positioning MSU to enter its chosen markets. Within the UK, Argos, the largest UK catalogue retailer, listed the IAD in its Spring Summer catalogue from January 30, 2000. Catalogue circulation is forecast at approximately 16 million for the Spring Summer edition. The IAD product has additionally been included in some specialized in store catalogues within the 438 stores operated by Argos. Additionally, within the UK market, Tandy stores, which specialize in consumer electronic products, began offering the IAD in a majority of their stores from February. Tandy, owned by Carphone Warehouse in the UK, operates 228 town center stores in the UK. Tandy also is expected to include the IAD in is its catalogue to be available later in 2000. To ready MSU for these and further incursions into the UK retail market, MSU has established agreements with a distribution and logistics company, Doro Audioline, as well as a product support specialist, Infoteam Managed Services. MSU has entered into an agreement with Doro Audioline to distribute the IAD in selected UK retail and mail order accounts. Doro Audioline is a 25-year old telecommunications firm with extensive experience in the UK markets. Doro Audioline will also provide general warehousing and other distribution services to MSU. The Company has also achieved an agreement with Infoteam to provide consumer and technical support for the IAD product in the UK. Infoteam currently also supports the Sony Playstation\R as well as other electronic products in UK markets.

     Outside the UK market, MSU has chosen to pursue partnering strategies with companies that can provide MSU with immediate commercial advantages.

     In January 2000 agreements were signed with JadooNet.com to provide for the license, manufacture and sale of the Internet set top boxes in India, Sri Lanka, Bangladesh and Nepal details of which are set out under Products -- Internet Access Devices.

     Within the territories of North and South America MSU has entered into a sales agency agreement with Corstar Business Computing Co. Inc., of Hawthorne New York, and McLaughlin International Inc., in San Antonio, Texas to promote and sell MSU's products. Mark McLaughlin is a principal shareholder in MSU, is the controlling principal of McLaughlin International, Inc. MSU has agreed to pay these companies a fee, to be divided equally between them, plus a commission per unit of MSU's products sold. MSU, as additional consideration, granted these companies warrants, and has also agreed to issue additional warrants based upon the sale of additional units of MSU's products See "Products -- Internet Access Devices".

     In May 2000, MSU entered into a memorandum of understanding with African Lakes Corporation PLC for an initial five year exclusive sales and distribution agreement for the IADs in Africa.

     Products that incorporate MSU's chips or chipsets have only been manufactured in limited quantities. There can be no assurance that significant numbers of these products will ever be manufactured, marketed and sold to the public. In connection with the manufacture and sale of such products, MSU is and will continue to be dependent upon the manufacturing, marketing, financial, technological and other abilities of third parties with which it has established, or is attempting to establish commercial relations to develop, manufacture and market products using MSU's chips or chipsets. If MSU is unable to establish the requisite third party commercial relations, products using its chips or chipsets may never be successfully manufactured, marketed or sold. If any such third party fails to commit sufficient resources to complete the proper development, manufacturing or marketing of such products, MSU's reputation, business relationships, and product acceptance could be adversely affected. In addition, MSU will have little, if any, control over the timing or methods employed in the manufacture marketing or sale of such products. Accordingly, if any products using MSU's chips or chipsets, perform poorly, are inferior in quality or do not achieve market success, poor performance may be associated with MSU's chips and chipsets. MSU continues to review the adequacy of its insurance coverage. Presently, MSU believes that its insurance coverage may be inadequate in light of current and prospective trading agreements. However, it continues to endeavor to obtain adequate coverage, although no assurance can be given that adequate insurance will be obtained.


Service Provider

     The company has reached an agreement with British Telecommunications Plc ("BT") in that BTClick, a division of BT, will provide Internet access on IADs supplied to the UK domestic market. As part of this agreement BTClick will provide MSU with a percentage share of all ongoing call revenues that BT receive from calls generated by the product. This agreement does not preclude MSU from discussions with other Internet Service Providers either in the UK or in the other markets in which it wishes to operate. It is anticipated that other service provider agreements will be completed on an ongoing basis.

     MSU is also in discussion with prospective partners who will provide MSU with either a 'Portal Site' or content in various markets that can be utilised on its IAD. These 'Portals' or 'content' will be separate to any Internet Service Provider agreement that may be reached. MSU is also in discussion with a partner who can provide MSU with a 'Search Engine' facility that can be utilised on its products. This search engine will also be separate to any Internet Service Provider and Portal agreement that may be reached.

     Initially the Service Provider, Portal and Search Engine agreements are likely to apply to the UK market, but could be offered to distributors and potential distributors around the world.

     MSU has also recently entered into an agreement with Infoteam Managed Services in UK for them to provide first line technical and consumer help line facilities through their call centre for the UK domestic market

     Other than as referred to above in respect of the UK market, MSU has no agreement with an Internet or on-line service provider. If IADs using MSU's ISP Chip are manufactured and sold to consumers outside of the UK market, arrangements with service providers will be required to ensure that a direct connection between a customized IAD and the Internet can be effected. Such arrangements will be between the service provider and either MSU, the manufacturer or purchasers of the IAD. There can be no assurance that satisfactory arrangements will be entered into with one or more service providers in any or all of the territories in which MSU wishes to operate, or that MSU will enter into any agreement directly with a service provider in these territories, which MSU believes would be preferable. A service provider may agree to use MSU's developed software, as is, or with minimal modifications; jointly to develop new software with MSU, or to develop its own software. It is possible that a service provider could elect to use MSU's software and retain the services of MSU for software, technical and development support. It is also possible that a service provider will purchase the IAD from MSU, the manufacturer or other party, develop and incorporate its own software and sell the IAD to consumers at a significantly lower price. Large service providers will likely prefer to have less dependence on MSU and others. There can be no assurance that a service provider will agree to use MSU's software and retain MSU's services for support which would likely result in greater potential revenues to MSU.


Competition

     The market for Internet access devices, other than PC's is currently underdeveloped, but will become highly competitive over the next few years. Numerous competitors have commercialized, are developing or are expected to introduce either directly competitive or indirectly competitive products.

     For direct competitive product WebTV is the strongest competitor in North American market together with Websurfer. Netgem provides a competitive product in Europe as does Met@box and Easy@TV. There are also numerous Set Top Boxes available on an FOB basis from the Far East.

     MSU expects that as this market rapidly develops that brand name companies will attempt to develop and launch their own product into the direct competitive market. MSU will also face competition from PC's as they reduce in price, WAP phones as the technology progresses, together with numerous other products that offer a variant of connectivity to the Internet.

     Many of MSU's current and potential competitors have greater financial, technical, manufacturing, marketing, distribution and other resources than MSU as well as larger research and development staffs and facilities. Some of these companies also have greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than MSU. In addition, to the extent that any of MSU's competitors are able to develop products similar to MSU's products which become the industry standard, such competitor will have a competitive advantage over MSU.


Significant Customers

     Prior to December 31, 1999 MSU had no customers that frequently and systematically purchase its products. MSU's revenue for the fiscal year ended June 30, 1997 was largely attributable to four companies, and for the year ended June 30, 1998 it was virtually all attributable to a licensing arrangement with one customer, AIM. For the year ended June 30, 1999 there were no significant sales and in the year ending June 30, 2000 while a number of sales and marketing agreements have been signed, revenues have been generated from eight customers. Unless the products developed or to be developed in conjunction with customers, are manufactured, marketed and sold, no future revenues are likely to be received from existing arrangements. MSU could be materially adversely affected if no products developed in conjunction with the companies with which it has arrangements are ultimately manufactured, marketed and sold

     MSU now has agreements with customers to distribute the IAD in the UK (Doro Audioline), India, Sri Lanka, Bangladesh, Nepal (JadooNet), Australia (SurfTV) and Africa (African Lakes). It also has an agreement with a strategic alliance partner (Corstar) for North and South America.

     The agreement with Doro Audioline allows for them to distribute the IAD to specific retail and mail order channels in the UK marketplace. Doro Audioline also provide a warehousing and distribution facility the company uses in the UK

     The agreement with JadooNet provides for license fees and royalty payments to the company by JadooNet for the grant of an exclusive license to manufacture, market and sell the IAD in India, Sri Lanka, Bangladesh and Nepal. MSU also has a cross equity participation agreement with JadooNet.

     The agreement with SurfTV provides them with the right to distribute the IAD throughout all market channels in Australia. There is also the provision that the two companies will work together to look at ongoing revenue sharing opportunities as well as joint product development.

     The agreement with African Lakes provides them with the right to distribute the IAD throughout all market channels in the continent of Africa. This exclusive agreement is for an initial term of five years. It is intended that as the relationship progresses that African Lakes will be provided with a license to manufacture and assemble the IAD in Africa. This will provide MSU with ongoing revenue from royalties and license fees.

     The agreement with Corstar provides MSU with a 'Strategic Alliance Partner' in North, Central and South America

     MSU has also signed agreements with Samuelson Corporation (Spain and Canary Islands) and Millennium Telecom Stores SA (Greece) with a view to their distributing MSU's products in their relevant markets.

     MSU will continue to work closely with these potential distributors and will research other markets that they wish to operate in together with identifying potential new distributors.

     MSU would prefer to work with companies whereby it can participate with them on ongoing revenue opportunities, rather then just supplying the IAD.

Properties

     MSU presently leases:

     (i) Approximately 2,900 square feet of office space at Elder House, 526-528 Eldergate, Central Milton Keynes, MK9 1LR, England. The lease is for a five year term expiring March 21, 2001 and provides for an annual rental of $45,700. MSU is also responsible for taxes, insurance and service charges which should approximate, in the aggregate, to $36,000 annually. Management believes that this leased facility is suitable and adequate for its intended use, although as MSU grows further facilities will be sought.

     (ii) Approximately 900 square feet of office and laboratory space at 51 St Andrews Road, Cambridge, England. The lease is for a two year term expiring December 25, 2001 and provides for an annual rent of $20,794.

                                  MANAGEMENT


Directors and Executive Officers

     The following table sets forth certain information with respect to the directors and executive officers of MSU:




               Name                  Age                     Position
---------------------------------   -----   -----------------------------------------
Jeremy Miles Simpson ............    66     Chairman and Director
Darran Huw Evans ................    36     President and Chief Executive Officer
Richard Horby Phillips ..........    54     Principal Financial Officer and Director
William Derek Snowdon ...........    45     Secretary and Director
Wynford Peter Holloway ..........    51     Director
Fred Kashkooli ..................    59     Director
Jeffery Nelson Green ............    57     Director
Stephen Walter Coles ............    43     Director

     Jeremy Miles Simpson MA (Cantab) was appointed a director and Deputy Chairman of MSU with effect from 1 July 1997 and Chairman from November 1999. Mr. Simpson, who is a freeman of the City of London, was executive chairman of Gordon Russell Plc., a UK publicly quoted company, from 1986 to 1989, prior to the company being sold. Since that date Mr. Simpson has held a number of non-executive directorships with smaller growing and developing companies in the UK and Europe.

     Darran Huw Evans MBA, BSc. was appointed Chief Executive Officer and Director of MSU in November 1999. Mr. Evans background includes senior positions at Midland Bank Group and Thomas Cook Group where he became director of the UK foreign exchange business. Most recently he headed the SWALEC branded electricity business of the Hyder Group as it entered the newly competitive UK energy market. Mr. Evans holds an MBA from Harvard University and a BSc. from Loughborough University.

     Richard Horby Phillips FCA has served as principal financial officer of MSU since January 2, 1997 and also as a director of MSU PLC and Web2u Limited since that date. He was appointed Treasurer and a director of MSU US Operations Inc. on its incorporation in February 1997. Mr. Phillips is a chartered accountant who was with Coopers & Lybrand for 25 years. Mr. Phillips was a partner in their London office from April 1983, providing advisory and audit services to both public and private companies until August 1994 when he formed his own firm to continue providing financial advice to emerging growth companies in the US and UK. Mr. Phillips also currently serves on the Board of six other UK companies.

     William Derek Snowdon LLB has served as secretary and a director of MSU since October 1994 and as secretary of MSU PLC and Web2u Limited since June 1994 and March 1991 respectively. He was appointed a director and secretary of MSU US Operations Inc. on its incorporation in February 1997. Mr. Snowdon is a solicitor who was a partner with the firm of Phoenix Walters for 15 years before moving to and becoming a partner in Hugh James Ford Simey, solicitors, in 1999. Mr. Snowdon's practice focuses on commercial contracts and intellectual property law. In addition Mr. Snowdon is a non-executive director of two Regional Enterprise Agencies in the United Kingdom.

     Wynford Peter Holloway served as Chief Executive Officer of MSU from October 1994 to November 1999. He has been a director of MSU since October 1994. He was Chairman of MSU PLC between June 1994 and November 1999 and Chairman of Web2u Limited between March 1991 and November 1999. He has been president of MSU US Operations Inc. since its incorporation in February 1997. Mr. Holloway is the founder of MSU Limited. From 1991 through 1992, Mr. Holloway was a self-employed design consultant providing professional design services to clients in the computer peripherals business.

     Fred Kashkooli has served as a director of MSU since August 1997 and since November 1997 has been chief executive officer of Telegen Inc. Mr Kashkooli has been an independent management consultant since 1991 and has over thirty years of experience in the areas of microprocessors, memory, logic, analog design, manufacturing, CAD design packaging, testing and marketing. From 1984 to 1991 Mr Kashkooli was Senior Vice President of Research and Development at GB Intersil, responsible for design, manufacturing and strategic marketing for analog and digital products. Additionally Mr Kashkooli was managing design centers in Singapore, New Jersey, North Carolina and Florida. From 1980 to 1984 Mr Kashkooli was a director of the microprocessor and memory divisions of GE Intersil. Prior to this he worked ten years at Sygenetics, a corporation engaged in the manufacture of semi conductor chips. Mr. Kashkooli holds a BS in Electrical Engineering from California State University.

     Jeffrey Nelson Green was appointed a director of MSU in November 1999. Mr. Green is chairman and Chief Executive Officer of Paradigm Capital Inc. which is a Toronto, Ontario based investment company focused on the telecommunications, technology, industrial technology and niche brands areas. Formerly he was Chairman and managing partner of Gordon capital, a major investment dealer in Canada until is purchase by HSBC Securities.

     Stephen Walter Coles was appointed a director of MSU Corporation in November 1999 and is an attorney with and Director of the law firm of Brinkley Walser PLLC in North Carolina, specializing in litigation. Mr. Coles has been with Brinkley Walser since 1981 and has been a partner there since 1983.

     Each director serves for a term of one year from election or until his successor is elected and qualified. Each officer serves for a term as set forth in their respective employment agreements.


                            EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation earned during MSU's last three fiscal years by MSU's Chief Executive Officer and MSU's other executive officers receiving in excess of $100,000 in total annual salary and bonus (collectively the "named executive officers"):


                              ANNUAL COMPENSATION


                                                                             Other Annual
                                    Fiscal         Salary         Bonus      Compensation
   Name and Principal Position       Year          ($) (1)         ($)         ($) (2)
--------------------------------   --------   ----------------   -------   ---------------
Wynford Peter Holloway .........     2000          181,500         --           40,792
                                     1999          195,300(3)      --           38,604
                                     1998          199,200         --           35,778
*Darran Huw Evans ..............    *2000           95,242         --            4,727

* Part of the year; from date of appointment


(1) All salaries and other annual compensation were paid by Web2u Limited.

(2) Represents personal benefits in addition to salary. Of Mr. Holloway's personal benefits, the 1998 amount represents $29,520 in respect of a car allowance and $6,258 in respect of contributions to a personal retirement plan; the 1999 amount represents $29,295 in respect of a car allowance and $9,309 in respect of contributions to a personal retirement plan; and the 2000 amount represents $27,225 in respect of a car allowance and $13,567 in respect of contributions to a personal retirement plan. Of Mr. Evans personal benefits the 2000 amount represents a car allowance.

(3) At the date of this prospectus approximately $88,000 of the salary due to W.P. Holloway for the years ended June 30, 1998 and June 30, 1999 had not been paid.

Long Term Compensation

     Other than in respect of the stock options, details of which are set out elsewhere in this prospectus, there were no long term compensation awards or payouts in any of the years ended June 30, 1999, 1998 or 1997.


Employment Agreements

     In 1994, MSU entered into employment agreements with each of Wynford Peter Holloway and William Derek Snowdon, providing for annual base salaries (subject to annual increases within the discretion of the Board) of $189,600 and $31,600, respectively. The employment agreements are rolling term agreements and automatically renew for a further three year term at the expiration of each year. MSU renegotiated the contract with Mr. Holloway in each of the years ended June 30, 1997, 1996 and 1995 which resulted in a reduction in his annual minimum base salary of approximately $79,000 for each of the years ended June 30, 1997, 1996 and 1995, respectively. The renegotiations were due to lower than expected operating performance and cash flows. In the years ended June 30, 1998 and June 30, 1999 the full salary has been expensed for Mr. Holloway although as at the date of this prospectus, $88,000 has not yet been paid to him for the years ended June 30, 1998 and 1999. On July 1, 1999 Mr. Snowdon's salary was increased to $41,000.

     Effective January 2, 1997, MSU entered into an employment agreement with Richard Horby Phillips to serve as MSU's Chief Financial Officer in consideration for an annual base salary of approximately $108,000, subject to annual increases within the discretion of the Board. As part of the employment contract Mr. Phillips also received stock options to purchase 100,000 shares of MSU's common stock at a price equal to the market value of the stock at the date of the grant. During an initial period Mr. Phillips was to receive a lower base salary at the annual rate of $83,000 until he was able to devote all of his time to MSU's affairs. From March 1, 1998, the Board and Mr. Phillips mutually agreed to reduce his time commitment to MSU, until such time as activity levels increase, and he is currently devoting approximately one day a week to MSU's affairs and during this period is receiving a salary at the annual rate of $30,000. On July 1, 1999 this was increased to $38,000 per annum.

     By correspondence dated August 6 and November 10, 1999, MSU entered into an employment agreement with Darran H. Evans to serve as MSU's Chief Executive Officer at an annual base salary of approximately $114,000, subject to annual increases within the discretion of the Board. As part of the employment contract, Mr. Evans also received stock options to purchase 300,000 shares of MSU's common stock at a price equal to the market value of the stock at the date of the grant. This agreement continues in effect until three months notice of cancellation is given by either party.

     All of the above agreements with Messrs. Evans, Holloway, Snowdon and Phillips, also provide for a car allowance or use of an automobile, including reimbursement of any automobile expenses, and participation in bonus plans when and if formulated by MSU PLC or Web2u Limited. MSU is also obligated to provide private medical coverage and life insurance. Messrs Holloway, Snowdon and Phillips, for one year after termination, are restricted from holding a material interest in any competitor, seeking or receiving orders for any products or services produced or marketed by MSU PLC or Web2u Limited six months prior to termination of the executive.

     The agreements with Messrs Holloway, Snowdon and Phillips each provide for automatic termination once the employee reaches 65 years of age. MSU has the right under each agreement to terminate the agreement immediately for cause and then has the option to pay the employee his base salary for the remainder of the term. Each agreement contains a non-competition clause, restricting the employee from soliciting MSU's customers and employees and from holding an interest in a competing firm.


Compensation of Directors

     Directors are reimbursed for all reasonable expenses in attending each Board Meeting.


Stock Option Grant Table

     The following table sets forth certain information concerning options granted to the named executive officers during MSU's fiscal year ended June 30, 1999:

              Options Granted in Fiscal Year ended June 30, 1999

                                            Individual Grants
                                     --------------------------------
                                                                                                             Potential Realizable
                                                                                                                  Value at
                                                                                                             Assumed Annual Rates
                                                                                                                  of Stock
                                       Number of                                                              Price Appreciation
                                      Securities    Percent of Total                                                for
                                      Underlying     Options Granted    Exercise     Market                    Option Term (3)
                                        Options      to Employees in     or Base    Price on    Expiration   -------------------
                Name                    Granted        Fiscal Year        Price       Grant        Date        5%($)     10%($)
-----------------------------------  ------------  ------------------  ----------  ----------  ------------  ---------  --------
William Derek Snowdon(1) ..........     150,000             7.8%         $ 0.65      $ 0.65      7/29/03      124,437   157,025
                                        125,000(4)          6.5%         $ 0.50      $ 0.50            -            -         -
Richard Horby Phillips(1) .........      50,000             2.6%         $ 0.65      $ 0.65      7/29/03       41,479    52,342
Jeremy Miles Simpson(2) ...........     105,857             5.5%         $ 0.35      $ 0.35      9/24/03       47,286    59,669
Wynford Peter Holloway.............   1,000,000(4)         52.3%         $ 0.50      $ 0.50            -            -         -
                                        300,000(4)         15.7%         $ 0.65      $ 0.65            -            -         -

------------
(1) Of the stock options granted to Mr. Snowdon and Mr. Phillips on July 29, 1998, half were exercisable on the date of the grant and half became exercisable on July 29, 1999 provided that they were still in the employment of MSU.

(2) The stock options granted to Mr. Simpson were in consideration for his making a loan of $33,200 to MSU in September 1998. In accordance with the agreement with Mr. Simpson the loan was subsequently converted into 95,857 shares of common stock of MSU.

(3) As required by the rules of the Securities and Exchange Commission, potential values stated are based on the assumption that MSU's common stock will appreciate in value from the date of the grant to the end of the option term (five years from the date of the grant) at annualized rates of 5% and 10% (total appreciation of approximately 28% and 61%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the common stock.

(4) The stock options granted to Mr. Holloway and 125,000 of the stock options granted to Mr. Snowdon were compensation for their agreement to pledge certain shares owned by them as collateral for a loan to MSU. These options are no longer outstanding.

    Since June 30, 1999, the following options have been granted to directors:

1. On August 5, 1999, Mr. Evans, who was then a consultant MSU, was granted stock options to purchase 1,000 shares of MSU's common stock, with an expiration date of August 5, 2002, at an exercise price of $3.38, being the market value of the stock at the date of the grant. On November 5, 1999 as part of his employment contract Mr. Evans was granted stock options to purchase 300,000 shares of MSU's common stock at the same price of $3.38 of which 100,000 become exercisable on August 5, 2000; 100,000 on August 5, 2000; and 100,000 on August 5, 2001. The options only become exercisable if Mr. Evans is employed by MSU at the relevant dates and they will all lapse if not exercised on 5 August 2004.

2. On November 4, 1999, Mr. Coles was granted options to purchase 150,000 shares of common stock at a price of $2.75 which become exercisable as to 50,000 shares on November 4, 2000; 50,000 shares on November 4, 2001; and 50,000 shares on November 4, 2002 provided that Mr. Coles is still a director of MSU at the relevant dates. All of the options expire on November 4, 2004.

3. On November 4, 1999 Mr. Green was granted options over 150,000 shares of common stock at a price of $2.75 which become exercisable as to 50,000 shares on November 4, 2000; 50,000 shares on November 4, 2001; and 50,000 shares on November 4, 2002 provided that Mr. Green is still a director of MSU at the relevant dates. All of the options expire on November 4, 2004.

4. In March 2000, in consideration for his agreeing to subscribe for 23,250 shares of common stock, Mr. Simpson received options to purchase 27,900 shares of common stock at a price of $3.00. These options expire on December 31, 2001.

5. In April 2000, in consideration for his agreeing to subscribe for 80,000 shares of common stock, Mr. Simpson received options to purchase 80,000 shares of common stock at a price of $3.00. These options expire on May 31, 2001.

6. In May 2000, in accordance with the terms of his subscription for 100,000 shares of MSU's common stock, Mr. Coles also received warrants to purchase 100,000 shares of common stock at $3.00 per share. These warrants expire on May 31, 2001.

Stock Option Exercises and Holdings Table

     The following table provides information concerning the values of unexercised options held by the executive officers and directors at June 30, 1999. No options were exercised by such officers during MSU's fiscal year ended June 30, 1999:


June 30, 1999 Option Values


                                         Number of Unexercised               Value of Unexercised
                                                Options                      In-the-Money Options
                                         at Fiscal Year End (#)           at Fiscal Year End ($)(1)
                                   ----------------------------------   ------------------------------
              Name                    Exercisable      Unexercisable     Exercisable     Unexercisable
--------------------------------   ----------------   ---------------   -------------   --------------
Wynford Peter Holloway .........        270,000(2)          --           $  275,750           $--
William Derek Snowdon ..........        270,000             --              496,250            --
Richard Horby Phillips .........        150,000             --              336,750            --
Jeremy Miles Simpson ...........        490,003             --            1,442,437            --

(1) Values stated are based on the average bid and ask prices of $3.875 per share of MSU's common stock as reported by Bloomberg Financial Inc. on June 30, 1999, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year. No value is attributed to option shares where the option price is higher than the market value.

(2) The Stock options above attributed to Mr. Holloway include 100,000 granted during the year ended June 30, 1997 to a Trust in which Mr. Holloway has an interest.

     MSU has no compensation committee. During fiscal 2000, MSU's directors and executive officers participated in deliberations at meetings of the Board of Directors concerning executive officer compensation.

                      PRINCIPAL AND SELLING SHAREHOLDERS


Principal Shareholders

     The table below sets forth certain information concerning the beneficial ownership of MSU's common stock as of the date of this prospectus, by (i) each person known by MSU to be the beneficial owner of more than 5% of its common stock, (ii) each named executive officer of MSU, (iii) each director of MSU, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                                                                               Amount and Nature
                                                                                 of Beneficial
                                                                                Ownership as of
     Name of Beneficial Owner          Address of Beneficial Owner               June 30, 2000            Percent of Class
---------------------------------   ---------------------------------   ------------------------------   -----------------
Wynford Peter Holloway              Elder House, 526-528 Elder Gate                5,202,777(1)(2)(3)           17.74%
                                    Central Milton Keynes
                                    MK9 1LR ENGLAND
William Derek Snowdon                              "                                 667,277(3)                  2.28%
Jeremy Miles Simpson                               "                               1,809,976(3)                  6.10%
Richard Horby Phillips                             "                                 150,000(3)                     *
Darran Huw Evans                                   "                                   1,000(3)(4)                  *
Jeffrey Nelson Green                               "                                  71,500(4)                     *
Stephen Walter Coles                               "                                 264,663(3)(4)                  *
Fred Kashkooli                                     "                                   2,393                        *
Peter Brian Weber and Vivian        48 The Parade, Cardiff
George Bines as Trustees for        CF2 3AB, ENGLAND
The Holloway Settlement                                                            2,824,444(2)(3)               9.69%
Mark W McLaughlin                   13750 US 281 North #660
                                    San Antonio, Texas 78232                       4,218,547(6)                 14.81%
All Directors and Officers as a
Group                                                                              8,169,586                    26.84%

------------
 *  Less than one percent.

(1) Mr. Holloway owns 2,208,333 shares of record. Pursuant to an unwritten agreement and understanding, Mr. Holloway shares voting and dispositive power with respect to the shares held by The Holloway Settlement.

(2) The Holloway Settlement constituted by a Trust Deed dated May 24, 1994 (of which Wynford Peter Holloway was the Settlor), is in favor of all past, present and future employees of MSU Limited and MSU PLC and any subsequent companies and their spouses and children. No allocations under the Trust have been made. Under the Trust Deed and so long as Mr. Holloway is living, his consent, as Settlor, is required for the appointment of beneficiaries and the appointment of new trustees. The Trustees also have the authority to delegate powers to Mr. Holloway. Pursuant to an unwritten agreement and understanding, Mr. Holloway has voting and dispositive powers with respect to the shares held by the Settlement.

(3) For the purpose of the above table, a person or group of persons is deemed to have 'beneficial ownership' of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of such persons has the rights to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Accordingly, the above table includes the following shares issuable pursuant to options which are now exercisable, or are exercisable within 60 days hereof.


     Name                                               No. of Shares
     ----                                              --------------
Wynford Peter Holloway .............................        170,000
William Derek Snowdon ..............................        270,000
Jeremy Miles Simpson ...............................        597,903
Peter Brian Weber and Vivian George Bines ..........        100,000
Richard Horby Phillips .............................        150,000
Darran Huw Evans ...................................          1,000
Stephen Walter Coles ...............................        103,333
Mark McLaughlin ....................................      1,176,000

(4) Excludes the following shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).

     Name                          No. of Shares
     ----                         --------------
Darran Huw Evans ..............      300,000
Jeffrey Nelson Green ..........      150,000
Stephen Walter Coles ..........      150,000

(5) See "Executive Compensation--Compensation Committee Interlocks and Insider Participation" regarding a pledge arrangement with Noteholders covering shares held by Mr. Holloway and Mr. Snowdon.

(6) Includes 361,500 shares issuable pursuant to a currently exercisable warrant to purchase 361,500 shares of Company common stock at $1 each and 271,000 shares issuable pursuant to a currently exercisable warrant to purchase 271,000 shares at $0.50 each and 70,000 shares at $1.50. Also includes shares beneficially held by family members and affiliates of Mr. McLaughlin.

Selling Shareholders

     The shares of common stock may be offered and sold from time to time by the shareholders or by their transferees, pledgees, donees or their successors pursuant to this prospectus. The following table sets forth certain information about the selling shareholders. Except as otherwise provided, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with MSU or any of its predecessors or affiliates. Because some of the selling shareholders may offer all or some portion of the shares pursuant to this Prospectus, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of any such sales.

                                                    Shares Beneficially             Number of        Shares Beneficially
                    Name                          Owned Prior to Offering        shares offered     Owned After Offering
--------------------------------------------   ------------------------------   ----------------   -----------------------
                                                     Number          Percent                          Number       Percent
                                               ------------------   ---------                      ------------   --------
Ronald L. Andrews ..........................          200,000(1)       *             200,000                0        --
Thomas P. Boyer ............................           83,333(2)       *              83,000                0        --
Robert J. Brinkworth .......................          100,000(3)       *             100,000                0        --
Wendy Bunston ..............................          100,000(4)       *             100,000                0        --
Timothy A. Chisolm .........................          156,500          *              50,000          106,500         *
Allan R. Day ...............................           55,000          *              50,000            5,000         *
Fred Dalley ................................          100,000(5)       *              50,000           50,000         *
James De Lisa ..............................           65,800(6)       *              65,800                0        --
Darran Huw Evans ...........................          301,000(7)       *             301,000(*)             0        --
Express Cat, Inc. ..........................          160,000(8)       *             150,000          100,000         *
Gerry Gravina ..............................          100,000(9)       *             100,000                0        --
Jeffrey Green ..............................          773,500(10)     2.7             50,000          623,500        2.1
Katherine Green ............................          773,500(11)     2.7            200,000          623,500        2.1
Alex Grigonis ..............................           50,000(12)      *              50,000                0        --
Heffner Family Limited Partnership .........          781,833(13)     2.7            100,000          681,833        2.3
Oren J. Heffner ............................        1,097,833(14)     3.8            150,000(*)       947,833        3.3
Jane C. Hester .............................           43,500(15)      *              30,000           13,500         *
John R. Koestner and
  Jeanette L. Koestner .....................           33,334(16)      *              33,334                0        --
John R. Koestner ...........................           52,428(17)      *              52,428                0        --
David Larkin ...............................           50,000          *              25,000           25,000         *
George W. Liles, Jr. .......................          110,000(18)      *              50,000           60,000         *
Jamie Massie ...............................          100,000(19)      *              50,000          100,000         *
Donald S. McFarlane ........................          858,500(20)     3.0            412,500          446,000        1.5
McGreen Partnership ........................          420,000         1.4            400,000           20,000         *
Mark L. McLaughlin .........................        4,218,747(21)                  1,981,247        2,237,500        6.8

                                                    Shares Beneficially             Number of        Shares Beneficially
                    Name                          Owned Prior to Offering        shares offered     Owned After Offering
--------------------------------------------   ------------------------------   ----------------   -----------------------
                                                     Number          Percent                          Number       Percent
                                               ------------------   ---------                      ------------   --------
Denis Leigh Metherell and
  Eileen L. Metherell JTWROS ...............           39,613(22)      *              39,613                0        --
Simcoe Coachlines ..........................          120,000(23)      *             100,000           20,000         *
Terrance L. Sims ...........................           37,702(24)      *              37,702                0        --
Robert P. Stearns ..........................           36,666(25)      *              36,666                0        --
Harold Tabone ..............................          200,000(26)      *             200,000                0        --
George Vallas ..............................           93,333(27)      *              83,333           10,000         *
Ida R. Wickham .............................        1,023,600(28)     3.5             50,000          948,600        3.3
Charles L. Wickham, Jr. ....................        1,023,600(29)     3.5            350,000          648,600        2.2
R. Mitchell Wickham ........................        1,023,600(30)     3.5             50,000          973,600        3.4
Clarence E. Williams Jr. ...................          525,000(31)     1.8            400,000          125,000         *
Julius Smith Young, Jr. ....................        1,541,534(32)     5.3            100,000        1,441,534        5.0
P. Feist ...................................           30,000(33)      *              30,000                0         --
Chris Green ................................          100,000(33)      *             100,000                0         --
R. Kent ....................................           90,000(33)      *              90,000                0         --
C. Pennycate ...............................           90,000(33)      *              90,000                0         --
G. Phillips ................................           37,500(33)      *              37,500                0         --
Mark Thomas ................................           60,000(33)      *              60,000                0         --

------------
* Less than one percent.

(1) Includes 100,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(2) Includes 40,000 shares underlying warrants exercisable at $3.00 per share which expire on December 31, 2000, 333,333 shares issuable on conversion of a Convertible Note and approximately 10,000 shares payable by MSU as interest on the note.

(3) Includes 50,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(4) Includes 50,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(5) Includes 50,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(6) Includes 60,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(7) Includes 300,000 shares underlying employee options exercisable at $3.38 per share, which are not presently exercisable.

(8) Includes 75,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001 as well as 10,000 freely trading shares purchased on the open market.

(9) Includes 50,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(10) Includes 200,000 shares owned by Katherine Green, Mr. Green's wife (100,000 of which underlie warrants exercisable at $3.00 per share which expire on May 31, 2001), and 420,000 shares owned by the McGreen Partnership (200,000 of which underlie warrants exercisable at $3.00 per share which expire on May 31, 2001).

(11) Includes 623,500 shares beneficially owned by Jeffrey Green, Ms. Green's husband as reflected in the preceding footnote.

(12) Includes 25,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(13) Includes 433,333 shares underlying warrants exercisable at $3.00 per share 333,333 of which expire on January 14, 2002 and 100,000 of which expire on April 29, 2001 as well as 47,000 freely trading shares purchased on the open market. Both Mr. and Mrs. Oren J. Heffner share voting and dispositive power over the Heffner Family Limited Partnership.

(14) Includes 781,833 shares beneficially owned by the Heffner Family Limited Partnership of which Mr. Heffner is the President of the General Partner as well as 60,000 shares underlying warrants exercisable at $.50 per share which expire on November 29, 2003 and 50,000 shares underlying warrants exercisable at $3.00 per share which expire on April 29, 2001.

(15) Includes 15,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(16) Includes 16,667 shares obtainable on conversion of a $50,000 note and 16,667 shares payable as interest on such note.

(17) Includes 10,000 shares underlying warrants exercisable at $3.00 per share, 8,333 shares obtainable on conversion of a $25,000 note, 761 shares payable as interest on such note, 16,667 shares obtainable- on conversion of a $50,000 note and 16,667 shares payable as interest on such note. 33,334 of these shares are held jointly with Ms. Jeanette L. Koestner.

(18) Includes 50,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(19) Includes 50,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2000.

(20) Includes 150,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001, 26,000 shares owned in the aggregate by Mr. McFarlane's wife, Marie, and children and 420,000 held by the McGreen partnership

(21) See note 6 under Principal Shareholders.

(22) Includes 16,667 shares underlying a $50,000 note convertible at $3.00 per share, 20,000 shares underlying warrants exercisable at $3.00 per share (both of which expire on December 31, 2000) and approximately 2,946 shares payable by MSU as interest on the convertible note.

(23) Includes 20,000 shares held by Isetam Management, Simcoe's affiliate.

(24) Includes 16,667 shares underlying a $50,000 note convertible at $3.00 per share and 20,000 shares underlying warrants exercisable at $3.00 per share (both of which expire on December 31, 2000)

(25) Includes 16,666 shares underlying a $50,000 note convertible at $3.00 per share and 20,000 shares underlying warrants exercisable at $3.00 per share (both of which expire on December 31, 2000).

(26) Includes 100,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(27) Includes 33,333 shares underlying a $100,000 note convertible at $3.00 per share, 40,000 shares underlying warrants exercisable at $3.00 per share (both of which expire on December 31, 2000) and approximately 10,000 shares payable by MSU as interest on the convertible note.

(28) Includes 825,000 shares benefically owned by Charles L. Wickham, Ms. Wickham's husband (175,000 of which underlie warrants), and 118,600 share beneficially owned by R. Mitchell Wickham. Also includes 25,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(29) Includes 80,000 shares beneficially owed by Ida Wickham, Mr. Wickham's wife and 118,600 share benefically owned by R. Mitchell Wickham. Also includes 175,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(30) Includes 905,000 shares beneficially owned by Charles L. Wickham and Ida Wickham as reflected above, (200,000 of which underlie warrants). Also includes 25,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(31) Includes 200,000 shares underlying warrants exercisable at $3.00 per share which expire on May 31, 2001.

(32) Includes 300,000 shares underlying warrants exercisable at $.50 per share which expire on November 30, 2003.

(33) All such shares underlie employee stock options.

                             CERTAIN TRANSACTIONS

     Between October 1994 and March 1999, the law firm of Phoenix Walters, Solicitors, regularly rendered legal services as counsel to MSU. W. D. Snowdon, a director and executive officer of MSU, was a partner of Phoenix Walters, Solicitors, until March 1999. MSU incurred $122,000 in legal fees to Phoenix Walters during fiscal 1998 and $81,000 during fiscal 1999.

     Since March 1999, the law firm of Hugh James Ford Simey, Solicitors, regularly rendered legal services as counsel to MSU. W. D. Snowdon, a director and executive officer of MSU, is a partner of Hugh James Ford Simey, Solicitors. MSU incurred $34,000 in legal fees to Hugh James Ford Simey during fiscal 1999.

     Between September 1994 and March 1995, Mr. Phillips provided consultancy services to MSU for which he rendered invoices for $16,500. Payment for these services has not yet been effected by MSU.

     TXC Corporation was a principal stockholder of MSU and holds a non-exclusive licence to use the Wynpeg Chipset technology in connection with the manufacture of video CD players. Such licence was granted to TXC Corporation in connection with a development contract entered into in July 1994. Of the $2,159,910 aggregate capital contribution made to MSU by TXC Corporation, $1,400,000 was represented by an unsecured, interest free loan payable to TXC Corporation at such time as MSU was reasonably able to do so without jeopardizing its financial condition, and the balance was an equity contribution. During the year ended June 30, 1999 1,400,000 shares of common stock were issued by MSU to TXC Corporation in full and final settlement of this liability.

     In June 1996, MSU Limited obtained a $76,000 credit facility from National Westminster Bank Plc. The credit facility was secured by a floating debenture on all of MSU's assets and the personal guarantees of each of Messrs Holloway, Hall and Snowdon. The Guarantees of Messrs Hall and Snowdon were secured by a pledge of the pledgor's shares of MSU's common stock. In consideration of the benefit derived by MSU as a result of the guarantees provided by these directors, each of the directors concerned was granted, effective June 7, 1996, an option to acquire 100,000 shares of Company common stock at an exercise price of $5.00. The options are exercisable in full commencing on June 7, 1997 and expire on June 6, 2001. The credit facility expired in August 1996 at which time there were no amounts outstanding under the facility. The debentures and personal guarantees remain in place with the Bank to serve as collateral for additional credit facilities requested by MSU and approved by the Bank. The pledged shares have been released, but the Bank is likely to require that such shares be pledged again in connection with any credit facility.

     In September 1996, an amount of $160,000 was loaned to MSU by The Holloway Settlement. This loan was unsecured, interest free with no date fixed for repayment. In July 1997, $33,200 was repaid and in January and February 1998, amounts totaling approximately $44,000 were loaned to MSU on the same basis as above resulting in an amount of $170,980 owing to the Settlement at June 30, 1998. During the year ended June 30, 1999, $18,250 was repaid, and in September 1998, an additional $40,000 was loaned to MSU on the same basis as above. In October 1998, MSU issued 322,500 shares of common stock in consideration for the Settlement foregiving $161,250 of the loan. The conversion price of $0.50 was the market price at the date the agreement to the conversion was made. An amount of $20,500 remained owing to the Settlement at June 30, 1999 which has since been repaid.

     In August 1996, Direct International Limited, a Taiwanese company, loaned $300,000 to the Holloway Settlement. Such loan is secured by 250,000 shares of MSU's common stock owned by the Settlement and was originally due on October 21, 1996. The loan was then to be repaid in 37,500 shares of MSU's common stock owned by the Settlement no later than December 31, 1996 with Direct International Limited also receiving on December 31, 1996, 10,000 shares of MSU's common stock owned by the Settlement as consideration for the advance of the loan. On June 4, 1997 it was agreed that the loan would be repaid with 88,000 shares of MSU's common stock owned by the Settlement and this transfer was effected in September 1997. The $300,000 received by the Settlement was loaned by it to Mr. Holloway ($140,000) and MSU ($160,000). Such loans are unsecured, interest free, due and payable on an as yet to be determined date, and are not evidenced by written agreements. In July 1997, $33,200 of the amount loaned to MSU was repaid to the Settlement. During the year ended June 30, 1999 $18,250 was repaid, and in September 1998, an additional $40,000 was loaned to MSU on the same basis as above. In October 1998, MSU issued 322,500 shares of common stock in consideration for the Settlement foregiving $161,250 of the loan. The conversion price of $0.50 was the market price at the date the agreement to the conversion was made. An amount of $20,500 remained owing to the Settlement at June 30, 1999 which has since been repaid.

     Mark McLaughlin, a member of McLaughlin Group LLC, is president and a principal stockholder of McLaughlin International, Inc. ("MII"). MII served as a consultant to MSU pursuant to an agreement dated February 10, 1999 which terminated August 9, 1999. Under the agreement MII received a monthly fee of $7,500 and further consideration of 100,000 warrants to subscribe for shares of MSU's common stock at a price of $1.50 at any time between February 10, 1999 and February 9, 2004.

     On November 15,1999, MSU entered into a sales agency agreement with Corstar Business Computing Co., Inc. of Hawthorne, New York and McLaughlin International, Inc., ("the Agents") to promote and sell MSU's products. MSU has agree to pay the Agents, to be divided equally, a fee of $25,000 per month, plus a commission per unit of the Company's products sold by them. MSU, as additional consideration has also granted the Agents warrants to purchase 100,000 shares of common stock in MSU at $3.00 per share for a period of five years from the date of execution of the agreements. MSU has also agreed to issue additional warrants, on the same terms as set out above, upon the sale of additional units of MSU's products. The agreement is terminable on 90 days prior written notice before the end of any one-year term or it continues for another year.

     Effective May 7, 1997, June 4, 1997 and September 5, 1997 Jeremy Miles Simpson acquired from MSU, in private transactions, 79,126, 48,042 and 26,900 shares respectively of MSU's common stock. Consideration for the common stock was, approximately respectively, $162,000, $114,000 and $79,000 in cash. The price paid for the shares of common stock in each case was the market price prevailing on the respective dates. In addition, Mr. Simpson was granted options to acquire 50,000 shares of common stock at a price of $2.12 per share in respect of the May 7, 1997 transaction and 12,500 shares of common stock at a price of $2.37 per share in respect of the June 4, 1997 transaction. In both cases the options are exercisable at any time after six months from the date of the respective grants. The end of the option term in each case is five years from the date of the grant.

     Effective October 26, 1997 and February 23, 1998 Jeremy Miles Simpson acquired from MSU, in private transactions, 67,800 and 253,846 shares respectively of MSU's common stock. Consideration for the common stock was respectively $169,000 and $165,000 in cash. The price paid for the common shares in each case was the market price prevailing on the respective dates. In addition, Mr. Simpson was granted options to acquire 67,800 shares of common stock at a price of $1.75 per share in respect of the October 27, 1997 transaction and 253,846 shares of common stock at a price of $0.65 per share in respect of the February 23, 1998 transaction. In both cases the options are exercisable immediately. The end of the option term in each case is five years from the date of the grant.

     In November 1998, Mr. McLaughlin and parties related to Mr. McLaughlin acquired 752,000 shares of common stock in MSU for $376,000 cash and warrants to subscribe for a further 376,000 shares of common stock at $0.50 per share at any time up to October 2003.

     In January 1999, McLaughlin Group LLC who had purchased $330,560 of the 10% convertible promissory notes from the original subscribers, exercised their right of conversion in respect of these notes into 440,747 shares of common stock in MSU at the conversion price of $0.75 per share.

     In May 1999, Jeremy Miles Simpson and parties related to Mr. Simpson acquired $800,000 in convertible promissory notes which, in June 1999, were converted into 400,000 shares of common stock at $2.00 per share.

     In September 1998, Mr. Simpson made a loan to MSU of approximately $33,200. In December 1998, Mr. Simpson exercised his right under the loan agreement to convert the loan into 95,857 shares of common stock at the market price prevailing on the date of the loan (September 25, 1998). In addition, as further consideration for the loan, Mr. Simpson was granted an option to subscribe for a further 105,857 shares of common stock at $0.35 per share at any time up to September 24, 2003.

     In October 1998, the Holloway Settlement sold shares of common stock in MSU and transferred the proceeds of $44,000 from the sale to MSU. It was agreed that in consideration for this, the Company would put the Settlement back in the same position as it was immediately prior to such sale. A claim has not yet been received from the Settlement.

     In December 1998, January 1999 and May 1999 MSU issued collateralized convertible promissory notes. The collateral security included pledges over 3,000,000 shares of common stock in MSU owned by Mr. Holloway and 250,000 shares owned by Mr. Snowdon.

     Effective March 30, 2000 and April 18, 2000 Jeremy Miles Simpson acquired from MSU, in private transactions, 23,250 and 80,000 shares respectively of MSU's common stock. Consideration for the common stock was respectively $69,750 and $80,000 in cash. The price paid for the common shares in each case was the same price as shares were sold to unconnected third parties in similar transactions on or about the same dates. In addition, Mr. Simpson was granted options to acquire 27,900 shares of common stock at a price of $3.00 per share in respect of the March, 2000 transaction and 80,000 shares of common stock at a price of $3.00 per share in respect of the April 2000 transaction. In both cases the options are exercisable immediately. The end of the option term in respect of the March transaction is December 31, 2001, and in respect of the April transaction, May 31, 2001.

     In May 2000, Stephen W. Coles acquired 100,000 shares of common stock in MSU for $100,000 cash and warrants to subscribe for a further 100,000 shares of common stock at $3.00 per share which expire on May 31, 2001.

     MSU believes that all transactions with officers, directors or affiliates to date are on terms no less favorable than those available from unaffiliated third parties. It is MSU's policy that all future transactions with officers, directors, or affiliates will be approved by members of MSU's Board of Directors not having an interest in the transaction and will be on terms no less favorable than could be obtained from unaffiliated third parties.


                             PLAN OF DISTRIBUTION

     MSU will not receive any of the proceeds of the sale of the shares. MSU will bear all costs relating to the offer and sale of the shares, which are estimated to be approximately $65,000, except that the selling shareholders will pay any commissions, fees and discounts of underwriters, brokers, dealers or agents. The shares may be sold from time to time to purchasers directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer their shares through brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom they may act as agent. The selling shareholders and any such brokers, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters," and any profits on the sale of the shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange, if any; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised prospectus or prospectus supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     Except as otherwise described herein, to the best knowledge of MSU, there are currently no plans, arrangements or understandings between any selling shareholders and any broker, dealer, agent or underwriter regarding the sale of the shares by the selling shareholders. There is no assurance that any selling shareholder will sell any or all of the shares offered by such holder hereunder or that such selling shareholder will not transfer, devise or gift such Securities by other means not described herein.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M which may limit the timing of purchases and sales of any of the shares by the selling shareholders and other such persons. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                           DESCRIPTION OF SECURITIES


General


     The authorized capital stock of MSU consists of 50,000,000 shares of Common Stock, $.01 par value.

Common Stock

     As of August 1, 2000 there were approximately 29,051,000 shares of Common Stock outstanding and approximately 300 shareholders of record, excluding those held in street name.

     Holders of MSU's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of the common stock do not have any cumulative voting rights for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be prescribed by the Board of Directors from time to time out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up of MSU, whether voluntary or involuntary, holders of common stock are entitled to receive pro rata all assets of MSU available for distribution to its shareholders after payment or provision for payment of debts and other liabilities of MSU. The shares of common stock are neither redeemable nor convertible. All of the outstanding shares of common stock are fully paid and non-assessable.


Notes

     In December 1998, MSU issued an aggregate of $175,000 convertible promissory notes bearing interest at the rate of 8% per annum and maturing on December 31, 2001. The Notes are convertible at the rate of one share of Common stock per $3.00 of promissory note principal at any time after the effective date of the Registration Statement.

     In January 1999, MSU issued an aggregate of $330,000 convertible promissory notes bearing interest at the rate of 6% per annum and maturing on December 31, 2001. The Notes are convertible at the rate of one share of Common stock per $3.00 of promissory note principal at any time after the effective date of the Registration Statement.

     In January 2000, MSU issued an aggregate of $750,000 convertible promissory notes bearing interest at the rate of 10% per annum and maturing on December 31, 2000. The Notes are convertible at the rate of one share of Common stock per $3.00 of promissory note principal at any time after the effective date of the Registration Statement.


Options

     The following options which MSU issued to certain employees to purchase shares of common stock are currently outstanding:


                         20,000 at $2.50 until January 2001
                         20,000 at $3.56 until June 2002
                         16,500 at $0.9375 until June 2003
                         15,000 at $0.75 until November 2003
                         50,000 at $2.25 until November 2004
                         100,000 at $2.50 until December 2004
                         60,000 at $3.125 until January 2005
                         247,500 at $2.50 to November 2005


                                TRANSFER AGENT


     The transfer agent for the Common Stock is Computer Share Investor Services, Inc, 12039 W. Alameda Parkway, Lakewood, Colorado 80228.

                     DISCLOSURE OF COMMISSION POSITION OF
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     It is the position of the Commission that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MSU, that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                        SHARES ELIGIBLE FOR FUTURE SALE

     As of July 28, 2000, MSU has outstanding an aggregate of 29,051,202 shares of common stock of which 14,308,169 are "restricted securities" as that term is defined under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in that such Common Stock was purchased or acquired by such stockholders of MSU in transactions not involving a public offering.

     In general, these restricted shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including the exemption provided by Rule 144. Under Rule 144 as currently in effect, a shareholder, including an affiliate of MSU may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from MSU or an affiliate of MSU. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calender weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of MSU (and who has not been an affiliate of MSU for 90 days prior to the sale) and who has beneficially owned shares acquired from MSU or an affiliate of MSU for over two years may resell the shares of Common Stock without compliance with the foregoing requirements of Rule 144.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock or the perception that such sales may occur, could have a material adverse effect on prevailing market prices and could impair MSU's ability to raise capital through the sale of its equity securities.


                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for MSU by Bondy & Schloss LLP, New York, New York. Gerald A. Adler, a partner of Bondy & Schloss LLP, is the beneficial holder of 12,000 shares of MSU's common stock, including 4,000 shares underlying warrants.


                                    EXPERTS

     The Consolidated Financial Statements of MSU as of June 30, 1997, 1998 and 1999 included in this Prospectus have been audited by Moore Stephens Lovelace, P.A., independent certified public accountants, as indicated in their report included herein. Such Consolidated Financial Statements have been included in reliance upon the authority of said firm as experts in accounting and auditing.

                       INDEX TO FINANCIAL STATEMENTS FOR
                        THREE YEARS ENDED JUNE 30, 1999
                               ----------------

                                                                           Page
                                                                          Number
                                                                         -------
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ...................     F-2
FINANCIAL STATEMENTS
 Consolidated Balance Sheets .........................................     F-3
 Consolidated Statements of Operations ...............................     F-4
 Consolidated Statements of Changes in Shareholders' Equity (Deficit)      F-5
 Consolidated Statements of Cash Flows ...............................     F-6
 Notes to Consolidated Financial Statements ..........................     F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
MSU Corporation
Central Milton Keynes, England

We have audited the accompanying consolidated balance sheets of MSU Corporation and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSU Corporation and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered, and continues to suffer, significant losses from its operations, has an accumulated deficit, continues to have negative cash flow from operations and currently has a very limited client base. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

Orlando, Florida
September 30, 1999

                       MSU CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            June 30, 1999 and 1998

                                    ASSETS

                                                                               1999             1998
                                                                          ------------      -----------
CURRENT ASSETS
Cash and cash equivalents ............................................    $  2,604,504      $   166,040
Accounts receivable ..................................................             566               --
Inventory ............................................................          39,500               --
Prepaid expenses and other ...........................................         170,457           79,411
                                                                            ----------      -----------
   TOTAL CURRENT ASSETS ..............................................       2,815,027          245,451
EQUIPMENT, net of accumulated depreciation of $152,279 and
 $84,544 in 1999 and 1998, respectively ..............................         134,959          108,647
INVESTMENTS ..........................................................         390,625        2,218,500
                                                                            ----------      -----------
   TOTAL ASSETS ......................................................      $3,340,611       $2,572,598
                                                                            ==========      ===========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of debt ..............................................    $     75,000      $ 2,299,750
Shareholder advance payable ..........................................              --        1,400,000
Accounts payable and accrued liabilities .............................       1,032,947          767,711
Related-party notes, advances and payables ...........................         185,811          178,661
                                                                          ------------      -----------
   TOTAL CURRENT LIABILITIES .........................................       1,293,758        4,646,122
LONG-TERM DEBT .......................................................         505,000               --
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS'
 EQUITY (DEFICIT)
Common stock, $0.01 par value; 50,000,000 shares authorized;
 25,364,262 and 16,590,237 shares issued and outstanding at June 30,
 1999 and 1998, respectively .........................................         253,642          165,902
Additional paid-in capital ...........................................      17,854,174        5,287,790
Stock subscription receivable ........................................        (148,750)              --
Accumulated other comprehensive income (loss) ........................         108,820         (686,454)
Accumulated deficit ..................................................     (16,526,033)      (6,840,762)
                                                                          ------------      -----------
   TOTAL SHAREHOLDERS' EQUITY (DEFICIT) ..............................       1,541,853       (2,073,524)
                                                                          ------------      -----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
    (DEFICIT) ........................................................    $  3,340,611      $ 2,572,598
                                                                          ============      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                       MSU CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         JUNE 30, 1999, 1998 and 1997




                                                                1999             1998             1997
                                                            ------------     -----------      -----------
REVENUES ...............................................    $    31,746      $ 4,179,203      $ 1,479,911
EXPENSES
Cost of revenues .......................................         53,374            7,796          650,790
Selling, general and administrative ....................      1,686,286        1,211,334        1,485,577
Depreciation ...........................................         74,082           49,556           43,709
Amortization of deferred financing and
 registration costs ....................................             --          917,891               --
Interest expense .......................................        157,675          297,706           26,380
Research and development ...............................      1,555,918        1,408,664        1,386,340
                                                            -----------      -----------      -----------
   TOTAL EXPENSES ......................................      3,527,335        3,892,947        3,592,796
                                                            -----------      -----------      -----------
   OPERATING INCOME (LOSS) .............................     (3,495,589)         286,256       (2,112,885)
NON-OPERATING INCOME (EXPENSE)
Interest income ........................................          4,693            5,488            6,176
Amortization of discount on convertible notes ..........     (3,670,000)              --               --
Impairment loss on carrying value of
 investments ...........................................     (2,524,375)              --               --
                                                            -----------      -----------      -----------
   TOTAL NON-OPERATING INCOME
    (EXPENSE) ..........................................     (6,189,682)           5,488            6,176
                                                            -----------      -----------      -----------
   NET INCOME (LOSS) ...................................    $(9,685,271)     $   291,744      $(2,106,709)
                                                            ===========      ===========      ===========
BASIC AND DILUTED INCOME (LOSS)
 PER COMMON SHARE ......................................    $     (0.47)     $      0.02      $     (0.13)
                                                            ===========      ===========      ===========
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING .............................     20,550,000       16,245,000       15,700,000
                                                            ===========      ===========      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                        MSU CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CHANGES
                        IN SHAREHOLDERS' EQUITY (DEFICIT)
                    Years Ended June 30, 1999, 1998 and 1997

                                                                     Common Stock
                                                 Comprehensive      $0.01 Par Value         Additional
                                                    Income       ----------------------       Paid-In
                                                    (Loss)         Shares       Amount        Capital
                                                 ------------    ----------    --------     -----------
Balance -- June 30, 1996 .....................   $        --     15,534,722    $155,347     $ 2,984,081
Issuance of Common Shares ....................            --        452,169       4,522       1,472,479
Translation Adjustments ......................        24,050             --          --              --
Net Loss .....................................    (2,106,709)            --          --              --
                                                 -----------
Comprehensive Loss ...........................   $(2,082,659)
                                                 ===========     ----------    --------     -----------
Balance -- June 30, 1997 .....................   $        --     15,986,891     159,869       4,456,560
Issuance of Common Shares ....................            --        603,346       6,033         769,384
Issuance of Options to Purchase 903,846
 Shares of Common Stock ......................            --             --          --          61,846
Translation Adjustments ......................       (84,655)            --          --              --
Change in Market Value of Investments
 Available for Sale ..........................      (696,500)            --          --              --
Net Income ...................................       291,744             --          --              --
                                                 -----------
Comprehensive Loss ...........................   $  (489,411)
                                                 ===========     ----------    --------     -----------
Balance -- June 30, 1998 .....................   $        --     16,590,237     165,902       5,287,790
Issuance of Common Shares ....................            --      8,774,025      87,740       8,797,946
Issuance of Options to Purchase 112,500
 Shares of Common Stock ......................            --             --          --          98,438
Translation Adjustments ......................        98,774             --          --              --
Reclassification of Change in Market Value
 of Investments Available for Sale to
 Account for Permanent Impairment ............       696,500             --          --              --
Charge for Discount on Convertible Notes
 Issued ......................................            --             --          --       3,670,000
Net Loss .....................................    (9,685,271)
                                                 -----------     ----------    --------     -----------
Comprehensive Loss ...........................   $(8,889,997)
                                                 ===========
Balance -- June 30, 1999 .....................            --     25,364,262    $253,642     $17,854,174
                                                                 ==========    ========     ===========

                           [RESTUBED FOR TABLE ABOVE]

                                                                                   Accumulated
                                                                                      Other          Total
                                                     Stock                        Comprehensive   Shareholders'
                                                 Subscription     Accumulated        Income         Equity
                                                  Receivable        Deficit          (Loss)        (Deficit)
                                                 ------------    -------------    -------------   ------------
Balance -- June 30, 1996 .....................    $      --      $ (5,025,797)     $  70,651      $(1,815,718)
Issuance of Common Shares ....................           --                --             --        1,477,001
Translation Adjustments ......................           --                --         24,050           24,050
Net Loss .....................................           --        (2,106,709)            --       (2,106,709)
Comprehensive Loss ...........................
                                                  ---------      ------------      ---------      -----------
Balance -- June 30, 1997 .....................           --        (7,132,506)        94,701       (2,421,376)
Issuance of Common Shares ....................           --                --             --          775,417
Issuance of Options to Purchase 903,846
 Shares of Common Stock ......................           --                --             --           61,846
Translation Adjustments ......................           --                --        (84,655)         (84,655)
Change in Market Value of Investments
 Available for Sale ..........................           --                --       (696,500)        (696,500)
Net Income ...................................           --           291,744             --          291,744
Comprehensive Loss ...........................
                                                  ---------      ------------      ---------      -----------
Balance -- June 30, 1998 .....................           --        (6,840,762)      (686,454)      (2,073,524
Issuance of Common Shares ....................     (148,750)               --             --        8,736,936
Issuance of Options to Purchase 112,500
 Shares of Common Stock ......................           --                --             --           98,438
Translation Adjustments ......................           --                --         98,774           98,744
Reclassification of Change in Market Value
 of Investments Available for Sale to
 Account for Permanent Impairment ............           --                --        696,500          696,500
Charge for Discount on Convertible Notes
 Issued ......................................           --                --             --        3,670,000
Net Loss .....................................           --        (9,685,271)            --       (9,685,271
                                                  ---------      ------------      ---------      -----------
Comprehensive Loss ...........................                                                             --
                                                                                                  ===========
Balance -- June 30, 1999 .....................    $(148,750)     $(16,526,033)     $ 108,820      $ 1,541,853
                                                  =========      ============      =========      ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       MSU CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         June 30, 1999, 1998 and 1997

                                                                          1999              1998              1997
                                                                      ------------      -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ................................................     $(9,685,271)     $   291,744       $(2,106,709)
Adjustments to reconcile net income (loss) to net
 cash used in operating activities
Depreciation .....................................................          74,082           49,556            43,709
Amortization of deferred costs ...................................              --          917,891                --
Amortization of discount on convertible notes ....................       3,670,000               --                --
Impairment loss on carrying value of investments .................       2,524,375               --                --
Non-cash expense related to issuance of
 stock purchase options ..........................................          98,438           61,846                --
Issuance of stock for debt forgiveness, services
 and settlements .................................................         172,213               --                --
Issuance of stock for relief of interest .........................         153,049               --                --
Conversion loss on issuance of common stock under market .........         142,546               --                --
Non-cash revenue related to sale of license ......................              --       (2,915,000)               --
(Increase) decrease in accounts receivable, net ..................            (566)         105,842           (93,495)
(Increase) decrease in inventories ...............................         (40,749)          12,325           (12,325)
(Increase) decrease in prepaid expenses and other ................         (87,737)          35,332          (970,478)
Increase in accounts payable and accrued liabilities .............         304,852           54,249           216,329
Increase (decrease) in related-party advances payable ............         163,000          (12,558)           12,013
                                                                       -----------      -----------       -----------
   TOTAL ADJUSTMENTS .............................................       7,173,503       (1,690,517)         (804,247)
                                                                       -----------      -----------       -----------
    NET CASH USED IN OPERATING ACTIVITIES ........................      (2,511,768)      (1,398,773)       (2,910,956)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of equipment, net ...................................        (106,628)         (81,900)          (77,299)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayments of) borrowings under
 short-term credit facilities, net ...............................              --         (131,595)          131,595
Proceeds from issuance of convertible promissory notes ...........       4,175,000          470,008         1,829,742
Repayment of convertible promissory notes ........................        (326,939)              --                --
Proceeds from issuance of note payable ...........................          75,000               --           250,000
Repayment of note payable ........................................              --         (250,000)               --
Proceeds from issuance of note to related party ..................          77,200           41,500           162,680
Repayment of note to related party ...............................         (18,250)         (33,200)               --
Issuance of common stock .........................................       1,013,650          775,417         1,477,001
                                                                       -----------      -----------       -----------
    NET CASH PROVIDED BY FINANCING
    ACTIVITIES ...................................................       4,995,661          872,130         3,851,018

EFFECT OF EXCHANGE RATE CHANGES ..................................          61,199          (84,655)          (58,330)
                                                                       -----------      -----------       -----------
    NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS .........................................       2,438,464         (693,198)          804,433
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 YEAR ............................................................         166,040          859,238            54,805
                                                                       -----------      -----------       -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR .........................     $ 2,604,504      $   166,040       $   859,238
                                                                       ============      ===========       ===========

The accompanying notes are an integral part of the consolidated financial statements.

                       MSU CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 1 -- ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT RISKS

Organization and Basis of Presentation

     In October 1994, MSU Corporation, formerly Capital Acquisition Company, acquired, through the issuance of 9,422,222 shares of its common stock, the outstanding capital stock of MSU Public Limited Company (MSU Plc.), a private company organized and based in the United Kingdom, which owns all of the capital stock of Web2u Limited, formerly MSU UK Limited.

     MSU Corporation operates primarily through Web2u Limited, which is principally engaged in the design and development of computer chips and chipsets for use in consumer electronic products. In February 1997, MSU US Operations, Inc. was incorporated in North Carolina to act as a sales company marketing and selling products developed by Web2U Ltd. The activity of MSU US Operations has not been significant since its inception. All of the outstanding common stock of this company is owned by MSU Corporation.

     The consolidated financial statements include the accounts of MSU Corporation, MSU Plc., Web2u Limited and MSU US Operations, Inc. (collectively, the Company). All significant intercompany accounts have been eliminated in the consolidated financial statements.

Significant Risks

     The Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the years ended June 30, 1999, 1998 and 1997, the Company generated net income (losses) of approximately $(9,685,000), $292,000 and $(2,107,000), respectively. At June 30, 1999, the Company had an accumulated deficit of approximately $16,526,000. Additionally, the Company has had recurring negative cash flows from operations and currently has a very limited client base (see Note 10). These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Management's plans with regard to these matters include increased cash flows from operations through further development, upgrade and marketing of its chips and products, the issuance of additional shares of the Company's common stock or debt securities in exchange for proceeds, which may be used to provide the working capital needed to commercially exploit the Company's core technologies. The Company will have to expend significant amounts of cash on research and development in order to potentially produce revenues in the future, and it anticipates the initial source of such funds to be derived from the issuance of additional debt and/or equity securities. The issuance of any additional securities would further dilute the current ownership structure. The Company also intends to develop its infrastructure and organization to support its enhanced operations as funds become available. However, there can be no assurance that management will be successful in the implementation of its plans. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

     Cash equivalents include all highly liquid investments convertible into known amounts of cash with an original maturity, when purchased, of three months or less.

Investments

     Investments consist of publicly traded stock of a U.S.-based company. This stock was conveyed to the Company in partial payment of fees due under a licensing agreement dated May 6, 1998 (see Note 3). In accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these investments are accounted for as available for sale securities. Consequently, the unrealized

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

holding loss on these securities is reported as a separate component of shareholders' equity (deficit), unless a determination is made that the holding loss is other than temporary. Upon the sale of the underlying securities, the unrealized loss included in equity will be recognized in the statements of operations. If the holding loss is determined to be permanent, the loss is recognized in the year such a determination is made.

Equipment

     Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the equipment, generally four years.

Inventory

     Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory is generally comprised of Internet Access Devices, which are available for sale as production samples.

Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 5).

Revenue Recognition

     The Company enters into development arrangements with certain customers to design computer chips and chipsets using existing and enhanced technology, which are suitable for use in the customer's application. The Company's development arrangements are generally performed under contractual arrangements which stipulate the Company's fee as certain performance criteria are met. The Company recognizes these development fees when its customers acknowledge that the fee has been earned by accepting the Company's work product. Development fees and related support services fees revenue recognized by the Company amounted to approximately $544,000 for the year ended June 30, 1998. None of the arrangements resulted in development fees or related support service fees in the years ended June 30, 1999 and 1997.

     Certain arrangements provide for the customer to pay a royalty or licensing fee. Royalty fees are to be paid to the Company if the customer uses the Company's work product in commercial applications. Royalty and licensing fees earned by the Company in the year ended June 30, 1998, amounted to approximately $4,170,000. In the years ended June 30, 1999 and 1997, none of the arrangements resulted in royalty or licensing revenue to the Company.

     Revenue from the sale of chipset products to customers is recognized at the time the products are shipped.

Deferred Financing Costs

     The costs attributable to the issuance of certain convertible promissory notes were deferred and amortized over the term of the notes. The 10% convertible notes matured on July 1, 1998 (see Note 9), therefore, all deferred financing costs related to that issuance had been amortized as of June 30, 1998.

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Deferred Registration Costs

     Legal, accounting and other costs related to the Company's proposed registration of shares (see Note 11) were capitalized as deferred registration costs. These costs were expensed in fiscal 1998 when the Company chose to forgo the registration of the stock.

Research and Development Costs

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at discovery of new knowledge, which will be useful in developing new products or processes, or significantly enhancing existing products, and the implementation of such through design, building and testing of prototypes. The Company expenses all research and development costs as they are incurred.

Net Income (Loss) Per Share

     During the fiscal year ended June 30, 1998, the Company adopted "Statement of Financial Accounting Standards No. 128 -- Earnings Per Share" (SFAS 128), which requires presentation of both basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding during each year. Diluted earnings per share is based on the sum of the weighted average number of common shares outstanding plus common stock equivalents arising out of stock options and convertible debt. Earnings per share information for all periods have been restated to conform to the requirements of SFAS 128.

     Common share equivalents were not considered in the earnings per share calculation for 1999 and 1997 because their effect would have been anti-dilutive. As a result, both basic and diluted earnings per share for 1999 and 1997 were calculated based on 20,550,000 and 15,700,000 weighted average common shares outstanding during the years, respectively.

     The following table is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the fiscal year ended June 30, 1998:

                                                   For the Fiscal Year Ended June 30, 1998
                                                  -------------------------------------------
                                                     Income           Shares        Per-Share
                                                  (Numerator)     (Denominator)      Amount
                                                  -----------     -------------     ---------
Basic EPS
 Net income ..................................      $291,744        16,245,000       $ 0.02
                                                    ========                         ======
Effect of Dilutive Securities
 Common stock options ........................                          47,000
                                                                    ----------
Diluted EPS
 Net income plus assumed conversions .........      $291,744        16,292,000       $ 0.02
                                                    ========        ==========       ======

     Options to purchase 1,562,500 shares of common stock were outstanding during the fiscal year ended June 30, 1998, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Translation of Foreign Currency

     The financial position and results of operations of the Company's foreign subsidiaries are measured using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

exchange rate in effect at each year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from differences in exchange rates from period to period are included in the cumulative translation adjustments account in shareholders' equity.

Comprehensive Income (Loss)

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires companies to report an additional measure of income (loss) on the statements of operations or to create a new financial statement that shows the new measure of income (loss). Other comprehensive income (loss) includes foreign currency translation gains and losses and unrealized gains and losses on equity securities that are excluded from net income. Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss).

Concentrations of Credit Risk and Fair Value of Financial Instruments

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposited in a financial institution and investments in publicly traded equity securities. The Company primarily maintains its cash in bank deposit accounts in the United Kingdom, which are not insured. The Company has not experienced any losses in such bank deposit accounts and believes that it is not exposed to any significant credit risk on cash and cash equivalents.

     The Company's equity security holdings consists of an investment in one company (see Note 3). As a result, the Company has a significant credit risk related to its investment and is subject to the concentrated market risk related to not having a diversified portfolio. Volatility in the investment's stock price or low trading volume may have an adverse impact on the Company's financial position.

     Financial instruments reflected in the Company's balance sheets at June 30, 1999 and 1998 include cash and cash equivalents, subscription receivable, notes payable, and other borrowings. The carrying amount of cash and cash equivalents, subscription receivable, notes payable and other short-term borrowings approximates fair value because of the short maturity of those instruments. Because of the circumstances and the nature of the Company's relationship with its creditors, it was not practical to estimate the fair value of the $1,400,000 shareholder advance payable (see Note 4) and other borrowings.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain amounts in the June 30, 1998 financial statements have been reclassified to conform to the June 30, 1999 presentation.

NOTE 3 -- LICENSING AGREEMENT

     On May 6, 1998, the Company entered into a licensing agreement with American Interactive Media, Inc. (AIM), whereby the Company granted to AIM a worldwide, non-exclusive license in respect of the MSU proprietary intellectual property relating to the Internet Access Device. The consideration for the license was

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 3 -- LICENSING AGREEMENT  -- (Continued)

$1,150,000 in cash and 560,000 restricted shares of common stock in AIM, of which 60,000 shares were issued directly to Capital Bay Securities and Daybreak Fund LLC in settlement of certain short-term funding received by the Company of $314,985, together with accrued interest and other fees owing to Capital Bay Securities and Daybreak Fund LLC. In fiscal 1999, the trading value of the Company's investment in AIM declined significantly. The Company determined the loss to be permanent and, accordingly, recognized an impairment loss on carrying value of investments of approximately $2,500,000 in the accompanying financial statements.

     At June 30, 1999, the Company's investment serves as collateral on certain borrowings (see Note 9).

NOTE 4 -- RELATED-PARTY TRANSACTIONS

     Prior to June 30, 1994, the Company was advanced a total of $2,159,910 from a previously unrelated third party, of which $759,910 was contributed to capital when the Company agreed to accept this amount as consideration for the issuance of 2,208,333 shares of its common stock pursuant to a March 1994 agreement. As of June 30, 1998, the $1,400,000 remaining balance of the advance remained unpaid. The advance was repaid by the Company in December 1998 through the issuance of 1,400,000 shares of restricted common stock of the Company.

     The Company has received services from law firms in which a director of the Company was employed. Amounts charged to operations for these legal services during the years ended June 30, 1999, 1998 and 1997, approximated $115,000, $122,000 and $117,000, respectively.

     The Company has also entered into a marketing agreement with an individual who is a director of a principal shareholder of the Company. The agreement provides, among other things, for the individual to receive compensation based upon revenue attained by the Company, as a result of transactions attributable to the individual's efforts. Compensation under the agreement is to consist of from 5% to 10% of such revenue plus warrants to acquire 75,000 shares of the Company's common stock for each $1 million of revenue attained, with an exercise price of 50% of market value at the time the warrants are issued, up to a maximum of 300,000 shares. No expense has been incurred under this agreement through June 30, 1999.

     In September 1996, a trust in which a director has an interest (the Employee Trust) loaned the Company approximately $163,000. The loan is unsecured, bears no interest, and has no defined terms for repayment. As consideration for this, the Company has granted to the trustees an option over a five-year period to subscribe for 100,000 shares of the Company's common stock with an exercise price of $2.12, being the market value of the Company's common stock at the date of grant of the options. During the fiscal year ended June 30, 1999, a further $40,000 was advanced on similar terms, and approximately $18,000 was repaid in cash. In October 1998, approximately $161,000 of this note was repaid through the issuance of 322,500 shares of restricted common stock of the Company.

     In September 1998, a director loaned the Company approximately $33,000. The loan was unsecured, bore no interest, and had no defined terms for repayment. As consideration for this, the Company granted to the director an option over a five-year period to subscribe for approximately 106,000 shares of the Company's common stock with an exercise price of $0.35, being the market value of the Company's common stock at the date of grant of the options. During December 1998, this note was repaid through the issuance of approximately 96,000 shares of restricted common stock of the Company.

     Amounts due under related party notes, advances and payables as of June 30, 1999 and 1998, amounted to approximately $186,000 and $179,000, respectively. The June 30, 1999 and 1998 balances consist of primarily approximately $158,000 and $79,000 due to a director for unpaid salaries and approximately $21,000 and $171,000 due to the Employee Trust, respectively.

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 5 -- INCOME TAXES

     As of June 30, 1999, 1998 and 1997, the Company had a U.S. net operating loss carryforward of approximately $2.5 million, $2 million and $460,000, respectively, available to offset future taxable income. The net operating loss carryforward expires through the year 2019. Under U.S. federal tax laws, certain changes in ownership of a company may cause a limitation on future utilization of these loss carryforwards.

     As of June 30, 1999, 1998 and 1997, the Company's subsidiaries had a United Kingdom net operating loss carryforward of approximately $7.2 million, $4.2 million and $6.0 million, respectively. Under United Kingdom tax laws, operating losses carry forward indefinitely.

     Deferred tax assets resulting from the Company's United Kingdom income tax loss carryforwards were approximately $2.1 million, $1.3 million and $1.8 million at June 30, 1999, 1998 and 1997, respectively. The Company has established a valuation allowance to fully offset all deferred tax assets and carryforwards, as their future realization is uncertain.

NOTE 6 -- STOCKHOLDERS' DEFICIT

     During the year ended June 30, 1997, the Company issued, in private transactions, an aggregate of 452,169 shares of common stock in exchange for net consideration of approximately $1,477,000. Gross proceeds of approximately $1,527,000 were offset by $50,000 of legal fees relating to the stock issuances. Of this amount, approximately $1,027,000 was received in cash at the time of the transactions, approximately $50,000 was received in the form of consulting services, and $450,000 of stock was issued to the placement agent as partial compensation for the issuance of the 10% convertible notes (see Note
9).

     During the year ended June 30, 1998, the Company issued, in private transactions, an aggregate of 603,346 shares of unregistered common stock in exchange for net consideration of approximately $451,000 cash at the time of the transactions, and approximately $324,000 as forgiveness of interest on certain notes payable.

     During the year ended June 30, 1999, the Company issued, in private transactions, an aggregate of 8,774,025 shares of unregistered common stock in exchange for net consideration of approximately $8,737,000. Approximately $1,021,000 was received in cash for the issuance of 2,027,500 shares of common stock at the time of the transactions. Stock subscriptions receivable in the amount of approximately $149,000 relate to the issuance of 150,000 shares of common stock. Common stock representing 1,923,607 shares was issued to various parties for settlement of approximately $1,782,000 of certain advances, notes and settlements payable. Accrued interest payable approximating $153,000 was relieved through the issuance of 207,500 shares of common stock. Convertible notes payable in the amount of approximately $5,638,000 were converted into 4,465,418 shares of common stock during the year ended June 30, 1999. Conversion cost of securities issued below market during the fiscal year ended June 30, 1999 approximated $143,000, of which approximately $40,000 was as a result of related-party transactions, and was recorded as additional paid-in capital in the accompanying statements of changes in shareholders' equity (deficit) (see Note 4).

NOTE 7 -- STOCK OPTIONS AND WARRANTS

     In connection with the private placement of 1,600,000 shares of its common stock in 1996, the Company issued a warrant, which was exercisable through September 1, 1997, to purchase 3.5% of the then outstanding shares (calculated on a fully diluted basis) of the Company's common stock for consideration of $1,000,000. The warrant was subject to certain anti-dilution provisions. In July 1997, in consideration for the cancellation of the warrant and anti-dilutive provisions relating to the private placement of 1,600,000 shares of the Company's common stock, the Company issued a new warrant to purchase 650,000 shares of the Company's common stock for $650,000. This warrant is exercisable through July 2002.

     In February 1997, the Company entered into a "Placement Agent Agreement and a Bridging Loan Agreement," which provided for the issuance to the Company of a bridge loan of $600,000 in advance of the

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 7 -- STOCK OPTIONS AND WARRANTS  -- (Continued)

offering of approximately $2,000,000 of convertible notes (see Note 9). In accordance with these agreements, the Company has issued warrants to the placement agent for 10,000 shares of the Company's common stock, exercisable from May 1997 to May 2000 at a price of $3.00 per share and to the bridge loan noteholders for 60,000 shares of the Company's common stock exercisable at $3.00 per share through January 2000.

     In May 1997, the Company issued to a consultant a warrant to purchase up to 150,000 shares of the Company's restricted common stock at an exercise price of $2.00 per share. No compensation expense was recorded for these options, as management believes the restrictions associated with any shares received by the option grantees on exercise will subject those shares to a discount from unrestricted market value.

     In July 1997, the Company granted options to nine of its employees to acquire an aggregate of 50,000 shares of the Company's common stock at an exercise price of $3.56 per share. The option terms are as follows: options relating to 25,000 shares were exercisable on June 30, 1998; options relating to 25,000 shares were exercisable on June 30, 1999. During the year ended June 30, 1998, 10,000 of these options were canceled. The remaining options expire in June 2002.

     Pursuant to an employment agreement, in August 1997 and May 1998, the Company granted options to a director to acquire an aggregate of 600,000 shares of the Company's common stock at exercise prices as follows: 300,000 options exercisable at $2.25 per share and 300,000 options exercisable at $0.65 per share. Options relating to 250,000 shares of common stock have expired due to the director's termination of employment. The remaining options are exercisable as follows: options relating to 200,000 shares are exercisable in equal amounts in August 1998 and 1999, and options relating to the remaining 150,000 shares became exercisable in May 1998. These options expire three years after their respective dates of issuance.

     In February 1998, the Company granted options to a director to acquire an aggregate of 321,646 shares of the Company's common stock at exercise prices ranging from $1.75 to $0.65. These options are immediately exercisable and expire in February 2003.

     In July and August 1998, the Company granted options to ten of its employees to acquire an aggregate of 88,000 shares of the Company's common stock at an exercise price of $0.94 per share. These options are exercisable in equal amounts in June 1999 and 2000. As of June 30, 1999, 11,500 of these options have lapsed due to termination of the respective employees.

     In August 1998, options to purchase 145,000 shares of the Company's common stock were granted to an investment broker as consideration to extend the due date for the payment of interest on certain convertible promissory notes (see
Note 9). These options are exercisable immediately at an exercise price of $1.00.

     In September 1998, the Company granted options to three directors to acquire an aggregate of 500,000 shares of the Company's common stock at an exercise price of $0.65. These options are exercisable in equal amounts in September 1998 and 1999 and expire in September 2003.

     In connection with the private placement of 2,000,000 shares of its common stock in November and December 1998, the Company issued warrants, which are exercisable immediately, to purchase 1,000,000 shares of the Company's common stock for consideration of $500,000.

     As consideration for a loan to the Company in September 1998, a director of the Company was granted options to purchase 105,857 shares of common stock at an exercise price of $0.35 per share. These options are immediately exercisable and expire in September 2003.

     In connection with the issuance of collateralized, convertible promissory notes (see Note 9) in the fiscal year ended June 30, 1999, two directors of the Company offered as security for the loan an aggregate of

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 7 -- STOCK OPTIONS AND WARRANTS  -- (Continued)

2,250,000 shares of the Company's common stock owned by the directors. As consideration for pledging the collateral for the notes, the directors were granted options to purchase an aggregate of 1,125,000 shares of common stock at an exercise price of $0.50 per share. These options are immediately exercisable and expire in November 2003.

     In November 1998, the Company granted options to eight of its employees to acquire an aggregate of 65,000 shares of the Company's common stock at an exercise price of $0.75 per share. These options are immediately exercisable. As of June 30, 1999, 25,000 of these options have lapsed due to termination of the respective employees.

     In January 1999, the Company issued options to a consultant to purchase 25,000 shares of the Company's common stock at an exercise price of $2.94 per share. These options are immediately exercisable and expire in January 2004.

     In January 1999, the Company issued options to a consultant to purchase 112,500 shares of the Company's common stock at an exercise price of $1.50 per share. These options are immediately exercisable and expire in January 2004.

     Compensation expense recorded for stock options granted in the years ended June 30, 1999, 1998 and 1997, approximated $98,000, $230,000, and $-0-, respectively, and is included in selling, general and administrative expenses.

     Activity related to the Company's stock options during the years ended June 30, 1997, 1998 and 1999, was as follows:

                                                          Outstanding Options
                                                  -------------------------------------
                                                                       Weighted Average
                                                  Number of Shares      Exercise Price
                                                  ----------------     ----------------
June 30, 1996 ................................         380,000              $4.47
Grants .......................................       1,622,500              $1.70
Exercises ....................................              --                 --
Cancellations ................................              --                 --
                                                     ---------
June 30, 1997 ................................       2,002,500              $2.22
Grants .......................................       1,121,646              $1.39
Exercises ....................................         (37,000)             $1.00
Cancellations ................................        (320,000)             $2.18
                                                     ---------
June 30, 1998 ................................       2,767,146              $1.86
Grants .......................................       3,166,357              $0.61
Exercises ....................................        (172,500)             $0.96
Cancellations ................................        (316,500)             $1.54
                                                     ---------
June 30, 1999 ................................       5,444,503              $1.18
                                                     =========
Options exercisable at June 30, 1999 .........       5,031,253              $1.20
                                                     =========              =====

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 7 -- STOCK OPTIONS AND WARRANTS  -- (Continued)

     The range of exercise prices for options outstanding at June 30, 1999 was $0.35 to $5.00. The following table summarizes information about options outstanding at June 30, 1999:

                                             Outstanding Options
                             ---------------------------------------------------
                                                Weighted
                                Number          Average
                                  of          Contractual       Weighted Average
Range of Exercise Prices        Shares      Life (in years)      Exercise Price
--------------------------    ---------     ---------------     ----------------
$0.35 to $2.50 ...........    5,079,503           3.7                $ 0.93
$3.00 to $5.00 ...........      365,000           2.2                $ 4.71
                              ---------
                              5,444,503           3.6                $ 1.18
                              =========

                                      Exercisable Options
                              -------------------------------------
                                                   Weighted Average
Range of Exercise Prices      Number of Shares      Exercise Price
--------------------------    ----------------     ----------------
$0.35 to $2.50 ...........        4,666,253             $0.93
$3.00 to $5.00 ...........          365,000             $4.71
                                  ---------
                                  5,031,253             $1.20
                                  =========

     SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) establishes financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Companies that choose not to adopt the new fair value accounting rules are required to disclose net income and earnings per share under the new method on a pro forma basis. The Company accounts for its options and warrants according to APB No. 25 and follows the disclosure provisions of SFAS 123. Accordingly, if options or warrants are granted to employees or others for services and other consideration with an exercise price below the fair market value on the date of the grant, the difference between the exercise price and the fair market value is charged to operations. The fair value of the options granted during the fiscal years ended June 30, 1999, 1998 and 1997 reported below, has been estimated at the dates of grant using the Black-Scholes option-pricing model with the following assumptions:

                                          1999        1998         1997
                                          ----        ----         ----
 Expected life (in years) ..........         5           5           5
 Risk-free interest rate ...........       7.5%        6.5%        6.0%
 Volatility ........................       131%        130%        135%
 Dividend yield ....................       0.0%        0.0%        0.0%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 7 -- STOCK OPTIONS AND WARRANTS  -- (Continued)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is approximately as follows:

                                            1999               1998              1997
                                        ------------       ------------      ------------
Pro forma net loss ................     $(11,259,000)      $(1,310,000)      $(3,430,000)
Pro forma loss per share ..........     $      (0.55)      $     (0.08)      $     (0.22)

     The effects on pro forma disclosures of applying SFAS 123 are not necessarily indicative of the effects on pro forma disclosures of future years.

NOTE 8 -- SHORT-TERM BORROWINGS

     The Company has borrowed funds from time to time for working capital under various credit facilities with its principal bank. These borrowings have generally provided for interest on outstanding amounts at a rate of 3% above the financial institution's prime rate. All such borrowings, including bank overdrafts, are subject to the bank's discretion and are collateralized by a floating debenture on substantially all of the assets of the Company and are payable on demand. At June 30, 1999 and 1998, there were no borrowings outstanding under this arrangement.

NOTE 9 -- LONG-TERM DEBT

     During the year ended June 30, 1997, the Company issued approximately $1,830,000 of 10% convertible promissory notes (the old 10% Notes). Interest was payable quarterly and the old 10% Notes matured July 1, 1998. The old 10% Notes were collateralized by the assets of the Company and were originally convertible into shares of the Company's common stock at a rate of one share of common stock for each $3.00 of old 10% Notes principal converted. Proceeds received by the Company, net of offering costs, approximated $1,524,000. During the year ended June 30, 1998, the Company issued an additional $470,000 of the old 10% Notes. The Company used approximately $600,000 of the proceeds to repay certain bridge financing that it incurred during the year ended June 30, 1997 (see Note 7).

     Capital Bay Securities, as agent for the noteholders, issued a Notice of Default on the Company, as interest had not been paid on the promissory notes on the due dates. On May 6, 1998, the noteholders agreed that in consideration for the issuance of 168,000 shares of common stock, representing interest through July 31, 1998, the notes would not be declared in default at any time prior to July 31, 1998 for any reason whatsoever. In August 1998, the noteholders agreed that in consideration for a reduction of the conversion price to $0.75, they would release all of their collateral security over the assets of the Company, except for the security of the 500,000 shares of common stock of AIM, and extend the period over which they would not declare the notes to be in default to September 30, 1998, which was subsequently extended through December 15, 1998. As of June 30, 1999, all of the 10% convertible notes were paid or converted into shares of the Company's common stock.

     In December 1998, the Company issued $175,000 of 8% convertible promissory notes (the 8% Notes). Interest was prepaid on the 8% Notes through December 2001, with an issuance of approximately 58,000 shares of the Company's common stock. The 8% Notes are collateralized by certain assets of the Company and two directors (see Note 7), mature in December 2001, and are convertible into shares of the Company's common stock at a rate of one share of common stock for each $3.00 of the 8% Notes principal converted. Proceeds received by the Company, net of offering costs, approximated $156,000. In the event of the noteholders not electing to convert their promissory notes into shares of common stock, there can be no guarantee that the Company will have sufficient funds available to repay the promissory notes.

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 9 -- LONG-TERM DEBT  -- (Continued)

     In January 1999, the Company issued $330,000 of 6% convertible promissory notes (the 6% Notes). Interest was prepaid on the 6% Notes through December 2001, with an issuance of approximately 80,000 shares of the Company's common stock. The 6% Notes are collateralized by certain assets of the Company and two directors (see Note 7), mature in December 2001, and are convertible into shares of the Company's common stock at a rate of one share of common stock for each $3.00 of the 6% Notes principal converted. Proceeds received by the Company, net of offering costs, approximated $307,000. In the event of the noteholders not electing to convert their promissory notes into shares of common stock, there can be no guarantee that the Company will have sufficient funds available to repay the promissory notes.

     In May 1999, the Company issued $3,670,000 of new 10% convertible promissory notes (the new 10% Notes). Interest was payable on these Notes quarterly. The new 10% Notes were collateralized by certain assets of the Company and two directors (see Note 7) and, in June 1999, were converted into shares of the Company's common stock at a rate of one share of common stock for each $2.00 of the new 10% Notes principal converted. Proceeds received by the Company from the issuance of the new 10% Notes, net of offering costs, approximated $3,376,000 in cash and $160,000 in forgiveness of non-convertible promissory notes. Since the conversion price of these notes was below the market price of the Company's stock at the date of issuance, a discount relating to this beneficial conversion feature in the amount of $3,670,000 was recorded in the year ended June 30, 1999. Due to the conversion of the new 10% Notes, this discount was fully amortized as of June 30, 1999 and appears in the accompanying statements of operations.

     The Company signed notes payable with three individuals in March 1999 for consideration of $235,000. Two of these notes were subsequently paid by the issuance of $160,000 of new 10% convertible notes to the respective noteholders. The note related to the remaining $75,000 of principal outstanding at June 30, 1999, is unsecured and was due at June 30, 1999.

     In 1999 and 1998, the Company received loans in the amount of approximately $40,000 and $8,000, respectively, from its employee trust (see
Note 10). The loans are unsecured, bear no interest, and have no defined terms for repayment.

     Long-term debt consists of the following at June 30, 1999 and 1998:

                                                                              1999           1998
                                                                            --------      -----------
Convertible 10% promissory notes, interest payable quarterly, maturing
 July 1, 1998, collateralized by assets of the Company, convertible into shares of the Company's common stock at a rate of one share for each
 $0.75 of note principal converted .....................................    $     --      $ 2,299,750
Convertible 8% promissory notes, interest payable quarterly, maturing
 December 2001, collateralized by assets of the Company, convertible into shares of the Company's common stock at a rate of one share for
 each $3.00 of note principal converted ................................     175,000               --
Convertible 6% promissory notes, interest payable quarterly, maturing
 December 2001, collateralized by assets of the Company, convertible into shares of the Company's common stock at a rate of one share for
 each $3.00 of note principal converted ................................     330,000               --
Unsecured, noninterest-bearing notes payable, no specified date for
 repayment .............................................................      75,000               --
                                                                            --------      -----------
                                                                             580,000        2,299,750
Less current portion ...................................................     (75,000)      (2,299,750)
                                                                            --------      -----------
  Total long-term debt .................................................    $505,000      $        --
                                                                            ========      ===========

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 9 -- LONG-TERM DEBT  -- (Continued)

     Maturities on long-term debt obligations are as follows:

                         Year Ending
                           June 30,       Principal
                         -----------      ---------
                            2000          $ 75,000
                            2001          $     --
                            2002          $505,000

     Cash paid for interest was approximately $-0-, $230,000 and $26,000 for the fiscal years ended June 30, 1999, 1998 and 1997, respectively.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases office space under operating leases entered into during 1997 and 1998, which expire through March 2001. Future minimum rental payments and service charges required under the leases at June 30, 1999, are approximately as follows:

                         Year Ending
                           June 30,       Amount
                         -----------      ------
                            2000         $88,000
                            2001         $61,000

     For the years ended June 30, 1999, 1998 and 1997, rent expense totaled approximately $115,000, $68,000 and $54,000, respectively.

Pension Plan

     The Company has a defined contribution pension plan for the benefit of its employees. The plan requires an employee contribution of 2.5% of the employee's salary to participate and fixes the employer contribution at 6.5% of the salary for all participating employees. For each of the years ended June 30, 1999, 1998 and 1997, the Company made contributions of approximately $54,000, $36,000 and $37,000 to the plan, respectively.

Employment Agreements

     The Company currently has employment agreements with four of its executive officers requiring the payment of aggregate minimum annual salaries of approximately $279,000, along with certain other benefits.

Concentrations

     The Company has no customers to date that frequently and systematically purchase its products or retain its services.

     Revenues for the years ended June 30, 1999, 1998 and 1997 were generated from a small number of customers, the loss of any one of which could have a material adverse affect on the Company's business. In fiscal 1998, substantially all of its revenues were derived from one transaction with one customer (see
Note 3).

     The Company presently has only one supplier manufacturing customized Internet Access Devices using its chips and software. Should the supplier cease production, the Company could be adversely affected.

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 10 -- COMMITMENTS AND CONTINGENCIES  -- (Continued)

     The Company's revenue, by geographical region, during the years ended June 30, were approximately as follows:

Location                          1999            1998                1997
--------                        -------        ----------          ----------
Europe .................        $ 2,000        $    8,000          $       --
Far East ...............         17,000                --             730,000
North America ..........         13,000         4,171,000             750,000
                                -------        ----------          ----------
                                $32,000        $4,179,000          $1,480,000
                                =======        ==========          ==========

Contested Liability

     In November 1994, the Company received a written demand from a third party for $75,000, plus additional unspecified amounts based upon an alleged breach of contract. The Company has advised the third party that it does not believe that it has any liability since the third party failed to perform in accordance with the contract and that the contract was of no further effect. The ultimate outcome of this matter and the amount of damages, if any, that may ultimately be incurred cannot presently be determined, and no provision for liability has been made in the accompanying consolidated financial statements.

Employee Trust

     As of June 30, 1999 and 1998, 2,914,444 and 2,591,944 shares of the
Company's common stock were held by an employee trust (the Trust), whose beneficiaries are substantially all of the employees of the Company. Contributions to the Trust are at the discretion of the Company's Board of Directors. During the years ended June 30, 1999 and 1998, the Company made no contributions to the Trust.

Other

     The Company does not have access to certain of its corporate records, other than drafts and copies of certain documents, for the period from approximately September 1994 through December 1995, making it difficult for the Company to conclude that certain corporate matters were properly effected. Current management believes that all matters during this period were effected properly, including approval of the reverse acquisition of Capital Acquisition Corporation by MSU Plc. (see Note 1). The corporate records for the aforementioned period are in the possession of one of the Company's former law firms, which has refused to release such records until amounts allegedly due such firm are paid. The Company is contesting the amount allegedly due that firm based on the Company's belief that it was billed for services that were not authorized by the Company. The ultimate outcome of these matters and the amount of damages, if any, that may ultimately be incurred cannot presently be determined. The accompanying financial statements contain no provision or adjustments related to the ultimate outcome of these uncertainties.

     In December 1997, the Company received a complaint demanding approximately $113,000 for unpaid public relations and consulting services. The Company filed an answer to the lawsuit stating that the Plaintiff failed to fulfill its contractual obligations and, accordingly, the Company believed it was not liable for the claimed damages. In January 1999, this matter was settled by the Company agreeing to issue to the complainant 55,000 shares of the Company's common stock, resulting in settlement expense of approximately $96,000.

     The Company continues to review the adequacy of its insurance coverage. Presently, the Company believes that its insurance coverage may be inadequate in light of current and/or prospective agreements. However, management continues to endeavor to obtain adequate coverage, although no assurance can be given that adequate insurance will be obtained.

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 10 -- COMMITMENTS AND CONTINGENCIES  -- (Continued)

Year 2000 Issues (Unaudited)

     Because many computerized systems use only two digits to record the year in date fields (for example, the year 1998 is recorded as "98"), such systems may not be able to process dates accurately in the year 2000 and after.

     The Company's management has made efforts to determine the possible effects of Year 2000 issues on its operations and is implementing remedial actions. Management will also attempt to determine if its significant customers, vendors and other third parties upon which it relies have addressed or will be able to address any affected systems on a timely basis. Management does not expect the potential disruption from Year 2000 issues to have a material effect on the Company's business operations, but the outcome remains uncertain. The accompanying financial statements contain no provision or adjustments related to the ultimate outcome of this uncertainty.

NOTE 11 -- REGISTRATION OF SHARES

     The Company intended to file a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, for the purpose of registering shares of common stock that are issuable upon the conversion of the Company's 10% convertible promissory notes (see Note 9) and to register 218,000 shares of common stock to be sold by certain selling shareholders. In 1998, the Company chose to withdraw the Registration Statement.

                        INDEX TO FINANCIAL STATEMENTS FOR
                        NINE MONTHS ENDED MARCH 31, 2000

                                                                                               Page No.
                                                                                            ------------
Condensed Consolidated Financial Statements
Condensed Consolidated Balance sheets as at March 31, 2000 and June 30, 1999 .............      F-21
Condensed Consolidated statements of Operations for the three and nine months ended
 March 31, 2000 and the three and nine months ended March 31, 1999 .......................      F-22
Condensed Consolidated statements of Cash Flows for the nine months ended March 31, 2000
 and 1999 ................................................................................      F-23
Notes to Condensed Financial Statements ..................................................  F-24 -- F-25

Condensed Consolidated Financial Statements
MSU Corporation
Condensed Consolidated Balance Sheets (Unaudited)



                                                                            March 31,        June 30,
                                                                              2000             1999
                                                                         ------------      ------------
                               ASSETS
CURRENT ASSETS
Cash and cash equivalents ...........................................    $    205,975      $  2,604,504
Accounts receivable .................................................         125,979               566
Inventory ...........................................................         446,091            39,500
Prepaid expenses and other ..........................................         360,053           170,457
                                                                         ------------      ------------
TOTAL CURRENT ASSETS ................................................       1,138,098         2,815,027
EQUIPMENT, net of accumulated depreciation of $218,710 and
 $152,279 at March 31, 2000 and June 30, 1999, respectively .........         176,544           134,959
INVESTMENTS .........................................................         125,000           390,625
                                                                         ------------      ------------
TOTAL ASSETS ........................................................    $  1,439,642      $  3,340,611
                                                                         ============      ============
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Current portion of debt .............................................    $    825,000      $     75,000
Accounts payable and accrued liabilities ............................       1,345,484         1,032,947
Related-party notes, advances and payables ..........................          84,720           185,811
                                                                         ------------      ------------
TOTAL CURRENT LIABILITIES ...........................................       2,255,204         1,293,758
LONG-TERM DEBT ......................................................         505,000           505,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY/(DEFICIT)
Common stock, $0.01 par value; 50,000,000 shares authorized;
 25,631,202 and 25,364,262 shares issued and outstanding at March
 31, 2000 and June 30, 1999, respectively ...........................         256,312           253,642
Additional paid-in capital ..........................................      18,643,881        17,854,174
Stock subscriptions receivable ......................................        (145,000)         (148,750)
Accumulated other comprehensive income ..............................         149,770           108,820
Net unrealized loss .................................................        (265,625)               --
Accumulated deficit .................................................     (19,959,900)      (16,526,033)
                                                                         ------------      ------------
TOTAL SHAREHOLDERS' EQUITY/(DEFICIT) ................................      (1,320,562)        1,541,853
                                                                         ------------      ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY/(DEFICIT) ...................................................    $  1,439,642      $  3,340,611
                                                                         ============      ============

           See notes to condensed consolidated financial statements.

MSU Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

                                               Three Months Ended                   Nine Months Ended
                                                    March 31,                           March 31,
                                          -----------------------------      ----------------------------
                                                2000            1999             2000             1999
                                           -----------      -----------      -----------      -----------
REVENUES ..............................    $   397,013      $        --      $   397,517      $     9,808
EXPENSES
Cost of revenues ......................        394,995            2,587          394,995            6,895
Selling, general and administrative and
 other ................................        592,796          546,181        1,462,207        1,050,181
Depreciation ..........................         18,217           19,806           64,875           57,517
Interest expense ......................         25,584           10,450           81,985          106,283
Research and development ..............        447,594          443,045        1,418,170        1,132,416
                                           -----------      -----------      -----------      -----------
TOTAL EXPENSES ........................      1,479,186        1,022,069        3,422,232        2,352,292
                                           -----------      -----------      -----------      -----------
OPERATING LOSS ........................     (1,082,173)      (1,022,069)      (3,024,715)      (2,343,484)
NON-OPERATING INCOME
Interest income .......................            (81)             (27)          32,098            2,634
Amortization of discount on convertible
 notes ................................       (291,251)              --         (441,251)              --
                                           -----------      -----------      -----------      -----------
TOTAL NON-OPERATING INCOME
 (EXPENSE) ............................       (291,332)             (27)        (409,153)           2,634
                                           -----------      -----------      -----------      -----------
NET LOSS ..............................    $(1,373,506)     $(1,022,096)     $(3,433,868)     $(2,340,850)
                                           ===========      ===========      ===========      ===========
BASIC AND DILUTED NET LOSS
 PER COMMON SHARE .....................    $     (0.05)     $     (0.04)     $     (0.13)     $     (0.12)
                                           ===========      ===========      ===========      ===========
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING ..........................     25,558,230       23,105,043       25,448,784       19,374,838
                                           ===========      ===========      ===========      ===========

           See notes to condensed consolidated financial statements.

MSU Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

                                                                                       Nine Months Ended
                                                                                ------------------------------
                                                                                  March 31,          March 31,
                                                                                    2000               1999
                                                                                -----------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ..................................................................     $(3,433,868)      $(2,340,850)
Adjustments to reconcile net loss to net cash used in operating activities           27,972           985,412
                                                                                -----------       -----------
NET CASH USED IN OPERATING ACTIVITIES .....................................      (3,405,896)       (1,355,438)
                                                                                -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of equipment (net) ...........................................        (106,460)          (69,429)
                                                                                -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings ..................................................         900,000           720,270
Repayment of promissory notes in cash .....................................           3,750          (373,439)
Issuance of common stock for cash .........................................         169,125         1,035,075
Costs directly related to financing activities ............................                           (81,570)
                                                                                -----------       -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES .................................       1,072,875         1,300,330
                                                                                -----------       -----------
EFFECT OF EXCHANGE RATE CHANGES ...........................................          40,952            46,892
                                                                                -----------       -----------
NET DECREASE IN CASH ......................................................      (2,398,529)          (77,645)
CASH AT BEGINNING OF PERIOD ...............................................       2,604,504           166,040
                                                                                -----------       -----------
CASH AT END OF PERIOD .....................................................     $   205,975       $    88,395
                                                                                ===========       ===========

           See notes to condensed consolidated financial statements.

MSU Corporation
Notes to Consolidated Financial Statements

NOTE 1 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position of MSU Corporation and its subsidiaries (collectively, the "Company") at March 31, 2000, the results of its operations for three and nine months ended March 31, 2000 and 1999, and its cash flows for the nine months ended March 31, 2000 and 1999.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed financial statements should be read in conjunction with the Company's annual report on form 10-K for the fiscal year ended June 30, 1999. The results of the operations for the three and nine months ended March 31, 2000 are not necessarily indicative of the operating results that may be expected for the fiscal year ending June 30, 2000.

NOTE 2 -- SHAREHOLDERS' EQUITY

     During the nine months ended March 31, 2000, there was a decrease in shareholders' equity of approximately $2,862,000. Net loss for the nine-month period was $3,434,000 and the cumulative translation adjustment increased by approximately $41,000.

     During the three-month period ended March 31, 2000, the Company issued 152,500 shares of its common stock following the exercise of stock options, of which 150,000 of these shares was to a former director. In addition, 23,250 shares of common stock were sold to a director, J. M. Simpson at $3.00 per share.

NOTE 3 -- NEW CONVERTIBLE PROMISSORY NOTES

     In January through February 2000, the Company issued $750,000 new convertible promissory notes. These notes are due on the earlier of December 31, 2000 or out of the proceeds of an offering by the Company that raises a minimum of $5,000,000 prior to that date. The notes are convertible into shares of common stock at $3.00 per share, but, if at any time during the term of the notes, the closing market bid price of the common stock equals or exceeds $6.00 per share for a period of thirty consecutive days, the notes shall automatically be converted. Attached to each $50,000 of the notes are warrants to purchase 20,000 shares of common stock at $3.00 per share on or before December 31, 2001.

     The Company has chosen to amortize the whole of the discount on the convertible notes of $291,000 in this quarter.

NOTE 4 -- LOSS PER COMMON SHARE

     The basic and diluted net loss per common share are computed based upon the weighted average of the shares outstanding during the period. Dilutive net loss per common share is the same as basic net loss per common share since the inclusion of all potentially dilutive common shares that would be issuable upon the exercise of outstanding stock options and warrants or upon the conversion of convertible debt would be anti-dilutive.

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 5 -- SUBSEQUENT EVENTS  -- (Continued)

     The following significant events occurred subsequent to June 30, 1999:

     1. In May and June 2000, MSU sold in private transactions 3,290,000 shares of its common stock for cash of $3,290,000. In addition the acquirors of the shares were granted warrants entitling them to subscribe for an additional 3,290,000 shares of common stock at $3.00 per share at any time up to May 31, 2001.

     2. Between January 2000 and March 2000 MSU offered an aggregate of $750,000 of its 10% convertible promissory notes to 10 accredited investors, as that term is defined by Rule 501 of Regulation D.

     3. In January 2000, MSU signed a licensing agreement with JadooNet.com Ltd. ('JadooNet'), a joint venture between Salora International Ltd. and Infoquest E-Commerce Pvt Ltd., for the license, manufacture and sale of the IAD in India. JadooNet will exclusively manufacture and market the IAD in India and also sell it into Bangladesh, Nepal and Sri Lanka. MSU will receive a license fee per unit produced and will sell certain components of the IAD to JadooNet. MSU will also help customize the product for the markets covered by the Agreement. As part of this agreement, each of MSU and JadooNet will receive options to purchase shares in the other, in an agreed upon amount of 3.5 percent of the outstanding capital stock of each company.

     4. A manufacturing agreement dated June 16, 2000 was concluded with Flex International UK Limited, ('Flextronics') which grants a non-exclusive license to Flextronics to manufacture and sell to MSU the IAD using the ISP chipset, the related software and all related intellectual property for a period of one year following which the agreement is automatically renewed for separate but successive one year terms; although the agreement does permit termination on 90 days written notice by either party. The agreement provides for the sale by Flextronics of the finished and packaged IADs to MSU and payment is to be made by MSU within 30 days from the date of the invoice. As part of the agreement, in order to minimize the financial risk to Flextronics, MSU has been required to issue a standby documentary credit to Flextronics for $1.5 million which expires May 30, 2002

     5. On November 15,1999, MSU entered into a sales agency agreement with Corstar Business Computing Co., Inc. of Hawthorne, New York and McLaughlin International, Inc., (the "Agents") to promote and sell

                       MSU CORPORATION AND SUBSIDIARIES

                   Years Ended June 30, 1999, 1998 and 1997

NOTE 5 -- SUBSEQUENT EVENTS  -- (Continued)

MSU's products. MSU has agreed to pay the Agents, to be divided equally, a fee of $25,000 per month, plus a commission per unit of the Company's products sold by them. MSU, as additional consideration has also granted the Agents warrants to purchase 100,000 shares of common stock in MSU at $3.00 per share for a period of five years from the date of execution of the agreements. MSU has also agreed to issue additional warrants, on the same terms as set out above, upon the sale of additional units of MSU's products. The agreement is terminable on 90 days prior written notice before the end of any one-year term or it continues for another year.

     6. Since 30 June, 1999 the following options have been granted to directors:

        a) On August 5, 1999 Mr. Evans, who was then a consultant to MSU, was granted stock options to purchase 1,000 shares of MSU's common stock, with an expiration date of August 5, 2002, at an exercise price of $3.38, being the market value of the stock at the date of the grant. On November 5, 1999 as part of his employment contract Mr. Evans was granted stock options to purchase 300,000 shares of MSU's common stock at the same price of $3.38 of which 100,000 become exercisable on August 5, 2000; 100,000 on August 5, 2000; and 100,000 on August 5, 2001. The options only become exercisable if Mr. Evans is employed by MSU at the relevant dates and they will all lapse if not exercised by August 5, 2004.

        b) On November 4, 1999 Mr. Coles was granted options to purchase 150,000 shares of common stock at a price of $2.75 which become exercisable as to 50,000 shares on November 4, 2000; 50,000 shares on November 4, 2001; and 50,000 shares on November 4, 2002 provided that Mr. Coles is still a director of MSU at the relevant dates. All of the options expire on November 4, 2004.

        c) On November 4, 1999 Mr. Green was granted options over 150,000 shares of common stock at a price of $2.75 which become exercisable as to 50,000 shares on November 4, 2000; 50,000 shares on November 4, 2001; and 50,000 shares on November 4, 2002 provided that Mr. Green is still a director of MSU at the relevant dates. All of the options expire on November 4, 2004.

        d) In March 2000, in consideration for his agreeing to subscribe for 23,250 shares of common stock, Mr. Simpson received options to purchase 27,900 shares of common stock at a price of $3.00. These options expire on December 31, 2001.

        e) In April 2000, in consideration for his agreeing to subscribe for 80,000 shares of common stock, Mr. Simpson received options to purchase 80,000 shares of common stock at a price of $3.00. These options expire on May 31, 2001.

        f) In May 2000, in accordance with the terms of his subscription for 100,000 shares of MSU's common stock, Mr. Coles also received warrants to purchase 100,000 shares of common stock at $3.00 per share. These warrants expire on May 31, 2001.

     7. The following share options which were reflected in the June 30, 1999 financial statements are no longer outstanding:


        a) 1,125,000 options at $0.50 originally granted in fiscal 1999 as consideration for the personal security put up by Mr. Holloway and Mr. Snowdon to colleralize certain promissory notes; and

        b) 300,000 options granted to Mr. Holloway in September 1998 at $0.65.

================================================================================
       We have not authorized any underwriter, dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any Units in any jurisdiction where it is unlawful to do so.

                       -----------------------------------
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information ...................................................     2
Prospectus Summary ......................................................     3
Summary Historical Financial Data .......................................     5
Risk Factors ............................................................     6
Use of Proceeds .........................................................    11
Dividend Policy .........................................................    11
Capitalization ..........................................................    12
Market Price of Common Stock ............................................    12
Selected Financial Data .................................................    13
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...........................................................    14
Business ................................................................    20
Management ..............................................................    31
Executive Compensation ..................................................    32
Annual Compensation .....................................................    32
Principal and Selling Shareholders ......................................    36
Certain Transactions ....................................................    40
Plan of Distribution ....................................................    43
Description of Securities ...............................................    44
Disclosure of Commission Position of
   Indemnification for Securities Act
   Liabilities ..........................................................    45
Shares Eligible for Future Sale .........................................    45
Legal Matters ...........................................................    45
Experts .................................................................    45
Index to Financial Statements and
   Supplementary Data ...................................................   F-1

                       -----------------------------------

       Until ________, 2000 (25 days after the date of this prospectus) all dealers that buy, sell or trade the shares and warrants included in these
Units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================

================================================================================



                                MSU CORPORATION




                        9,338,816 Shares of Common Stock,
                                $.01 par value




                  --------------------------------------------
                                   PROSPECTUS
                  --------------------------------------------






                            _____________ ___, 2000


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution.

     The following table sets forth the estimated expenses to be borne by MSU (also referred to herein as the Registrant) in connection with the Securities offered hereby:

       SEC registration fee ....................    $ 4,777
       Legal fees and expenses .................     30,000
       Accounting fees .........................      8,000
       Printing and engraving expenses .........     12,000
       Miscellaneous ...........................     10,223
                                                    -------
         Total fees and expenses ...............    $65,000

Item 14. Indemnification of Directors and Officers.

     The Florida Business Corporation Act (the "FBCA"), in general, allows corporations to indemnify their directors and officers against expenses actually and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The FBCA also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made if a judgement or other final adjudication establishes that such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the FBCA; or
(d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.


     It is the position of the Commission that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MSU, that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

     The following paragraphs set forth certain information with respect to all securities sold by MSU within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by MSU for the issuance of these shares.

     The following shares of Common Stock were issued by MSU without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering:

        In May 1998 the Company issued 168,000 shares in lieu of interest payable to the holders of the 10% convertible promissory notes. Similarly in August 1998 and December 1998 7,629 and 61,236 shares respectively were issued.

        In August 1998, MSU issued 21,750 shares of Common Stock to Capitol Bay Securities for investment banking services rendered.

        Between August 1998 and December 1998 the Company issued 2,630,418 shares on common stock on conversion of $1,972,281 of 10% convertible secured promissory notes.

        In October 1998 the Company issued 322,500 shares of common stock to W P Holloway and the Employee Trust in consideration for forgiveness of loans of $161,250.

        In November 1998, the Company issued 2,000,000 shares of its common stock for cash of $1,000,000 to fifteen subscribers. In addition the acquirers of the shares were granted warrants entitling them to subscribe for a further 1,000,000 shares of common stock at $0.50 per share at any time up to October 2003.

        In December 1998 the Company issued 1,400,000 shares of common stock to TXC Corporation in consideration of forgiveness of loans amounting to $1,400,000.

        In January 1999 the Company issued 5,000 shares of its common stock to Capitol Bay Securities in consideration for a twelve month promissory note for $3,750.

        In January 1999 the Company issued 25,000 shares to Barry Jordan in consideration for consulting services rendered.

        In January 1999 the Company issued 55,000 shares of common stock to Forte Communications Inc. for promotional services rendered.

        In January 1999 the Company issued 2,500 shares of common stock to Stephen Kircher for $1,750 on his exercising a warrant.

        In January 1999 the Company issued 138,635 shares of common stock to twelve individuals in lieu of interest payable through to December 2001 on $330,000 6% convertible promissory notes and $175,000 8% convertible promissory notes.

        In March 1999 the Company issued 145,000 shares of its common stock to Daybreak Fund LLC in consideration for a twelve month promissory note for $145,000.

        In March 1999 the Company issued 3,500 shares of common stock to Walter Coles as consideration for his incurring certain hotel and travel costs on behalf of the company.

        In June 1999 the Company issued 1,835,000 shares of common stock to 35 Individuals on conversion of $3,670,000 of its 10% secured convertible loan stock.

        In July 1999 the Company issued 16,000 shares to two individuals in consideration for interest payable on some short term unsecured promissory notes.

        In November 1999 the Company issued 75,000 shares of common stock to two individuals on conversion of $150,000 of their 10% secured convertible loan stock.

        In January 2000 the Company issued 5,000 shares of common stock to Richard From for $3,750 on his exercising warrants.

        In March 2000 the Company issued 2,500 shares of common stock to S Hunter for $1,750 on his exercising warrants.

     The following securities were issued by MSU without registration under the Securities Act in accordance with Rule 506 of Regulation D of the Securities
Act:

        In December 1998 MSU offered an aggregate of $175,000 of its 8% secured convertible promissory notes to 4 accredited investors, as that term is defined by Rule 501 of Regulation D.

        In January 1999 MSU offered an aggregate of $330,000 of its 6% secured convertible promissory notes to 8 accredited investors, as that term is defined by Rule 501 of Regulation D.

        In May 1999 MSU offered an aggregate of $3,670,000 of its 10% secured convertible promissory notes to 35 accredited investors', as that term is defined by Rule 501 of Regulation D, all of which was subsequently converted into shares of common stock at $2.00 per share.

        In September 1999 MSU offered an aggregate of $150,000 of its 10% secured convertible promissory notes to 2 'accredited investors', as that term is defined by Rule 501 of Regulation D, all of which were subsequently converted into shares of common stock at $2.00 per share.

        Between January 2000 and March 2000 MSU offered an aggregate of $750,000 of its 10% convertible promissory notes to 10 accredited investors, as that term is defined by Rule 501 of Regulation D.

        Effective February 23, 1998 Jeremy Miles Simpson acquired from MSU pursuant to Regulation S of the Securities Act, in a private transaction 253,846 shares of MSU's common stock. Consideration for the common stock was $165,000 in cash. The price paid for the common shares was the market price prevailing on the respective dates. In addition, Mr. Simpson was granted an option to acquire 253,846 shares of common stock at a price of $0.65 per share, which expires five years from the date of the grant.

        In November 1998, the Company sold in private transactions 2,000,000 shares of its common stock for cash of $1,000,000. In addition the acquirers of the shares were granted warrants entitling them to subscribe for 1,000,000 shares of common stock at $0.50 per share at any time up to October 2003.

        In May 1999, the Company sold in private transactions $3,670,000 10% convertible promissory notes for cash of $3,670,000.

        Effective March 30, 2000 and April 18, 2000 Jeremy Miles Simpson acquired from MSU, in private transactions, 23,250 and 80,000 shares respectively of MSU's common stock. Consideration for the common stock was respectively $69,750 and $80,000 in cash. In addition, Mr. Simpson was granted options to acquire 27,900 shares of common stock at a price of $3.00 per share in respect of the March, 2000 transaction and 80,000 shares of common stock at a price of $3.00 per share in respect of the April 2000 transaction. The options expire on December 31, 2001 and May 31, 2001, respectively.

        In May and June 2000, the Company sold in private transactions 3,290,000 shares of its common stock for cash of $3,290,000. In addition the acquirors of the shares were granted warrants entitling them to subscribe for a further 3,290,000 shares of common stock at $3.00 per share at any time up to May 31, 2001.

Item 16. Exhibits and Financial Statement Schedules.

 2       Exchange Agreement among Capital Acquisition Company and the shareholders of MS PLC. (3)
 3.1     Articles of Incorporation. (1)
 3.2     Amendment to Articles of Incorporation. (4)
 3.3     Bylaws. (1)
 3.4     Amendment to Bylaws. (2)
 4.1     Common Stock Purchase Agreement with McLaughlin Group LLC. (4)
 4.2     Amendment to Common Stock Purchase Agreement with McLaughlin Group LLC. (4)
 4.3     Warrant issued to McLaughlin Group LLC. (4)
 5.1     Opinion and Consent of Bondy & Schloss LLP. (9)
10.1     Service Agreement with Wynford Peter Holloway. (4)
10.2     Service Agreement with Keith Charles Hall. (4)
10.3     Service Agreement with William Derek Snowdon. (4)
10.4     Placement Agreement with Millport Limited as amended and confirmed. (4)
10.5     Employee Trust. (4)
10.6     Office Lease Agreement with Brixton Estates Plc. (4)
10.7     Manufacturing, Distribution and Joint Venture Agreement with American Interactive Media, Inc.
         Confidential treatment has been requested for specific portions of the Manufacturing, Distribution and
         Joint Venture Agreement. Confidential treatment has been requested for specific portions of the Manufacturing,
         Distribution and Joint venture Agreement (4)
10.8     Engagement letter, dated November 8, 1995 as amended with
         McLaughlin International, Inc. (4)
10.9     Engagement letter, dated May 17, 1996 with McLaughlin International, Inc. (4)

10.10    Form of Director Option granted to each Director in consideration of the Guarantee to National
         Westminster Bank Plc. credit facility. (4)
10.11    Development and licensing Agreement with TXC Corporation. Confidential treatment has been requested for specific portions of the License Agreement. (4)
10.12    Agreement with Mitac, Inc. Confidential treatment has been requested for specific portions of the
         Agreement. (4)
10.13    Letter Agreement, dated February 15, 1997, with Forte Communications, Inc., as public relations consultants to MSU, together with letter amending such Letter Agreement. (5)
10.14    License Agreement, dated January 29, 1997, with Zilog Inc. a California corporation. Confidential treatment has been requested for specific portions of the License Agreement. (5)
10.15    License Agreement, dated August 18, 1997, with C-Cube Microsystems Inc., a Delaware corporation.
         Confidential treatment has been requested for specific portions of the License Agreement. (5)
10.16    Service Agreement with Keith Edward Peirson. (5)
10.17    Service Agreement with Richard Horby Phillips. (5)
10.18    Service Agreement with Gerald J. Capaci. (5)
10.19    Advisory and Investment Banking Agreement dated January 29, 1999 with May Davis Group Inn.
         (terminated). (6)
10.20    Agreement with Barry Jordan. (6)
10.21    Agreement with Thakral Electronics Industrial Corp Limited. (6)
10.22    Consulting Agreement with McLaughlin Group (expired). (6)
10.23    Agreement with HSBC. (6)
10.24    Form of 6% Convertible Secured Promissory Notes. (6)
10.25    Form of 8% Convertible Secured Promissory Notes. (6)
10.26    Form of 10% Convertible Secured Promissory Notes. (6)
10.27    Product Know-how Agreement with JadooNet.com Limited. (7)
10.28    Software License Agreement with JadooNet.com Limited. (7)
10.29    Strategic Investment Agreement with JadooNet.com Limited. (7)
10.30    Swap Agreement Agreement with JadooNet.com Limited. (7)
10.31    Sales Representative Agreement with Costar Computing Co. Inc. and McLaughlin International
         Inc. (7)
10.32    Form of 10% Convertible promissory Notes -- January 2000. (9)
10.33    Darran H. Evans employment contract (8).
10.34    Agreement by and between the Company and Stephen Coles.
10.35    Agreement by and between the Company and Jeff Green.
10.36    Manufacturing Agreement by and between the Company and Flex International UK Ltd. (8)
16.1     Letter re change in certifying accountant from Coopers & Lybrand LLP. (4)
21.1     Subsidiaries of Registrant. (5)
23.1     Consent of Moore Stephens Lovelace P.A. (8)
23.2     Consent of Bondy & Schloss LLP. (9)
24.1     Power of Attorney (reference is made to the signature page of this Registration Statement).
27.1     Financial Data Schedule. (6)

------------
(1) Contained in exhibits to the Registration Statement on Form S-18 (File No. 33-07861-A), declared effective by the Securities and Exchange Commission on November 6, 1986.
(2) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended February 28, 1990, filed with the Securities and Exchange Commission in May 1990.
(3) Contained in exhibits to the Report on Form 8-K filed with the Securities and Exchange Commission in October 1994.
(4) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Securities and Exchange Commission on November, 29 1996.
(5) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed with the Securities and Exchange Commission on September 25, 1997.
(6) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed with the Securities and Exchange Commission on October 5, 1999.
(7) Contained in exhibits to the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed with the Securities and Exchange Commission on February 14, 2000.

(8) Filed herewith

(9) To be filed by amendment.

The Consent of Bondy & Schloss is contained in Exhibit 5.1.


Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement.

            (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) Registrant will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registration the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Central Milton Keynes, United Kingdom, on August 3, 2000.

                                        MSU Corporation

                                        By: /s/ Darran H Evans
                                            ------------------------------------
                                            Darran H Evans
                                            Chief Executive Officer

     Each person whose signature appears below authorizes Richard Horby Phillips or William Derek Snowdon or either of them, each who may act without joinder of the other, to execute in the name of such person who is an officer or director of the Registrant and to file any amendments to this Registration Statement on Form S-1 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, including any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in such Registration Statement as such attorney-in-fact may deem appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Darran H Evans              Chief Executive Officer, Director           August 3, 2000
---------------------------
Darran H Evans

/s/ William Derek Snowdon       Secretary, Director                         August 3, 2000
---------------------------
William Derek Snowdon

/s/ Richard Horby Phillips      Chief Financial and Accounting Officer,     August 3, 2000
---------------------------     Director
Richard Horby Phillips

/s/ Wynford Peter Holloway      Director                                    August 3, 2000
---------------------------
Wynford Peter Holloway

/s/ Jeremy Miles Simpson        Director                                    August 3, 2000
---------------------------
Jeremy Miles Simpson

---------------------------     Director                                    August ___, 2000
Fred Kashkooli

/s/ Jeffrey Nelson Green        Director                                    August 3, 2000
---------------------------
Jeffrey Nelson Green
---------------------------

---------------------------     Director                                    August ___, 2000
Stephen Walter Coles

                                 EXHIBIT INDEX

Item 16. Exhibits and Financial Statement Schedules.


 2      Exchange Agreement among Capital Acquisition Company and the shareholders of MS PLC. (3)
 3.1    Articles of Incorporation. (1)
 3.2    Amendment to Articles of Incorporation. (4)
 3.3    Bylaws. (1)
 3.4    Amendment to Bylaws. (2)
 4.1    Common Stock Purchase Agreement with McLaughlin Group LLC. (4)
 4.2    Amendment to Common Stock Purchase Agreement with McLaughlin Group LLC. (4)
 4.3    Warrant issued to McLaughlin Group LLC. (4)
 5.1    Opinion and Consent of Bondy & Schloss LLP. (9)
10.1    Service Agreement with Wynford Peter Holloway. (4)
10.2    Service Agreement with Keith Charles Hall. (4)
10.3    Service Agreement with William Derek Snowdon. (4)
10.4    Placement Agreement with Millport Limited as amended and confirmed. (4)
10.5    Employee Trust. (4)
10.6    Office Lease Agreement with Brixton Estates Plc. (4)
10.7    Manufacturing, Distribution and Joint Venture Agreement with American Interactive Media, Inc.
        Confidential treatment has been requested for specific portions of the Manufacturing, Distribution and
        Joint Venture Agreement. Confidential treatment has been requested for specific portions of the
        Manufacturing, Distribution and Joint venture Agreement(4)
10.8    Engagement letter, dated November 8, 1995 as amended with McLaughlin International, Inc. (4)
10.9    Engagement letter, dated May 17, 1996 with McLaughlin International, Inc. (4)
10.10   Form of Director Option granted to each Director in consideration of the Guarantee to National
        Westminster Bank Plc. credit facility. (4)
10.11   Development and licensing Agreement with TXC Corporation. Confidential treatment has been requested for specific portions of the License Agreement. (4)
10.12   Agreement with Mitac, Inc. Confidential treatment has been requested for specific portions of the
        Agreement. (4)
10.13   Letter Agreement, dated February 15, 1997, with Forte Communications, Inc., as public relations consultants to MSU, together with letter amending such Letter Agreement. (5)
10.14   License Agreement, dated January 29, 1997, with Zilog Inc. a California corporation. Confidential treatment has been requested for specific portions of the License Agreement. (5)
10.15   License Agreement, dated August 18, 1997, with C-Cube Microsystems Inc., a Delaware corporation.
        Confidential treatment has been requested for specific portions of the License Agreement. (5)
10.16   Service Agreement with Keith Edward Peirson. (5)
10.17   Service Agreement with Richard Horby Phillips. (5)
10.18   Service Agreement with Gerald J. Capaci. (5)
10.19   Advisory and Investment Banking Agreement dated January 29, 1999 with May Davis Group Inn.
        (terminated). (6)
10.20   Agreement with Barry Jordan. (6)
10.21   Agreement with Thakral Electronics Industrial Corp Limited. (6)
10.22   Consulting Agreement with McLaughlin Group (expired). (6)
10.23   Agreement with HSBC. (6)
10.24   Form of 6% Convertible Secured Promissory Notes. (6)
10.25   Form of 8% Convertible Secured Promissory Notes. (6)
10.26   Form of 10% Convertible Secured Promissory Notes. (6)
10.27   Product Know-how Agreement with JadooNet.com Limited. (7)
10.28   Software License Agreement with JadooNet.com Limited. (7)
10.29   Strategic Investment Agreement with JadooNet.com Limited. (7)
10.30   Swap Agreement Agreement with JadooNet.com Limited. (7)
10.31   Sales Representative Agreement with Costar Computing Co. Inc. and McLaughlin International
        Inc. (7)
10.32   Form of 10% Convertible promissory Notes -- January 2000. (9)
10.33   Darran H. Evans employment contract. (8)

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


10.34   Agreement by and between the Company and Stephen Coles.
10.35   Agreement by and between the Company and Jeff Green.
10.36   Manufacturing Agreement by and between the Company and Flex International UK Ltd. (8)
16.1    Letter re change in certifying accountant from Coopers & Lybrand LLP. (4)
21.1    Subsidiaries of Registrant. (5)
23.1    Consent of Moore Stephens Lovelace P.A. (8)
23.2    Consent of Bondy & Schloss LLP. (9)
24.1    Power of Attorney (reference is made to the signature page of this Registration Statement).
27.1    Financial Data Schedule. (6)

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(1) Contained in exhibits to the Registration Statement on Form S-18 (File No.
    33-07861-A), declared effective by the Securities and Exchange Commission on November 6, 1986.
(2) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended February 28, 1990, filed with the Securities and Exchange Commission in May 1990.
(3) Contained in exhibits to the Report on Form 8-K filed with the Securities and Exchange Commission in October 1994.
(4) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Securities and Exchange Commission on November, 29 1996.
(5) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed with the Securities and Exchange Commission on September 25, 1997.
(6) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed with the Securities and Exchange Commission on October 5, 1999.
(7) Contained in exhibits to the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed with the Securities and Exchange Commission on February 14, 2000.
(8) Filed herewith
(9) To be filed by amendment.

The Consent of Bondy & Schloss is contained in Exhibit 5.1.

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